      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1996

                                                       REGISTRATION NO. 333-2144
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------


                           BIOTRANSPLANT INCORPORATED

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              2834                             04-3119555
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                CHARLESTOWN NAVY YARD, BUILDING 75, THIRD AVENUE
                CHARLESTOWN, MASSACHUSETTS 02129 (617) 241-5200

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                             ELLIOT LEBOWITZ, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           BIOTRANSPLANT INCORPORATED

                       CHARLESTOWN NAVY YARD, BUILDING 75
                                  THIRD AVENUE
                        CHARLESTOWN, MASSACHUSETTS 02129
                                 (617) 241-5200

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)
                             ---------------------

                                   COPIES TO:


          STEVEN D. SINGER, ESQ.                      LESLIE E. DAVIS, ESQ.
              HALE AND DORR                     TESTA, HURWITZ & THIBEAULT, LLP
              60 STATE STREET                           HIGH STREET TOWER
       BOSTON, MASSACHUSETTS 02109                      125 HIGH STREET
              (617) 526-6000                       BOSTON, MASSACHUSETTS 02110
                                                        (617) 248-7000


                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box: / /

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           BIOTRANSPLANT INCORPORATED


            CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
              INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1

                FORM S-1 ITEM AND CAPTION                       LOCATION IN PROSPECTUS
                -------------------------                       ----------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.....  Front Cover Page

  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.................................  Front and Outside Back Cover Pages;
                                                     Additional Information

  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges...............  Prospectus Summary; The Company; Risk Factors

  4.  Use of Proceeds..............................  Use of Proceeds

  5.  Determination of Offering Price..............  Underwriting

  6.  Dilution.....................................  Dilution

  7.  Selling Security Holders.....................  Not Applicable

  8.  Plan of Distribution.........................  Underwriting

  9.  Description of Securities to be Registered...  Description of Capital Stock

 10.  Interests of Named Experts and Counsel.......  Experts

 11.  Information with Respect to the Registrant:
      (a)   Description of Business................  Business
      (b)   Description of Property................  Business -- Facilities
      (c)   Legal Proceedings......................  Business -- Legal Proceedings
      (d)   Market Price of and Dividends on the
            Registrant's Common Equity and Related
            Stockholder Matters....................  Front Cover Page; Dividend Policy;
                                                     Description of Capital Stock; Shares Eligible
                                                       for Future Sale
      (e)   Financial Statements...................  Financial Statements; Capitalization
      (f)   Selected Financial Data................  Selected Financial Data
      (g)   Supplementary Financial Information....  Not Applicable
      (h)   Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations.............................  Management's Discussion and Analysis of
                                                     Financial Condition and Results of Operations
      (i)    Changes in and Disagreements with
             Accountants on Accounting and
             Financial Disclosure..................  Not Applicable
      (j)    Directors, Executive Officers,
             Promoters and Control Persons.........  Management -- Executive Officers, Directors
                                                       and Other Key Employees;
                                                       Management -- Director Compensation;
                                                       Certain Transactions
      (k)   Executive Compensation.................  Management -- Executive Compensation;
                                                       Management -- Director Compensation;
                                                       Management -- Severance Agreements with
                                                       Executive Officers; Certain Transactions
      (l)   Security Ownership of Certain
            Beneficial Owners and Management.......  Principal Stockholders
      (m)   Certain Relationships and Related
            Transactions...........................  Certain Transactions

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    Subject to Completion, Dated May 7, 1996


PROSPECTUS

                                2,500,000 SHARES

                                      LOGO
                                  COMMON STOCK
                             ---------------------

     All of the 2,500,000 shares of Common Stock offered hereby are being sold by BioTransplant Incorporated ("BioTransplant" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has been approved for listing on the Nasdaq National Market under the symbol "BTRN."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================
- -----------------------------------------------------------------------------------------------
                                                           UNDERWRITING
                                         PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                          PUBLIC          COMMISSIONS(1)        COMPANY(2)
- -----------------------------------------------------------------------------------------------
Per Share..........................          $                   $                   $
- -----------------------------------------------------------------------------------------------
Total(3)...........................          $                   $                   $
===============================================================================================

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $450,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 375,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total
    Price to Public will be $          , the Underwriting Discounts and
    Commissions will be $          and the Proceeds to Company will be
    $          . See "Underwriting."

                             ---------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about               , 1996.

                             ---------------------

UBS SECURITIES LLC                                 PACIFIC GROWTH EQUITIES, INC.

       , 1996

BIOTRANSPLANT'S PROPRIETARY ANTI-REJECTION PRODUCTS AND TRANSPLANTATION SYSTEMS
                         CURRENTLY UNDER DEVELOPMENT

                                   BTI-322
                  A monoclonal antibody being developed as a
             selective anti-rejection product and as an important
                component of the AlloMune and XenoMune Systems



        ALLOMUNE SYSTEM                                 XENOMUNE SYSTEM
Designed to allow the transplantation of       Building upon the AlloMune tech-
mismatched organs from human donors,           nology, this system is designed
and to reduce or eliminate the need for        to allow the transplantation of
lifelong immunosuppressive therapy.            organs from miniswine into
                                               humans, and thus, increase the
                                               supply of donor organs


                  [Silhouette of a man's head and torso with
                   an anatomical depiction of major organs]

             BIOTRANSPLANT'S PRODUCT CANDIDATES ARE DESIGNED TO:
* Reduce or eliminate the need for lifelong immunosuppressive therapy
* Minimize infections and complications assocated with organ transplantation
* Increase the supply of transplantable organs
* Reduce the cost of treating end-stage organ disease

                        ------------------------------

        The Company's products are currently in research and preclinical and clinical development. None of the Company's products has been submitted for regulatory approval. There can be no assurance that any products will be successfully developed, receive necessary regulatory approvals or, if such approvals are received, that any product candidate will be marketed successfully.


                        ------------------------------

        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

           BIOTRANSPLANT'S SOLUTION: SPECIFIC TRANSPLANT TOLERANCE

  THYMUS EDUCATES IMMUNE SYSTEM BY SELECTING PROTECTIVE T CELLS AND CREATING
                             TOLERANCE TO "SELF"

    [Graphic depiction of bone marrow, thymus and active and dead T cells]

* Bone marrow generates precursor cells capable of responding to foreign and self antigens
* Thymus destroys harmful T cells that would attack the recipient's own tissues and allows maturation of pathogen responsive T cells

T CELLS RECOGNIZE FOREIGN ANTIGENS AND      CHRONIC SYSTEMIC IMMUNOSUPPRESSIVE
AID IN THEIR ELIMINATION                    DRUGS INHIBIT THE IMMUNE RESPONSE

[Graphic depiction of donor kidney,         [Graphic depiction of donor kidney,
T cells and pathogens]                      T cells, pathogens and chronic
                                            systemic immuosuppressive drug]

*T cell activation leads to elimination     * Blocking T cell activation with
of pathogens and rejection of foreign       chronic systemic immunosuppressive
organ grafts                                drugs inhibits rejection of foreign
                                            organ grafts AND also inhibits
                                            normal response to pathogens

 SPECIFIC TRANSPLANT TOLERANCE CAN BE INDUCED BY MIXED BONE MARROW CHIMERISM

            [Graphic depiction of donor and recipient bone marrow,
             donor kidney, active and dead T cells and pathogens]

* Specific transplant tolerance by mixed bone marrow chimerism combines donor and recipient bone marrow
* Thymus causes the immune system to recognize donor and recipient tissue as "self"
*  Immune system retains ability to protect against pathogens

 CREATION OF SPECIFIC TRANSPLANT TOLERANCE REDUCES OR ELIMINATES THE NEED FOR
                      LIFELONG IMMUNOSUPPRESSIVE THERAPY

        ALLOMUNE SYSTEM
The induction of specific trans-
plant tolerance to allow donation
   of mismatched human organs

                                [Graphic depiction of donor and recipient bone marrow, silhouette of man with anatomical depiction of donor kidney, thymus and T cells]

             XENOMUNE SYSTEM
        The induction of specific
         transplant tolerance to
         miniswine donor organs


BIOTRANSPLANT'S APPROACH TO TRANPLANTATION
*  Mature T cells are removed or inactivated: BTI-322
*  Space is created in recipient bone marrow and thymus
* Donor bone marrow cells are added to recipient bone marrow creating mixed bone marrow chimerism
* New thymic educations occurs. Immune system now recognizes donor and recipient as "self"
*  Transplant to donor organ
* Recipient is still able to respond to pathogens. Specific transplant tolerance is induced to organ antigens
*  Need for chronic immunosuppressive drugs is reduced or eliminated

EXISTING APPROACH TO TRANSPLANTATION
*  Transplant suitably matched human organ
*  Inhibit the immune response with chronic systemic immunosuppressive drugs
        - Treat or prevent organ rejection with:
                Anti-metabolites
                Chronic systemic immunosuppressive drugs
                Anti-lymphocyte therapy
*  Patient remains on chronic systemic immunosuppressive drugs for life

     The Company's products are currently in research and preclinical and clinical development. None of the Company's products has been submitted for regulatory approval. There can be no assurance that any products will be successfully developed, receive necessary regulatory approvals or, if such approvals are received, that any product candidate will be marketed successfully.
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors." Certain technical and medical terms are defined or explained under "Business -- The Company," "-- Overview of Organ Transplantation" and elsewhere in this Prospectus.

                                  THE COMPANY

     BioTransplant Incorporated ("BioTransplant" or the "Company") is developing proprietary anti-rejection pharmaceuticals and organ transplantation systems which represent a comprehensive approach to inducing long-term specific transplantation tolerance in humans. Specific transplantation tolerance would allow a transplant recipient to accept a donor organ as "self," while maintaining the remainder of the recipient's immune defenses. The Company's product candidates are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, minimize infections and complications associated with organ transplantation, reduce the cost of treating end-stage organ disease, and increase the supply of transplantable organs.

     Organ transplantation is an established therapy for end-stage organ disease. Approximately 35,000 kidney, liver, heart and lung transplants were performed in the United States and Western Europe in 1995. There is a critical shortage of organs worldwide, and large, growing waiting lists have been established for potential organ transplant recipients. The Company estimates that over $5.0 billion is spent annually on organ transplantation in the United States alone. However, the success of these procedures is frequently limited by the rejection of the transplanted organ by the recipient's immune system. Over half of the costs of organ transplantation are attributable to care subsequent to the transplant, including lifelong immunosuppressive therapy and hospitalization due to complications resulting from the chronic use of immunosuppressive drugs, infections and transplant rejections.

     The following table describes the principal product candidates being developed by the Company and its corporate collaborators, as well as MEDI-500, a proprietary product of MedImmune, Inc. ("MedImmune") for which the Company is entitled to receive royalties:

        PRODUCT              INDICATION                  STATUS              CORPORATE PARTNER
   -----------------  ------------------------  ------------------------  ------------------------
   BTI-322(TM)        - Treatment of acute      Phase I/II (Eur, US)      MedImmune
                        transplant rejection
                      - Prevention of acute     Phase I/II (Eur)
                        transplant rejection
                      - Treatment of Graft vs.  Phase I/II (Eur)
                        Host disease
                      - Prevention of Graft     Preclinical
                        vs. Host disease
                      - Treatment of            Preclinical
                        autoimmune diseases
   MEDI-500(TM)       - Treatment of acute      Phase I/II (US)           Proprietary to MedImmune
                        transplant rejection
                      - Ex vivo treatment of    Phase III (US)
                        bone marrow prior to
                        transplantation
   AlloMune(TM)       - Transplantation of      Preclinical               Rights retained by
     System             mismatched human                                  BioTransplant
                        organs with reduced
                        need for chronic
                        immunosuppression
   XenoMune(TM)       - Transplantation of      Research/Preclinical      Sandoz Pharma, Ltd.;
     System             miniswine organs into                             Charles River
                        humans                                            Laboratories, Inc.

     BioTransplant and MedImmune entered into an agreement in October 1995 relating to products to treat and prevent organ rejection derived from BioTransplant's BTI-322 and MedImmune's MEDI-500. BTI-322 is a novel and proprietary monoclonal antibody being developed as an anti-rejection product and as an important component in the Company's AlloMune and XenoMune Systems for organ transplantation. The Company has retained exclusive rights to the use of BTI-322 in its AlloMune and XenoMune Systems. By selectively inhibiting T cells in an antigen specific manner, preliminary studies indicate that BTI-322 leaves the remainder of the immune system competent to respond to pathogens subsequent to BTI-322 administration. The Company believes that BTI-322 offers unique advantages both as a treatment for acute organ rejection and as an agent, administered at the time of transplantation, for the prevention of acute organ rejection. MEDI-500 is a monoclonal antibody that suppresses most T cells. Studies to date suggest that it has a similar efficacy profile to, and an improved side effect profile over, a widely used therapy for the treatment of acute rejection, OrthoClone OKT(R)3, a T cell binding monoclonal antibody produced by Johnson & Johnson ("OKT3").

     The AlloMune System is designed to reduce or eliminate the need for lifelong immunosuppressive therapy in human to human organ transplantation by inducing long-term, specific transplantation tolerance through the creation of mixed bone marrow chimerism between the donor and the recipient. Mixed bone marrow chimerism (bone marrow which contains cells from both the donor and the recipient) re-educates the recipient's immune system to recognize the donor organ as self, while maintaining the remainder of the recipient's immune defenses. The Company is currently conducting preclinical studies in which kidneys of intentionally mismatched donor monkeys are being transplanted into monkey recipients which have undergone the Company's proprietary bone marrow chimerization procedure. To date, six out of six recipient monkeys have achieved mixed bone marrow chimerism with normal kidney function for periods ranging from 6 to 27 months without the need for chronic immunosuppressive therapy. The Company is seeking to optimize the AlloMune System through additional preclinical testing in primates prior to filing an investigational new drug application ("IND") with the United States Food and Drug Administration ("FDA") for human clinical trials.

     With the XenoMune System, BioTransplant hopes to build upon the Company's proprietary knowledge and technology developed with the AlloMune System. The XenoMune System is designed to expand the pool of donor organs by using organs derived from proprietary genetically-defined major histocompatibility complex ("MHC") inbred miniature swine ("miniswine") for transplantation into humans. The MHC is a group of genes that encode proteins that regulate the interactions of the cells of the immune system and are involved in transplant acceptance or rejection. The Company is working to achieve mixed bone marrow chimerism between cross-species donors and recipients. The Company has established miniswine-to-primate mixed bone marrow chimerism for more than 300 days and has had preliminary success with miniswine-to-primate kidney transplant survival for up to 15 days, without evidence of hyperacute rejection. In addition, the Company is actively pursuing the genetic manipulation of the recipient's bone marrow with an MHC gene from the miniswine donor ("gene transduction") as an alternate means for inducing long-term specific tolerance. The Company has entered into a strategic alliance with Sandoz Pharma, Ltd. ("Sandoz") to develop xenotransplantation products utilizing gene transduction. Pursuant to the Company's agreement with Sandoz, BioTransplant will receive research funding and license fees of $30.0 million, of which $15.0 million had been received as of December 31, 1995. Additionally, the Company has entered into an exclusive supply agreement with Charles River Laboratories, Inc. ("CRL") for the supply of miniswine cells and organs.

     The Company has a number of established research collaborations. The most significant of these is with Dr. David H. Sachs and The Massachusetts General Hospital ("MGH"), where Dr. Sachs is the Director of the Transplantation Biology Research Center. Both the AlloMune and the XenoMune Systems are based on Dr. Sachs' work.

     The Company was incorporated under the laws of the State of Delaware on March 20, 1990. The Company's principal executive offices are currently located at Building 75, Third Avenue, Charlestown Navy Yard, Charlestown, Massachusetts 02129, and its telephone number is (617) 241-5200.


                                  THE OFFERING

Common Stock Offered..................................  2,500,000 shares
Common Stock Outstanding after this Offering..........  7,798,628 shares(1)
Use of Proceeds.......................................  To fund research and development, preclinical and clinical programs, working capital and general
                                                        corporate purposes.
Proposed Nasdaq National Market Symbol................  BTRN
Risk Factors..........................................  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                                 YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                  1991        1992        1993         1994        1995
                                                                 -------     -------     -------     --------     -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues.....................................................    $    14     $   114     $ 2,691     $  3,163     $10,043
Total expenses...............................................      2,651       6,302      10,440       14,431      12,131
Net loss.....................................................     (2,637)     (6,188)     (7,749)     (11,268)     (2,087)
Pro forma net loss per share(2)..............................                                                     $  (.44)
Shares used in computing pro forma net loss
  per share(2)...............................................                                                       4,707

                                                                                DECEMBER 31, 1995
                                                                 -----------------------------------------------
                                                                                                   PRO FORMA
                                                                  ACTUAL      PRO FORMA(3)     AS ADJUSTED(3)(4)
                                                                 --------     ------------     -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................................    $  2,849       $  8,754           $  31,554
Working capital..............................................          86          6,047              28,847
Total assets.................................................       5,372         11,277              34,077
Long-term obligation under capital leases, net of current
  portion....................................................         615            615                 615
Convertible notes payable to stockholders....................       1,000             --                  --
Redeemable convertible preferred stock.......................      29,241             --                  --
Stockholders' equity (deficit)...............................     (28,840)         7,362              30,162

- ---------------
(1) Excludes an aggregate of 752,269 shares of Common Stock issuable pursuant to options and warrants outstanding as of March 1, 1996, at a weighted average exercise price of $3.37 per share. Includes 5,172,034 shares of Common Stock issuable upon conversion of the Company's outstanding Preferred Stock, effective as of the completion of this Offering, assuming an initial public offering price of $10.00 per share. See "Capitalization,"
    "Management -- Stock Option Plan," "Management -- 1994 Directors' Equity Plan" and "Description of Capital Stock."

(2) Computed on the basis described in Note 2(b) of Notes to Consolidated Financial Statements.

(3) Presented on a pro forma basis to give effect to (i) the sale subsequent to December 31, 1995 of 2,967,500 shares of Series D Convertible Preferred Stock ("Series D Stock") (convertible into 741,875 shares of Common Stock) and the receipt of $5,905,000 in net proceeds therefrom, (ii) the issuance in February 1996 of 527,909 shares of Series D Stock (convertible into 131,975 shares of Common Stock) upon the conversion of outstanding notes payable and accrued interest thereon, and (iii) the automatic conversion of all outstanding shares of Preferred Stock into 5,172,034 shares of Common Stock upon the closing of this Offering (including 401,604 additional shares to be issued to Sandoz, assuming an initial public offering price of $10.00 per share).

(4) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $10.00 per share) and receipt by the Company of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."


                             ---------------------

     Unless otherwise indicated, all information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised, (ii) reflects a one-for-four reverse stock split effected on May 6, 1996 and (iii) reflects conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,172,034 shares of Common Stock (including 401,604 additional shares to be issued to Sandoz, assuming an initial public offering price of $10.00 per share), which will occur upon the completion of this Offering. See "Capitalization," "Description of Capital Stock" and "Underwriting."


     BioTransplant(TM), AlloMune(TM), BTI-322(TM) and XenoMune(TM) are trademarks of the Company. All other trademarks and trade names referenced in this Prospectus are the property of their respective owners.

                                  RISK FACTORS

     Prospective investors in the shares offered hereby should carefully consider the following risk factors, in addition to the other information appearing in this Prospectus.

     Lack of Commercial Products; No Assurance of Successful Product Development. The Company is in the early development stage and has been engaged, to date, primarily in organizational and research and development activities. The Company has not yet completed the development of, or conducted significant human testing with respect to, any product. The Company has no products available for sale and does not expect to have any of its potential products available for at least the next several years, if at all. The Company's potential products will require significant additional development, preclinical and clinical testing, regulatory approval and additional investment prior to commercialization. The Company's potential products are subject to the risks of failure inherent in the development of products based on new technologies. In particular, the Company's AlloMune and XenoMune Systems face technical issues which have not been resolved and require the development of multiple novel technologies to create a successful product. No approach to transplanting organs from other animals into humans has, to date, shown any long-term clinical utility. There can be no assurance that any of the Company's products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

     History of Losses and Accumulated Deficit; No Assurance of Revenue or Operating Profit. The Company has generated no revenues from product sales and has experienced significant operating losses since inception. As of December 31, 1995, the Company's accumulated deficit was approximately $30.1 million. The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities (both internal and external), preclinical studies, clinical trials and the expansion of its laboratory and administrative activities, resulting in significant and increasing losses for at least the next several years. Revenues, if any, that the Company may receive in the next few years will be limited to payments under the Company's agreements with Sandoz and MedImmune, and any other research or product development relationships that the Company may hereafter establish, and interest income. See "Business -- Collaborations and Agreements." The Company's ability to achieve significant revenue or profitability is dependent on successfully completing the development of its products, obtaining required technology licenses and regulatory approvals, and manufacturing and marketing its products. There can be no assurance, however, that the Company will successfully develop, commercialize, manufacture or market any of its potential products, obtain regulatory approvals, patents or third-party licenses to technology or ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Need for Substantial Additional Funds. The Company will need substantial additional funds before it can expect to realize significant product revenue. The Company's working capital needs and additional funding requirements will depend upon numerous factors, including the progress of the Company's research and development programs and the external research and development programs being supported by the Company, the timing and results of preclinical and clinical testing, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the ability of the Company to maintain existing and establish new collaborative arrangements with other companies to provide funding to the Company, the technological advances and activities of competitors, and other factors. The Company anticipates that the net proceeds from this Offering, including interest thereon, together with the Company's existing funds, will be sufficient to fund its operating expenses and capital requirements as currently planned through the end of 1997. Substantial additional funds will be required to support the Company's operations. The Company anticipates that these funds will be obtained from external sources and intends to seek additional equity, debt or lease financing to fund future operations. The Company also expects to seek additional collaborative arrangements with corporate partners in order to fund its research and development programs. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funding that it will require on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate certain of its product development programs or to license to others rights to commercialize products or technologies that the Company would otherwise seek to develop and commercial-ize itself, any of which would have a material and adverse affect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Reliance upon Third Parties; Risks Relating to Mergers or
Consolidations. The Company's strategy for development and commercialization of its products entails entering into arrangements with corporate, government and academic collaborators, third party manufacturers, licensors, licensees and others. There can be no assurance that the Company will be able to maintain its existing arrangements or establish additional collaborative arrangements or license agreements that the Company deems necessary or acceptable to develop and commercialize its potential pharmaceutical products or that such collaborative arrangements or license agreements will be successful or that current or potential collaborators will not seek alternative means of developing the products.

     The Company has entered into several important collaborative agreements to date including: with MedImmune for the development of products to treat and prevent organ transplant rejection; with Dr. David H. Sachs and MGH for the development of the Company's AlloMune and XenoMune Systems; with Sandoz to develop xenotransplantation products utilizing gene transduction, and with CRL for the exclusive supply of proprietary miniswine cells and organs for the Company's xenotransplantation products. CRL has the right to terminate the agreement with BioTransplant on 60 days' prior written notice. Although CRL would then be required to transfer to BioTransplant all miniswine and related technology and know how, there can be no assurance that BioTransplant would have the capability of maintaining the miniswine herds or supplying the needs of itself or its collaborators.

     There can be no assurances that outside parties and collaborators will perform their obligations as expected or that any revenue will be derived from outside arrangements. The amount and timing of resources to be devoted to developing and commercializing the Company's products by such partners is not within the control of the Company. Furthermore, there can be no assurance that the interests of the Company will coincide with those of its collaborators or that disagreements over rights to technology or other proprietary information will not occur. Both of the Company's corporate collaborators are independently developing products that may be competitive with products they are developing in collaboration with BioTransplant. In addition, the Company is entitled to receive royalties on MEDI-500, a product proprietary to MedImmune, and any such royalties are wholly dependent on the efforts of MedImmune to develop and market such product.

     If any of the Company's collaborators breaches or terminates its agreement with the Company, or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative agreement may be delayed, the Company may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization, or such development or commercialization could be terminated. Any such event could adversely affect the Company's financial condition, intellectual property position and operations. In addition, there have been a significant number of recent consolidations among pharmaceutical companies. Such consolidations among the companies with which the Company is collaborating could result in the diminution or termination of, or delays in, the development or commercialization of the product candidates or research programs under one or more of the Company's collaborative agreements. For example, it has recently been announced that Sandoz plans to merge with Ciba-Geigy AG. Although Sandoz remains obligated under the collaboration agreement with the Company, it is possible that as a result of the merger and ensuing transition, the priorities of Sandoz will be evaluated and the Company's programs focusing on the development and commercialization of xenotransplantation products could be adversely affected. See "Business -- Collaborations and Agreements."

     Novel Therapeutic Approach; Technological Uncertainties. While the Company's BTI-322 antibody has the ability to induce antigen specific hyporesponsiveness in vitro, the Company has not proven that this activity can be induced clinically. BTI-322 has been tested in relatively few patients. There can be no assurance that the clinical activity already seen will continue to be encouraging. Although the Company has developed a humanized form of BTI-322, this form has not yet been tested in humans and there can be no assurance that this form of BTI-322 will have clinical benefits. Failure to develop a humanized form of BTI-322 would limit uses and indications requiring multiple administrations.

     The Company's AlloMune and XenoMune Systems are based on creating long-term specific transplantation tolerance by inducing mixed bone marrow chimerism or gene transduction. These approaches are novel and, to the Company's knowledge, have never been achieved in humans, including by the Company. There can be no assurance that the Company will be successful in achieving long-term specific transplantation tolerance, that the AlloMune and XenoMune Systems will be useful clinically or that physicians will adopt such novel therapeutic approachs.

     The Company's XenoMune System is based on the transplantation of organs from miniswine into humans. There is little precedent for such procedures and previous attempts by others in the xenotransplantation field (inter-species transplantation) have not been successful. There has been only limited research in this area, and results obtained in research conducted to date are inconclusive as to whether the XenoMune System will be safe or effective. Although several companies are focusing in this area, xenotransplantation-based products represent a novel therapeutic approach that has not yet been subject to extensive clinical testing. No xenogeneic organ or living tissue has been approved by the FDA for use in humans. There can be no assurance that any xenotransplantation-based products, including the XenoMune System, will be approved by the FDA or other regulatory authorities, or that, even if so approved, will be accepted by the medical community or third party payors.

     The risk that viruses or other pathogens from animals will be unintentionally transmitted to a human patient is a risk associated with xenotransplantation. Furthermore, unfavorable publicity resulting from unsuccessful efforts by others in the xenotransplantation field, or from certain individuals for whom xenotransplantation presents ethical issues, could have an adverse impact on the Company's ability to successfully commercialize the XenoMune System.

     Uncertainty Associated with Preclinical and Clinical Testing. Before obtaining regulatory approvals for the commercial sale of any of the Company's potential products, the products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. The Company has limited experience in conducting clinical trials. The Company is dependent on MedImmune to conduct clinical trials for BTI-322, Sandoz to conduct clinical trials for the development of xenotransplantation products utilizing gene transduction and may become dependent on other third parties to conduct future clinical trials of its AlloMune System and any other products. To date, the Company has administered BTI-322 to only approximately 50 patients in a human clinical safety trial and additional pilot studies conducted in Europe. Results of initial preclinical and clinical testing of products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. For example, although the Company has found similarities in in vitro studies between rodent and humanized forms of BTI-322 there can be no assurance that similar results will be obtained in clinical trials with the humanized antibodies. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless affect adversely the clinical trials. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

     The Company's XenoMune System is dependent on miniswine maintained on behalf of the Company. While the miniswine are maintained at multiple locations, it is possible that a disease epidemic or other catastrophe could destroy all or a portion of the miniswine herd which would interrupt or significantly delay the testing of the XenoMune System. See "Business -- Government Regulation."

     Uncertainties Regarding Patents and Proprietary Rights; Potential Third Party Claims. The Company's success depends, in part, on its ability to obtain patent protection for its products. The Company has filed, or has licensed exclusively, patents and patent applications in connection with various aspects of its products under development. The patent position of biotechnology firms is highly uncertain and involves complex legal and factual questions. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, the patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. In addition, patents may have been granted, or may be granted, covering products or processes that are necessary for or useful to the development of the Company's products. Holders of these patents could prevent the Company from commercializing its products or require the Company to obtain licenses to develop, manufacture or market its products. There can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms, if at all, or that the patents underlying the licenses will be valid and enforceable. There has been significant litigation in the industry regarding patents and other proprietary rights. If the Company became involved in litigation regarding its intellectual property rights, the cost of such litigation could be substantial.

     The Company is aware of granted patents which claim monoclonal antibodies which bind to T cells and the therapeutic use thereof. These patents are held by Johnson & Johnson, which manufactures and sells OKT3, a T cell binding monoclonal antibody with which the Company expects BTI-322 to compete. Although BTI-322 is also a monoclonal antibody which binds to T cells, the Company believes that BTI-322 is distinguishable from the monoclonal antibodies claimed in such patents and does not infringe such patents either literally or under the doctrine of equivalents. Notwithstanding such belief, there is a risk that the patent owner could initiate patent infringement litigation to prevent the manufacture, sale and use of BTI-322. If the patentee should prevail in such litigation, the Company could be required to pay damages and reimburse the patentee for the cost of such litigation. In addition, if the patentee was not prepared to grant a license to the Company, an injunction could issue which would prevent the manufacture, sale and use of BTI-322. In addition, MEDI-500 is also a monoclonal antibody which binds to T cells, and may be subject to similar risks as BTI-322. If the manufacture, sale or use of MEDI-500 infringes such patents, the royalties, if any, relating to MEDI-500 may be reduced or eliminated.

     To date, the Company has used a rodent form of BTI-322 in its pilot studies and early stage clinical trials. Although the Company believes that the rodent antibody is acceptable for use in the treatment and prevention of allograft organ rejection, it may not be appropriate for diseases which require multiple administrations. Therefore, the Company has developed a humanized version of BTI-322. The Company has reviewed issued patents which include claims relating to the process for producing humanized monoclonal antibodies. These patents are held by biotechnology companies, academic institutions and government agencies. The Company intends to seek licenses under these patents. However, there can be no assurance that the Company will be able to obtain such licenses on acceptable terms, if at all. Failure to obtain such licenses could require the Company to suspend or modify its humanized version of BTI-322 and would limit the use of BTI-322 to indications not requiring multiple administrations.

     The Company is also aware of a granted United States patent directed to the production of transgenic animals by the use of a microinjection technique, which the Company believes is licensed to a competitor. Such patent could have an adverse impact on the Company's ability to produce transgenic animals by microinjection. In addition, the Company is aware of a pending United States patent application which is directed to embryonic stem cells. If such patent application should mature into a patent, such patent may have an adverse impact on the Company's program for producing transgenic swine by the use of embryonic stem cells.

     Some of the Company's know-how and technology is not patentable. For example, there are no patents or patent applications covering the miniswine supplied by CRL. To protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements with BioTransplant. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology. See "Business -- Patents and Proprietary Rights."

     No Assurance of FDA Approval; Comprehensive and Evolving Government Regulation; Limited Regulatory Precedent. The Company's research, development and clinical programs, as well as its manufacturing operations, are subject to extensive regulation by numerous government authorities in the United States and other countries. All of the Company's products require governmental approvals for commercialization, none of which have yet been obtained. Preclinical and clinical trials and manufacturing of many of the Company's products will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. There is presently limited regulatory precedent for approval of products based on monoclonal antibodies, and no such products have been approved by the FDA for use in induction therapy. The FDA has not yet established definitive regulatory guidelines for xenotransplantation and for assessing the risks of animal pathogens, but is planning to announce guidelines in the future in an attempt to reduce the risk of contamination of transplanted organs with infectious agents. There can be no assurance that such guidelines will be issued, or that the Company will be able to comply with any guidelines that may be issued. The regulatory process, which includes preclinical, clinical and post-clinical testing of the Company's products to establish their safety and efficacy, requires many years to complete and the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review, particularly because the AlloMune and XenoMune Systems are novel and regulatory requirements for such products are evolving and uncertain. Delays in obtaining such approvals could adversely affect the marketing of products under development by the Company and the Company's ability to generate commercial product revenues. There can be no assurance that requisite regulatory approvals will be obtained within a reasonable period of time, if at all. Moreover, if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which such product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

     Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work, including the regulations of the United States Department of Agriculture, the Environmental Protection Agency and the Nuclear Regulatory Commission. The Company is unable to predict the extent of restrictions that might arise from any governmental or administrative action. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, or any assurance that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations. See "Business -- Government Regulation."

     Intense Competition. The products being developed by the Company compete with existing and new products being created by pharmaceutical, biopharmaceutical and biotechnology companies, as well as universities and other research institutions. Many of these entities have significantly greater research and development capabilities, as well as substantial marketing, manufacturing, financial and managerial resources, and represent significant competition for the Company. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with technological developments. Many of the competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach than products being developed by the Company and may be more effective and less costly. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of products and obtaining FDA and other regulatory approvals of such products. Accordingly, the

Company's competitors may succeed in commercializing products more rapidly than the Company. In addition, colleges, universities, government agencies and other public and private research organizations conduct research and may market commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with the Company in recruiting and retaining highly qualified scientific personnel.

     In particular, there are several commercially available anti-rejection drugs that will compete with BTI-322 and MEDI-500, including OKT3, ATGAM(R), marketed by Pharmacia & Upjohn, Inc. ("ATGAM"), and Thymoglobuline(R), marketed in Europe by Institut Pasteur Merieux ("Thymoglobuline"). Thymoglobuline has been licensed in the United States to SangStat Medical Corporation ("SangStat") and is currently in Phase III clinical trials. To the extent that these therapeutics address the problems associated with transplantation on which the Company has focused, they may represent significant competition.

     In addition, the Company is aware of other biotechnology companies attempting xenotransplants, including Imutran Ltd., Nextran Inc., a wholly-owned subsidiary of Baxter HealthCare, Alexion Pharmaceuticals, Inc. and SangStat. Some of the Company's competitors are using organs derived from genetically modified donor pigs, which are designed to eliminate hyperacute transplant rejection in humans. There can be no assurance that others will not be successful in developing xenotransplantation-based products, including products designed to induce specific transplantation tolerance. In addition, the development of superior immunosuppressive therapeutics, mechanical organ systems and other improvements in therapies for end-stage organ disease could adversely affect the Company's potential products. See "Business -- Competition."

     Risk of Technical Obsolescence. The development of human therapeutic products is marked by rapid and significant technological change. The Company expects that the technologies associated with its research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Technological developments by the Company or others may result in the obsolescence of products or processes before the Company recovers the research, development and commercialization expenses it has incurred. There can be no assurance that the Company will successfully address these technological challenges or others that may arise in the course of development. Any failure of the Company to anticipate or respond adequately to technological developments will have a material adverse effect on the Company's prospects and financial condition. In addition, advances in disease prevention and treatment could reduce the need for organ transplantation products.

     Dependence on Key Personnel. The Company depends to a considerable degree on a limited number of key personnel. During the Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The Company does not maintain "key man" insurance on any of its employees. The loss of certain senior management could adversely affect the business of the Company.

     Recruiting and retaining qualified scientific personnel to perform research and development work is critical to the Company's success. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms. With respect to the development of the Company's AlloMune and XenoMune Systems, the Company is dependent in large part on the efforts of Dr. David H. Sachs, Chairman of the Company's Scientific Advisory Board. The Company currently has a consulting contract with Dr. Sachs which may be terminated by him at any time upon 30 days' written notice, and there can be no assurance of his continued consultation with the Company. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as production and marketing, will require the addition of new management personnel. The failure to attract and retain such personnel could adversely affect the Company's business. See "Business -- Employees" and "-- Scientific Advisory Board."

     Limited Manufacturing and Marketing Capabilities. Because of the relatively early stage of the Company's research and development programs, the Company has not yet invested significantly in manufacturing, marketing, distribution or product sales resources. The Company currently does not have the capacity to manufacture its potential products, and is dependent on contract manufacturers or collaborative partners for the production of its potential products for preclinical research and clinical trial purposes and may be dependent on such manufacturers or collaborative partners for commercial production. There can be no assurance that the Company will be able to enter into arrangements with third parties for such purposes. In the event that the Company is unable to establish its own manufacturing facilities or obtain contract manufacturing on commercially acceptable terms, it may not be able to commercialize its products as planned. The Company has no experience in manufacturing pharmaceutical or other products or in conducting manufacturing testing programs or in the clinical evaluations required to obtain FDA and other regulatory approvals. See "Business -- Manufacturing and Supply."

     The Company has no experience in marketing products. The Company has granted exclusive marketing rights to BTI-322 to MedImmune, and holds worldwide marketing rights to the AlloMune System and to any xenotransplantation product that does not utilize gene transduction, for which it has no corporate partners. The Company has exclusively licensed worldwide marketing rights to Sandoz for the XenoMune System utilizing gene transduction and has retained certain rights to co-promote in North America. The Company may seek to collaborate with a third party to market those products for which it has retained marketing rights, or may seek to market such products on its own. There can be no assurance that the Company will be able to establish such arrangements or, even if such arrangements are entered into, that the Company will be able to market its products effectively. To market the AlloMune System, the XenoMune System or any other product directly, the Company would have to develop a marketing and sales force with technical expertise and supporting distribution capability. There can be no assurance that the Company would be able to develop such a sales force with technical expertise and supporting distribution capability. See
"Business -- Marketing."

     Uncertainty Relating to Third-Party Reimbursement and Product Pricing. The successful commercialization of the Company's products will depend substantially on reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or foreign countries will be available for any products the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products, thereby adversely affecting the Company's business. Currently, no reimbursement plan exists for the costs associated with the Company's AlloMune and XenoMune Systems.

     Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for therapeutic products. The cost containment measures that health care providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could materially adversely affect the Company's ability to sell its products if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business. See
"Business -- Reimbursement."

     Potential Product Liability; Limited Product Liability Insurance. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human therapeutic products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Product liability insurance for the biopharmaceutical industry is generally expensive, if available at all. The Company currently has limited product liability insurance covering its clinical trials. However, there can be no assurance that it will be able to maintain such insurance on acceptable terms, that such insurance will provide adequate protection against potential liabilities or that the Company will be able to obtain product liability insurance for the use of its potential commercial products. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of products developed by the Company. Furthermore, a product liability claim, and any related adverse publicity, could have a material adverse effect on the business or financial condition of the Company.

     Control by Principal Stockholders. Immediately following this Offering, the principal stockholders of the Company will beneficially own approximately 58% of the outstanding Common Stock. Accordingly, they collectively will have the ability to control the election of all of the Company's directors and most corporate actions. Certain HealthCare venture capital fund partnerships ("HealthCare") will hold 32% of the outstanding Common Stock of the Company after the Offering and consequently will have the ability to significantly affect the election of the Company's directors and most corporate actions. William W. Crouse, a director of the Company, serves as the Vice Chairman of HealthCare Investment Corporation, the management company of HealthCare and as one of the individual general partners of the general partner of HealthCare. HealthCare is also a principal stockholder of MedImmune. A representative of HealthCare also serves on the board of directors of MedImmune. See
"Business -- Collaborations and Agreements" and "Principal Stockholders."

     No Prior Public Market; Stock Price Volatility. Prior to this Offering there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will develop and continue upon completion of this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. See "Underwriting." The market price of the Company's securities, like those of the securities of many other emerging biotechnology companies, are likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, health care legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results and market conditions for biotechnology stocks in general could have a significant impact on the future price of the Common Stock.

     Possible Adverse Impact of Shares Eligible for Future Sale. Of the approximately 7,798,628 shares of Common Stock to be outstanding after this Offering, approximately 2,528,496 shares (including the 2,500,000 shares to be sold in this Offering) will be eligible for resale in the public market without restriction immediately following this Offering (holders of approximately 5,277,185 shares have agreed not to sell such shares for 180 days following the date of this Prospectus). Additional shares of Common Stock will become eligible for resale in the public market at subsequent dates. In addition, certain holders of Common Stock have the right under certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. Sales of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

     Potential Anti-Takeover Effect of Certain Charter and By-Law
Provisions. Pursuant to the Company's Restated Certificate of Incorporation, to be effective upon the closing of this Offering (the "Restated Certificate of Incorporation"), special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company, the Board of Directors or holders of 20% or more of the then outstanding shares of capital stock of the Company. Under the Company's Amended and Restated By-laws (the "By-laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder holding less than 5% of the outstanding shares of capital stock of the Company must comply with certain requirements regarding advance notice to the Company. The affirmative vote of a majority of the shares entitled to vote on any matter is required to amend the Company's Restated Certificate of Incorporation and By-laws. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the General Corporation Law of Delaware which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. In addition, the stockholders of the Company have granted the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The Company has no present plans to issue any shares of Preferred Stock. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock."

     Dilution. The initial public offering price is substantially higher than the book value per share of the currently outstanding Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore suffer immediate dilution in net tangible book value of $6.15 per share, assuming an initial public offering price of $10.00 per share. This dilution will be increased to the extent that the holders of outstanding options or warrants to purchase Common Stock at prices below the initial public offering price exercise such options or warrants. See "Dilution."

     Absence of Dividends. The Company has never declared or paid cash dividends and does not intend to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be approximately $22,800,000 ($26,287,500 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $10.00 per share and after deduction of the estimated underwriting discounts and commissions and offering expenses associated with the Offering.

     The Company intends to use the net proceeds for research and development, preclinical and clinical programs, working capital and general corporate purposes. The Company may also use a portion of the net proceeds to acquire or license products or technologies complementary to the Company's business, although the Company has no agreements or commitments for any such acquisition. See "Risk Factors -- Need for Substantial Additional Funds."

     The Company's working capital needs and additional funding requirements will depend upon numerous factors, including the progress of the Company's research and development programs and the external research and development programs being supported by the Company, the timing and results of preclinical and clinical testing, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the ability of the Company to maintain existing and establish new collaborative arrangements with other companies to provide funding to the Company, the technological advances and activities of competitors, and other factors. Pending use, the Company intends to invest the net proceeds in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

     The Company has not declared or paid any dividends on its capital stock since its inception and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth at December 31, 1995 the (i) actual capitalization of the Company, (ii) the pro forma capitalization of the Company, as described in Note 1 below, and (iii) the pro forma capitalization of the Company as adjusted to reflect the receipt of the estimated proceeds from the sale of 2,500,000 shares of Common Stock being offered by the Company hereby at the assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                                             December 31, 1995
                                                             --------------------------------------------------
                                                                                                  Pro Forma
                                                              Actual       Pro Forma(1)       As Adjusted(1)(2)
                                                             --------     ---------------     -----------------
                                                                               (in thousands)
Long-term obligation under capital leases, net of current
  portion..................................................       615              615                  615
Convertible notes payable to stockholders..................     1,000               --                   --
Redeemable convertible preferred stock at net amount paid
  in, 15,586,345 shares issued and outstanding; no shares
  issued and outstanding pro forma and pro forma as
  adjusted.................................................    29,241               --                   --
Stockholders' equity (deficit)(1)(2):
     Preferred Stock, $.01 par value, 2,000,000 shares
       authorized, none issued and outstanding, pro forma
       and pro forma as adjusted...........................        --               --                   --
     Common Stock, $.01 par value, 25,000,000 shares
       authorized, 126,594 shares issued and outstanding;
       5,298,628 shares issued and outstanding pro forma
       and 7,798,628 shares issued and outstanding pro
       forma as adjusted...................................         1               53                   78
     Additional paid-in capital............................     1,231           37,381               60,156
     Deficit accumulated during the development stage......   (30,072)         (30,072)             (30,072)
                                                             --------         --------             --------
          Total stockholders' equity (deficit).............   (28,840)           7,362               30,162
                                                             --------         --------             --------
          Total capitalization.............................  $  2,016        $   7,977            $  30,777
                                                             ========         ========             ========

- ---------------
(1) Presented on a pro forma basis to give effect to (i) the sale subsequent to December 31, 1995 of 2,967,500 shares of Series D Stock (convertible into 741,875 shares of Common Stock) and the receipt of $5,905,000 in net proceeds therefrom, (ii) the issuance in February 1996 of 527,909 shares of Series D Stock (convertible into 131,975 shares of Common Stock) upon the conversion of outstanding notes payable and accrued interest thereon, and
    (iii) the automatic conversion of all outstanding shares of Preferred Stock into 5,172,034 shares of Common Stock upon the closing of this Offering.

(2) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $10.00 per share) and receipt by the Company of the estimated net proceeds therefrom. See "Use of Proceeds."


                                    DILUTION

     As of December 31, 1995, the Company had a pro forma net tangible book value of $7,262,000, or $1.37 per share. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (tangible assets less liabilities) of the Company by 5,298,628 shares of Common Stock outstanding at such date, after giving effect to the (i) sale subsequent to December 31, 1995 of 2,967,500 shares of Series D Stock (convertible into 741,875 shares of Common Stock) and the receipt of $5,905,000 in net proceeds therefrom, (ii) the issuance in February 1996, of 527,909 shares of Series D Stock (convertible into 131,975 shares of Common Stock) upon the conversion of outstanding notes payable and the accrued interest thereon, and (iii) the conversion of all outstanding shares of Preferred Stock into 5,172,034 shares of Common Stock effective upon the closing of this Offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after the completion of this Offering. Without taking into account any changes in pro forma net tangible book value after December 31, 1995 other than as described above and to give effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1995 would have been $3.85 per share. This represents an immediate increase in the pro forma net tangible book value of $2.48 per share to existing investors and an immediate dilution in net tangible book value of $6.15 per share to new investors purchasing shares of Common Stock in this Offering.


     The following table illustrates this per share dilution:

        Assumed initial public offering price per share......................          $10.00
        Pro forma net tangible book value per share as of December 31,
          1995...............................................................  $1.37
        Increase per share attributable to this Offering.....................   2.48
                                                                               ------
        Pro forma net tangible book value per share after this Offering......            3.85
        Dilution per share to new investors..................................          $ 6.15

     The following table summarizes on a pro forma basis as of March 1, 1996, the total number of shares of Common Stock purchased from the Company (adjusted to give effect to the automatic conversion of all outstanding shares of Preferred Stock into 5,172,034 shares of Common Stock upon the closing of this Offering), the total consideration paid, and the average price per share paid by existing stockholders and by new investors, assuming a public offering price of $10.00 per share:

                                                   Shares Purchased          Total Consideration        Average
                                                 ---------------------     -----------------------       Price
                                                  Number       Percent       Amount        Percent     Per Share
                                                 ---------     -------     -----------     -------     ---------
Existing stockholders..........................  5,298,628       67.9%     $36,579,255       59.4%      $  6.90
New investors..................................  2,500,000       32.1       25,000,000       40.6         10.00
                                                 ---------      -----       ----------      -----
          Total................................  7,798,628      100.0%     $61,579,255      100.0%
                                                 =========      =====       ==========      =====

     The foregoing table assumes no exercise of outstanding options or warrants to purchase Common Stock after March 1, 1996. At March 1, 1996, there were outstanding options to purchase an aggregate of 375,134 shares of Common Stock at a weighted average exercise price of $3.39 per share and the Company had reserved an additional 365,843 shares of Common Stock for future option and restricted stock grants. In addition, at March 1, 1996 there were outstanding warrants to purchase 377,135 shares of Common Stock at a weighted average purchase price of $3.34 per share. The exercise of these options and warrants would result in further dilution to new investors. See "Management -- Stock Option Plan", "Certain Transactions" and Note 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following Selected Consolidated Financial Data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus. The data set forth below, as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and for the period from inception (March 20, 1990) to December 31, 1995 are derived from the Company's consolidated financial statements which have been audited by Arthur
Andersen LLP, independent public accountants, and which are included elsewhere in this Prospectus. The selected consolidated financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 are derived from the Company's consolidated financial statements not included in this Prospectus, all of which have been audited by Arthur Andersen LLP, independent public accountants.

                                                           Years Ended December 31,                      Period from Inception
                                          ----------------------------------------------------------      (March 20, 1990) to
                                           1991        1992         1993         1994         1995         December 31, 1995
                                          -------     -------     --------     --------     --------     ---------------------
                                                                 (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  License fees..........................  $    --     $    --     $  1,500     $  1,500     $  4,000           $  7,000
  Research and development..............       --          --        1,125        1,500        5,875              8,500
  Interest income.......................       14         114           66          163          168                525
                                          --------    --------    --------     ---------    ---------          --------
    Total revenues......................       14         114        2,691        3,163       10,043             16,025
                                          --------    --------    --------     ---------    ---------          --------
Expenses:
  Research and development..............    1,821       4,985        8,218       11,767        9,461             36,275
  General and administrative............      776       1,235        1,680        2,518        1,939              8,266
  Interest..............................       54          82          542          146          731              1,556
                                          --------    --------    --------     ---------    ---------          --------
    Total expenses......................    2,651       6,302       10,440       14,431       12,131             46,097
                                          --------    --------    --------     ---------    ---------          --------
    Net loss............................  $(2,637)    $(6,188)    $ (7,749)    $(11,268)    $ (2,087)          $(30,072)
                                          ========    ========    ========     =========    =========          ========
Pro forma net loss per share(1).........                                                    $   (.44)
Shares used in computing pro forma net
  loss
  per share(1)..........................                                                       4,707

                                                                  December 31,
                                           ----------------------------------------------------------        Pro Forma(2)
                                            1991        1992         1993         1994         1995        December 31, 1995
                                           -------     -------     --------     --------     --------     -------------------
                                                                             (in thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................  $ 1,452     $ 2,298     $  6,880     $  2,343     $  2,849          $ 8,754
Working capital..........................      155       1,386        6,225          148           86            6,047
Total assets.............................    2,241       3,488        8,500        4,801        5,372           11,277
Long-term obligation under capital
  leases, net of current portion.........       31         439          334        1,066          615              615
Redeemable convertible preferred stock...    3,248      10,918       23,029       23,772       29,241               --
Stockholders' equity (deficit)...........   (2,753)     (8,942)     (16,108)     (27,030)     (28,840)           7,362

- ---------------
(1) Computed on the basis described in Note 2(b) of Notes to Consolidated Financial Statements.

(2) Presented on a pro forma basis to give effect to (i) the sale subsequent to December 31, 1995 of 2,967,500 shares of Series D Stock (convertible into 741,875 shares of Common Stock) and the receipt of $5,905,000 in net proceeds therefrom, (ii) the issuance in February 1996, of 527,909 shares of Series D Stock (convertible into 131,975 shares of Common Stock) upon the conversion of outstanding notes payable and accrued interest thereon, and
    (iii) the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 5,172,034 shares of Common Stock upon the closing of this Offering.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     Since commencement of operations in 1990, the Company has been a development stage company engaged primarily in the research and development of proprietary anti-rejection pharmaceuticals and organ transplantation systems which represent a comprehensive approach to inducing long-term specific transplantation tolerance in humans. The major sources of the Company's working capital have been the proceeds of private equity placements, sponsored research funding and license fees and capital lease financings. The Company has not generated any revenues from the sale of products to date, and does not expect to receive any product revenues for several years. The Company will be required to conduct significant research, development, testing and regulatory compliance activities that, together with general and administrative expenses, are expected to result in significant and increasing operating losses for at least the next several years.

     In 1993, and as amended and restated in September 1995, the Company and Sandoz entered into a collaboration agreement for the development and commercialization of xenotransplantation products utilizing gene transduction. Under the agreement, Sandoz has committed research funding through March 1998 of $20.0 million, of which $10.0 million had been received as of December 31, 1995, and agreed to pay license fees of $10.0 million, of which $5.0 million had been received as of December 31, 1995. Sandoz has also agreed to fund certain development and premarketing costs of such products, portions of which, under certain circumstances, may be repayable from the Company's operating profits from sales of such products.

     In October 1995, the Company and MedImmune entered into a collaborative research agreement for the development of products to treat and prevent organ rejection. MedImmune paid the Company a $2.0 million license fee at the time of execution of the agreement, and agreed to fund and assume responsibility for clinical testing and commercialization of BTI-322 and other related products. MedImmune has agreed to provide research support and make milestone payments which could total up to an additional $14.0 million, up to $12.0 million of which is repayable from royalties on BTI-322 or MEDI-500.

RESULTS OF OPERATIONS

Years Ended December 31, 1995 and 1994

     Revenues increased to $10.0 million in 1995 from $3.2 million in 1994. The increase in revenues was due to an increase in license fees and research and development revenues which consisted of increased funding of $4.6 million from Sandoz in 1995 as a result of the amendment and restatement of the collaboration agreement and $2.0 million in license fees received and $250,000 in research support revenue recognized in connection with the collaboration formed with MedImmune.

     Research and development expenses decreased to $9.5 million in 1995 from $11.8 million in 1994. This decrease was primarily due to decreased expenditures related to the human clinical safety trials for BTI-322 and a reduction in outside collaborative research funding.

     General and administrative expenses decreased to $1.9 million in 1995 from $2.5 million in 1994 reflecting, in part, the Company's cost-cutting efforts in 1995 to preserve cash. This decrease was primarily due to decreased salary and related expenses for general and administrative functions, and decreased outside professional services related to the design and construction monitoring of the facility which was occupied by the Company in 1994.

     Interest expense increased to $731,000 in 1995 from $146,000 in 1994 primarily due to interest on the $4.4 million in convertible notes payable at December 31, 1994 and the $1.0 million in convertible notes payable at December 31, 1995. The $4.4 million in convertible notes payable, and the accrued interest thereon, was converted into 2,424,947 shares of the Company's Series D Stock in October 1995 (convertible into 606,233 shares of Common Stock). In February 1996, the $1.0 million in convertible notes payable and the accrued interest thereon, was converted into 527,909 shares of the Company's Series D Stock (convertible into 131,975 shares of Common Stock).

Years Ended December 31, 1994 and 1993

     Revenues increased to $3.2 million in 1994 from $2.7 million in 1993. The increase in revenues was primarily due to an increase of $400,000 in revenue recognized under the collaboration agreement with Sandoz in 1994 as compared to 1993.

     Research and development expenses increased to $11.8 million in 1994 from $8.2 million in 1993. This increase was primarily due to expenses associated with the initiation of human clinical safety trials in connection with BTI-322 as well as increases in outside collaborative research and contractor costs, including contract research organizations and a payment of $1.0 million to Stem Cell Sciences for collaborative research. Additional expenses resulted from increases in research and development staff together with the associated increases in supplies and support services.

     General and administrative expenses increased to $2.5 million in 1994 from $1.7 million in 1993. This increase resulted primarily from increased salary and related expenses for general and administrative functions associated with an increase in the number of employees and outside professional services related to the design and construction monitoring of a new facility which was occupied by the Company in 1994.

     Interest expense decreased to $146,000 in 1994 from $542,000 in 1993. This decrease was primarily due to the issuance of warrants in connection with bridge financing in 1993, the fair value of which was recorded as interest expense in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company's operations have been funded principally through the net proceeds of an aggregate of $36.2 million from private placements of redeemable convertible preferred stock. The private placements included the sale, subsequent to December 31, 1995, of 2,967,500 shares of Series D Stock (convertible into 741,875 shares of Common Stock) for net cash proceeds of $5.9 million and the conversion, subsequent to December 31, 1995, of the $1.0 million of convertible notes payable to stockholders and the interest accrued thereon into 527,909 shares of Series D Stock (convertible into 131,975 shares of Common Stock). The Company has also received $15.0 million from the collaboration agreement with Sandoz, $2.3 million from the collaboration agreement with MedImmune and $2.2 million in equipment lease financing. The proceeds of the private placements, notes payable, capital leases and cash generated from the corporate collaborations with Sandoz and MedImmune have been used to fund operating losses of approximately $30.1 million and the investment of approximately $3.7 million in equipment and leasehold improvements through December 31, 1995. In the years ended December 31, 1994 and 1995, the Company's capital expenditures totaled approximately $1.4 million and $716,000, respectively, primarily for the acquisition of laboratory equipment and the build-out of the Company's facilities which it occupied in October 1994. The Company had no significant commitments as of December 31, 1995 for capital expenditures.

     Subsequent to December 31, 1995, the Company agreed to provide Stem Cell Sciences with $500,000 for research support and to maintain its pro rata equity interest in Stem Cell Sciences. In addition, the Company has an option to purchase additional shares of Stem Cell Sciences prior to July 1996, to maintain its pro rata equity interest and provide research support. If the Company does not make such further investment, its rights to certain technologies become nonexclusive.

     The Company had cash and cash equivalents and working capital of $8.8 and $6.0 million, respectively, on a pro forma basis as of December 31, 1995, reflecting the sale subsequent to December 31, 1995, of shares of Series D Stock as described above.

     The Company has entered into sponsored research and consulting agreements with certain hospitals, academic institutions and consultants, requiring periodic payments by the Company. Aggregate minimum funding obligations under these agreements, which include certain cancellation provisions, total approximately $5.0 million, which includes approximately $2.4 million and $776,000 in 1996 and 1997, respectively. See "Business -- Collaborations and Agreements."

     The Company will need substantial additional funds before it can expect to realize significant product revenue. The Company's working capital needs and additional funding requirements will depend upon numerous factors, including the progress of the Company's research and development programs and the external research and development programs being supported by the Company, the timing and results of preclinical and clinical testing, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the ability of the Company to maintain existing and establish new collaborative arrangements with other companies to provide funding to the Company, the technological advances and activities of competitors, and other factors. The Company anticipates that the net proceeds from this Offering, including interest thereon, together with the Company's existing funds, will be sufficient to fund its operating expenses and capital requirements as currently planned through the end of 1997. Substantial additional funds will be required to support the Company's operations. The Company anticipates that these funds will be obtained from external sources and intends to seek additional equity, debt or lease financing to fund future operations. The Company also expects to seek additional collaborative arrangements with corporate partners in order to fund its research and development programs. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funding that it will require on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate certain of its product development programs or to license to others the right to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which would have a material and adverse affect on the Company. See "Risk Factors -- Need for Substantial Additional Funds."

                                    BUSINESS

THE COMPANY

     The Company is developing proprietary anti-rejection pharmaceuticals and organ transplantation systems which represent a comprehensive approach to inducing long-term specific transplantation tolerance in humans. Specific transplantation tolerance would allow a transplant recipient to accept a donor organ as self, while maintaining the remainder of the recipient's immune defenses. The Company's product candidates are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, minimize infections and complications associated with organ transplantation, reduce the cost of treating end-stage organ disease, and increase the supply of transplantable organs.

     Organ transplantation is an established therapy for end-stage organ disease. Approximately 35,000 kidney, liver, heart and lung transplants were performed in the United States and Western Europe in 1995. There is a critical shortage of organs worldwide, and large, growing waiting lists have been established for potential organ transplant recipients. The Company estimates that over $5.0 billion is spent annually on organ transplantation in the United States alone. However, the success of these procedures is frequently limited by the rejection of the transplanted organ by the recipient's immune system. Over half of the costs of organ transplantation are attributable to care subsequent to the transplant, including lifelong immunosuppressive therapy and hospitalization due to complications resulting from the chronic use of immunosuppressive drugs, infections and transplant rejections.

     BioTransplant and MedImmune entered into an agreement in October 1995 relating to products to treat and prevent organ rejection derived from BioTransplant's BTI-322 and MedImmune's MEDI-500. BTI-322 is a novel and proprietary monoclonal antibody being developed as an anti-rejection product and as an important component in the Company's AlloMune and XenoMune Systems for organ transplantation. A monoclonal antibody is a single antibody which reacts with a specific molecule, called an antigen, which triggers a response from the immune system. The Company has retained exclusive rights to the use of BTI-322 in its AlloMune and XenoMune Systems. By selectively inhibiting T cells in an antigen specific manner, preliminary studies indicate that BTI-322 leaves the remainder of the immune system competent to respond to pathogens (foreign organisms that cause disease) subsequent to BTI-322 administration. The Company believes that BTI-322 offers unique advantages both as a treatment for acute organ rejection and as an agent, administered at the time of transplantation, for the prevention of acute organ rejection. MEDI-500 is a monoclonal antibody that suppresses most T cells. Studies to date suggest that it has a similar efficacy profile to, and an improved side effect profile over, OKT3, a widely used therapy for the treatment of acute rejection.

     The AlloMune System is designed to reduce or eliminate the need for lifelong immunosuppressive therapy in human to human organ transplantation by inducing long-term, specific transplantation tolerance through the creation of mixed bone marrow chimerism between the donor and the recipient. Mixed bone marrow chimerism re-educates the recipient's immune system to recognize the donor organ as self, while maintaining the remainder of the recipient's immune defenses. The Company is currently conducting preclinical studies in which kidneys of intentionally mismatched donor monkeys are being transplanted into monkey recipients which have undergone the Company's proprietary bone marrow chimerization procedure. To date, six out of six recipient monkeys have achieved mixed bone marrow chimerism with normal kidney function for periods ranging from 6 to 27 months without the need for chronic immunosuppressive therapy. The Company is seeking to optimize the AlloMune System through additional preclinical testing in primates prior to filing an IND with the FDA for human clinical trials.

     With the XenoMune System, BioTransplant hopes to build upon the Company's proprietary knowledge and technology developed with the AlloMune System. The XenoMune System is designed to expand the pool of donor organs by using organs derived from proprietary miniswine for transplantation into humans. The Company is working to achieve mixed bone marrow chimerism between cross-species donors and recipients. The Company has established miniswine-to-primate mixed bone marrow chimerism for more than 300 days and has had preliminary success with miniswine-to-primate kidney transplant survival for up to 15 days, without evidence of hyperacute rejection (rejection that occurs immediately upon transplantation and is the consequence of the recipient having preformed antibodies against donor antigens). In addition, the Company is actively pursuing the genetic manipulation of the recipient's bone marrow with an MHC gene from the miniswine donor ("gene transduction") as an alternate means for inducing long-term specific tolerance. The Company has entered into a strategic alliance with Sandoz to develop xenotransplantation (transplantation of organs between different species) products utilizing gene transduction. Pursuant to the Company's agreement with Sandoz, BioTransplant will receive research funding and license fees of $30.0 million, of which $15.0 million had been received as of December 31, 1995. Additionally, the Company has entered into an exclusive supply agreement with CRL for the supply of miniswine cells and organs.

OVERVIEW OF ORGAN TRANSPLANTATION

     Organ Transplant Market

     During the last two decades organ transplantation has become an established therapy for end-stage organ disease due to the significant progress that has been made since the introduction of cyclosporine by Sandoz in 1984. In 1995, over 35,000 organ transplants were performed in patients suffering from end-stage kidney, liver, heart and lung disease in the United States and Western Europe. The Company estimates that over $5 billion is spent annually in the United States on organ transplantation. However, the success of these procedures is frequently limited by the rejection of the transplanted organ by the recipient's immune system. To prevent rejection of the transplanted organ, recipients must maintain a lifelong regimen of immunosuppressive therapy. Over half of the costs of organ transplantation on a patient by patient basis are attributable to care subsequent to the transplant, including lifelong immunosuppressive therapy and hospitalizations due to complications resulting from the chronic use of immunosuppressive drugs, infections and transplant rejections. Other treatments for end-stage organ disease, such as kidney dialysis, are even more expensive. Accordingly, improvements in transplantation technology that reduce the wait for suitable organs and minimize infections and other complications, including retransplantation and the chronic use of immunosuppresive drugs, can be expected to lower the overall cost of treating end-stage organ disease.

     There is a critical shortage of organs worldwide and waiting lists have been established for potential organ transplant recipients. Over 43,000 patients in the United States suffering from end-stage organ disease were on waiting lists for a lifesaving organ transplant in 1995, based on data provided by the United Network for Organ Sharing ("UNOS"). This number has more than doubled since 1988, and the number of deaths of people on the waiting list has increased proportionately. If an adequate supply of transplant organs were available and the complications of transplantation minimized, the Company estimates that an additional 100,000 critically ill patients each year could benefit from organ transplantation as a replacement for disease damaged organs and as an alternative to artificial devices.

     Efforts to ease this organ shortage through public campaigns and advertisements to enlarge the pool of potential organ donors have been only moderately successful. Increased automotive safety has adversely affected the donation rate. The potential for allotransplantation (transplantation of organs between different individuals of the same species) to spread infectious disease has also limited the potential donor pool. While the number of cadaveric donors has increased in the last ten years, the demand for organs has increased more rapidly. Advances have been made in obtaining multiple organs from a single donor and in organ preservation techniques, but a severe shortage of organs still exists and the backlog of patients awaiting transplantation continues to grow. The shortage of donor organs restricts the number of transplant procedures performed and forces many patients to undergo costly and less effective alternatives to transplantation for as long as possible. This delay renders transplant candidates much sicker than they would have been if the organ transplant had been possible sooner.

     Transplantation Biology

     The immune system is one of the major biological defense mechanisms protecting the individual against disease and invasion by pathogens. It can distinguish self from specific foreign substances (known as antigens) and produce a specific biological response to clear and destroy the source of the foreign ("non-self") antigen.

     When an individual receives an organ transplant, the recipient's immune system generally recognizes the transplanted tissue as foreign and initiates an immune response against the organ, resulting in organ rejection. The immune response results from the recognition by the immune system of foreign antigens (histocompatibility antigens) on the surface of the cells of the donor which are different from those of the recipient. If, as in the case of identical twins, the histocompatibility antigens of the donor and the recipient are identical, no rejection response occurs. In all other cases, antigenic differences can provide sufficient stimulus to cause an immune response and, consequently, rejection of the organ.

     The biological specificity of the immune response is controlled by a subset of white blood cells known as T cells. Throughout an individual's life, the immune system reacts to foreign antigens and develops T cells capable of recognizing and responding to specific foreign antigens, including specific T cells capable of recognizing and reacting to specific foreign histocompatibility antigens. T cells learn to distinguish self from non-self when they mature in the thymus, and this maturation step induces tolerance to the individual's own antigens. When mature antigen specific T cells recognize histocompatibility antigens in transplanted tissue, they become activated and initiate a cascade of events, including the proliferation of T cells and B cells. Certain activated T cells can kill cells bearing foreign antigens and B cells are capable of producing antigen specific proteins called antibodies. Antibodies can bind to foreign cells or proteins and lead to their destruction or clearance from the body.

     There are two primary types of immune response to transplanted foreign tissue -- hyperacute and acute rejection. Hyperacute rejection occurs immediately upon transplantation and results from the reactivity of pre-existing antibodies with antigens presented by the donor tissue. In hyperacute rejection, the donor organ is destroyed within hours and no treatment is currently available. Acute rejection occurs after transplantation of an organ when T cells recognize the histocompatibility antigens of the donor as foreign, become activated and, over a period of days or weeks, initiate a rejection response which may lead to the ultimate loss of the organ. The current approach to preventing acute organ rejection in transplant patients is to administer a combination of immunosuppressive medications which non-specifically suppress the ability of T cells to recognize and respond to antigens. These medications, however, not only inhibit T cells from recognizing histocompatibility antigens of donor organs, but also block the patient's T cells from recognizing other foreign antigens. As a result, the transplant recipient is rendered vulnerable to viral, bacterial and fungal infections. In addition, long-term use of these immunosuppressive drugs can lead to cardiovascular disease, kidney and liver damage, as well as an increased incidence of certain types of cancer such as skin and lip cancer and lymphomas. Most importantly, despite the administration of various immunosuppressive medications, instances of organ rejection still occur frequently and may necessitate increased doses of immunosuppressive drugs or inclusion of other anti-rejection therapies, thus compounding unwanted side effects and complications. If the rejection cannot be controlled, the rejected organ must be removed and another transplant will be required.

     Current Transplantation Procedures

     A patient with end-stage failure of a major organ (kidney, liver, heart or lung) or a patient in need of a bone marrow transplant must undergo a long process of treatment prior to and after transplantation. First, an attending physician must decide that the patient's organ is irreversibly damaged and unable to sustain life and that the patient is able to undergo the surgical and medical procedures associated with transplantation and post-transplantation therapy. Then, the patient must undergo tests to determine his or her histocompatibility antigens, called tissue typing. Once the patient's tissue type is known, a suitable donor organ or bone marrow must be located. During the waiting period, samples are taken from the potential recipient and tested for the presence of antibodies to a panel of histocompatibility antigens representative of the population of prospective donors. This procedure is known as the Panel Reactivity Antibody test and is used to determine the potential for hyperacute rejection of a transplant by an individual recipient.

     Once a potential donor is found, a cross-match test is performed in order to determine whether a potential recipient is likely to experience hyperacute rejection of the organ. The cross-match is designed to determine whether the patient has circulating antibodies to the foreign tissue of the potential donor, or related antigens developed in response to transfusion, pregnancy or prior transplantation which may react with the donor cells and thus the donor organ. The search for a reasonable tissue match based on histocompatibility antigens can prolong the time spent on the organ transplant waiting list for a donor organ. In the event that an organ is found with characteristics that suggest the likelihood of a good outcome, the organ transplant is performed.

     Neither tissue typing nor cross match technology is precise. Therefore, foreign antigens will always be found on a donor organ, except in the case of transplants from an identical twin. The differences in donor and recipient antigens will cause the recipient's immune system to maintain a continuous response against the donor organ until rejection occurs, unless the immune response is suppressed. Following the transplantation procedure, the challenge in patient management is to prevent acute rejection of the organ by inhibiting T cell activation. The success of the transplant is dependent on the immunosuppressive regimen which is initiated on the day of surgery and is continued daily for the rest of the patient's life. Lifelong immunosuppressive therapy usually consists of the administration of a combination of immunosuppressants such as Sandimmune(R) or Neoral(R) (also known as cyclosporin
A), prednisone (a steroid), and Imuran(R), (an anti-metabolite, also known as azathioprine). Chronic immunosuppressant medications have a narrow therapeutic window; that is, the administration of dosages which are too low results in organ rejection, while the administration of dosages which are too high can result in unacceptable toxicity, risk of cancer and infection. Because these medications also block the patient's T cells from recognizing foreign pathogenic antigens, they render the patient susceptible to infections and tumors. In addition, patient noncompliance with the prescribed immunosuppressive therapy is a significant clinical problem due to the fact that such drugs require life-long administration.

     All patients receive chronic systemic immunosuppressants at the time of transplantation (called "induction therapy") in order to reduce the probability of subsequent rejection of the organ. Some patients also receive an anti-T cell antibody such as OKT3 or ATGAM in an attempt to further decrease the probability of rejection. The efficacy of OKT3 or ATGAM for use in induction therapy has not been established, and neither of these drugs, nor any other anti-T cell antibodies have been approved by the FDA for use in induction therapy.

     Approximately 50% of transplant patients will experience an acute rejection episode in the first year after transplantation. Additional intermittent episodes of acute rejection are common, often requiring rehospitalization for a course of more intensive immunosuppression or retransplantation. Acute rejection episodes are treated with a short course of high dose steroids, anti-thymocyte globulin (such as ATGAM and Thymoglobuline), or OKT3. In many cases these treatments are successful in reversing the acute rejection response. If these treatments are successful in reversing the acute rejection response, the recipient resumes chronic immunosuppressive drug maintenance therapy. However, the treatment of these rejection episodes is associated with increased complications due to the additional immunosuppression. Patients treated with antibody-based therapies (ATGAM, Thymoglobuline or OKT3) respond by producing antibodies specific to the therapeutic antibody. This response can limit the ability of the physician to use these agents more than once in a given patient. All of the immunosuppressive drugs used to suppress the rejection response are toxic to the recipient and carry a variety of potentially serious side effects, including complications such as fever, shortness of breath, headaches, diarrhea, seizures or life-threatening cardiac reactions as well as increased infection and a higher incidence of cancer. Long-term use can cause liver and kidney damage and bone marrow depletion which may lead to incapacitation or death.

     An additional problem occurs in bone marrow transplantation. T cells from the donor are present in the marrow to be transplanted into the recipient. These T cells can respond to the recipient's antigens and cause Graft-versus-Host Disease ("GvHD"), which is a rejection of the recipient by the T cells in the donor bone marrow. The therapies for GvHD are similar to solid organ rejection. However, a significant number of GvHD patients that do not respond to steroids will also fail to respond to any other currently available anti-lymphocytic agents and will die as a result of the GvHD.

BIOTRANSPLANT'S SOLUTION: SPECIFIC TRANSPLANTATION TOLERANCE

     In order to address the problems of organ transplantation described above, BioTransplant is developing a portfolio of proprietary anti-rejection pharmaceuticals and organ transplant systems with the goal of inducing long-term specific transplantation tolerance in humans. The Company is developing methods of selectively inhibiting T cells responsible for organ rejection and modifying a patient's immune system to accept foreign organs as if they were self by creating mixed bone marrow chimerism.

     The Company believes that its potential products and systems (once tested, developed and approved) will have the following advantages over current transplantation procedures:

     - Reduce or Eliminate Chronic Systemic Immunosuppressive Therapy. As a result of the induction of specific immune tolerance, the Company believes the need for long-term immunosuppression will be reduced or eliminated. Therefore, the patient will remain immunocompetent and suffer fewer of the complications associated with lifelong immunosuppressive therapy. It will also reduce potential noncompliance in taking chronic medication as a contributing factor to graft loss.

     - Lower the Cost of Treatment. Achieving long-term specific immune tolerance in organ transplantation will substantially reduce the cost of transplantation by reducing or eliminating the cost associated with lifelong immunosuppressive therapy (greater than $7,000 per patient per year). More significantly, hospitalizations resulting from the incidence of rejection, infection and toxicity associated with immunosuppressants and retransplantation will be reduced.

     - Improve Quality of Life for Recipients. The elimination or reduction of the need for lifelong immunosuppressive therapy will allow patients to lead healthier, more productive lives with fewer of the complications associated with current therapies.

     - Efficient Use of Organ Supply. Long-term specific immune tolerance would "blind" the recipient's immune system to the histocompatibility antigens of transplanted tissue from other humans. Therefore, the need to find exact or extremely similar donor tissue-type matches for the recipient would be reduced, thus facilitating the supply of organs to patients most needing transplants and minimizing the wait for matching organs. Many recipients experience a rejection or failure of their organ within five to ten years of transplantation and require another transplant. An additional benefit will be to eliminate some of the restrictions for donation of kidneys by family members and friends.

     - Increase Supply and Quality of Organs. The ability to induce specific immune tolerance may ultimately make possible the transplantation of miniswine organs into humans thereby addressing the shortage of human donor organs. The ability to raise miniswine in a controlled, pathogen-free environment will ameliorate concerns relating to the transfer of infectious agents as compared to allotransplantation. An additional benefit will be that healthier recipients (because of a decrease in time on the waiting list) will receive a healthier organ.

PRODUCTS UNDER DEVELOPMENT

     BioTransplant and its collaborators are developing proprietary anti-rejection therapeutics and entire organ transplant systems which are designed to induce specific immune tolerance to organ transplants in humans. The following table summarizes the status of the products under development by the Company and its collaborators, as well as MEDI-500, a proprietary product of MedImmune for which the Company is entitled to receive royalties:

     PRODUCT               INDICATION                   STATUS*               CORPORATE PARTNER
- ------------------  -------------------------  -------------------------  -------------------------
BTI-322             - Treatment of acute       Phase I/II (US, Eur)       MedImmune
                      transplant rejection
                    - Prevention of acute      Phase I/II (Eur)
                      transplant rejection
                    - Treatment of Graft vs.   Phase I/II (Eur)
                      Host disease
                    - Prevention of Graft vs.  Preclinical
                      Host disease
                    - Treatment of autoimmune  Preclinical
                      diseases
MEDI-500            - Treatment of acute       Phase I/II (US)            Proprietary to MedImmune
                      transplant rejection
                    - Ex vivo treatment of     Phase III (US)
                    bone marrow prior to
                      transplantation
AlloMune System     - Transplantation of       Preclinical                Rights retained by
                      mismatched human organs                             BioTransplant
                      with reduced need for
                      chronic
                      immunosuppression
XenoMune System     - Transplantation of       Research/Preclinical       Sandoz, Charles River
                      miniswine organs into                               Laboratories
                      humans

- ---------------
* "Phase I/II (US)" means that an IND has been filed with the FDA and that the product candidate is in clinical trials to evaluate safety and potential efficacy. "Phase I/II (Eur)" means that the Company is providing BTI-322 for use in physician-sponsored trials with the approval of a hospital ethics committee to evaluate safety and potential efficacy. "Preclinical" means that the product is being evaluated or optimized in primate models. "Research" means that the product is being evaluated or optimized in rodent or in vitro systems.



     BTI-322

     BTI-322 is a novel and proprietary monoclonal antibody therapeutic candidate being developed as an anti-rejection product and as an important component in the Company's AlloMune and XenoMune Systems. By selectively inhibiting T cells in an antigen specific manner, it is believed that BTI-322 leaves the remainder of the immune system competent to respond to pathogens subsequent to BTI-322 administration. The Company believes that BTI-322 offers unique advantages both as a treatment for acute organ rejection and, when administered at the time of transplantation, as an agent for the prevention of acute organ rejection.

     BTI-322 is a monoclonal antibody that binds to CD2, an important therapeutic target on the surface of T cells. The Company believes that BTI-322 interferes with signaling through CD2, thereby preventing T cell activation. Other therapies used for the treatment of acute rejection only inhibit T cell activation around the time of the treatment period. However, based on in vitro experiments, the Company expects that BTI-322 will have a lasting effect even after completion of administration and will continue to selectively suppress T cell responsiveness to the donor antigens. If the mechanism of action is substantiated by further data, the Company believes that BTI-322 may be effective against T cell mediated diseases (such as psoriasis, inflammatory bowel disease, Crohn's disease and rheumatoid arthritis). BTI-322 (then known as LO-CD2a) was discovered in the Experimental Immunology Unit of the Catholic University of Louvain, Belgium, by

Drs. Herve Bazin and Dominique Latinne. The Company obtained exclusive rights to develop and commercialize this antibody in early 1993.


     Clinical Development. Early clinical results and research data suggest that BTI-322 has the potential to be a safe and effective agent for the prevention and treatment of allograft (intra-species transplants) and xenograft (inter-species transplants) rejection and GvHD. Prior to the grant of an exclusive license to BTI-322 to the Company in 1993, four patients had been treated for either acute kidney rejection or GvHD under a compassionate use protocol approved by the Catholic University of Louvain hospital ethical committee.


     In 1994, the Company conducted a physician-sponsored safety trial for the treatment of acute rejection of renal transplants in two centers in Belgium under a protocol approved by the hospital ethical committees. Twenty-four patients were treated. One patient withdrew from the study. A total of 13 patients completed treatment for their first rejection episode, 12 of whom responded to the treatment. A second group of 10 patients who had experienced multiple rejections, or had failed to respond to conventional treatment (including steroids and OKT3), were also treated. Seven of these patients responded to treatment. The majority of patients received the antibody without the steroid coverage typically used to reduce effects associated with T cell specific antibodies, and the therapy was well tolerated. Non-life-threatening side effects of limited duration were observed, mainly during the first of ten daily doses administered to each patient. These side effects were less severe than those generally observed in similar patients treated with steroid coverage and OKT3 or ATGAM. The results of this study were submitted to the FDA as part of an IND in early 1995. The Company and MedImmune are currently conducting a Phase I/II trial of BTI-322 at MGH under this IND for the treatment of acute renal rejection with steroid coverage for the first dose.

     The Company is supporting a a physician-sponsored Phase I/II clinical trial at the Catholic University of Louvain, for the use of BTI-322 as a component of induction therapy in renal allograft transplantation. Induction therapy is a clinical protocol used at the time of transplantation to reduce the probability of subsequent organ rejection by the recipient. Twenty patients have been treated, the last being entered into the trial in February 1996. The rate of acute rejection after the administration of induction therapy with BTI-322 is lower than that of a concurrent randomized control group of twenty patients that were not given BTI-322 for their induction therapy. A physician-sponsored Phase I/II clinical trial of BTI-322 for induction therapy for liver allograft transplantation has been approved by the Catholic University of Louvain hospital ethical committee and will commence in 1996.

     Under a compassionate use protocol, BTI-322 has also been used to treat steroid-resistant GvHD. Six patients have been treated with BTI-322 and five patients demonstrated reversal of certain of their symptoms during the course of treatment with BTI-322. Two patients have shown no relapse of symptoms in the absence of chronic steroid treatment for six and seven months, respectively, after the antibody therapy. The other four patients suffered relapse of their GvHD after completion of BTI-322 administration and subsequently died due to the consequences of their disease. The Company believes that BTI-322 administered at the onset of GvHD symptoms has a greater probability of long-term clinical success. A physician-sponsored Phase I/II trial for the early treatment of steroid-resistant GvHD recently commenced in Europe and MedImmune plans to begin a Phase I/II clinical trial in the United States in 1996.

     To date, the Company has used a rodent form of BTI-322 in its early stage clinical trials. Although the Company believes the rodent antibody is acceptable in the prevention and treatment of allograft organ rejection, it may not be appropriate for diseases which require multiple courses of the drug, such as T cell mediated diseases (including psoriasis, inflammatory bowel disease, Crohn's disease and rheumatoid arthritis). Therefore, the Company has developed a humanized form of BTI-322 by incorporating the specificity of BTI-322 on the backbone of a human antibody molecule. The Company expects that the humanized version of BTI-322 will be available for use in clinical testing in 1997. In experiments done to date by the Company, the humanized form of the antibody has similar functional effects to those of the rodent antibody.

     MEDI-500

     In October 1995, the Company and MedImmune formed a collaboration to develop and commercialize products to treat and prevent organ transplant rejection. The collaboration is based upon the development of products derived from BTI-322 and MEDI-500. Under the terms of the collaboration agreement between MedImmune and the Company, MedImmune is required to pay royalties to the Company on sales of BTI-322 and MEDI-500. MEDI-500 is a novel and proprietary monoclonal antibody therapeutic candidate being developed by MedImmune as a treatment for acute organ rejection and for the ex vivo depletion of mature T cells in bone marrow prior to transplantation. MEDI-500 binds to the antigen-specific T cell receptor on the surface of most T cells.

     Clinical Development. A Phase II trial in 76 kidney transplant patients completed in 1994 compared MEDI-500 with OKT3, the only commercially available monoclonal antibody for treatment of rejection. Results of the trial, summarized below, suggest that MEDI-500 has an efficacy profile similar to that of OKT3, but with significantly reduced side effects.

     - Long-term graft survival of 87% for the patients receiving MEDI-500 and 79% for those receiving OKT3 (p = 0.55);

     - Within 48 hours of initiation of treatment, kidney function was significantly improved in patients receiving MEDI-500 compared with those receiving OKT3 (p<0.001);

     - Cytokine levels were significantly less elevated with MEDI-500 compared with OKT3 (p<0.005) (cytokines are thought to cause many of the side effects associated with some therapies for rejection);

     - Side effects such as fever, gastrointestinal, neurological and respiratory problems were observed significantly less frequently with MEDI-500 than with OKT3 (p<0.000001 to 0.039);

     - Serious opportunistic infections, such as CMV pneumonia and Pneumocystis carinii, occurred only in those receiving OKT3.

     MedImmune is currently collecting additional clinical data to assess the safety and efficacy of MEDI-500 in a Phase I/II bioequivalence trial for treatment of organ graft rejection in kidney transplant patients.

     In addition, a Phase III trial sponsored by the National Heart, Lung and Blood Institute is currently evaluating MEDI-500 as an ex vivo agent to deplete donor bone marrow of T cells prior to transplantation as a method of preventing GvHD in allogeneic bone marrow transplant patients. MedImmune is also developing a humanized form of MEDI-500 as a second generation product.

     The AlloMune System

     The Company's AlloMune System is designed to allow the transplantation of mismatched organs from human donors, so as to reduce or eliminate the need for lifelong systemic immunosuppressive therapy. The proposed AlloMune System incorporates several components into a proprietary and integrated system to create mixed bone marrow chimerism leading to specific immune tolerance.

     The various elements of the AlloMune System under development are described in the following table:
- --------------------------------------------------------------------------------
  GOAL                                               COMPONENT
- ----------------------------------------------------------------------------------------------------
  Reduce donor T cell reactivity to alloantigen      Anti-T cell antibody (BTI-322) plus
                                                     short course (28 days post-transplant)
                                                     immunosuppressive therapy
- ----------------------------------------------------------------------------------------------------
  Create "space" in recipient marrow to allow        Irradiation
     seeding of allogeneic bone marrow
- ----------------------------------------------------------------------------------------------------
  Establish alloantigen specific tolerance by        Preparation of bone marrow from allograft donor
     bone marrow transplantation
- ----------------------------------------------------------------------------------------------------
  Detection of bone marrow chimerism                 Diagnostic to monitor status of bone marrow
                                                     chimerism
- ----------------------------------------------------------------------------------------------------
  Detection of tolerance                             Diagnostic to monitor status of tolerance

- --------------------------------------------------------------------------------

     The AlloMune System is being designed to achieve specific immune tolerance to the mismatched organ through the creation of mixed bone marrow chimerism. Chimeric bone marrow contains the genetic characteristics of both the donor and the recipient. The creation of the mixed chimeric state will cause the newly differentiated T cells to become specifically tolerant to the donor antigens and regard them as self. The advantage of the induction of donor specific immune tolerance is that the recipient will retain its ability to respond to the antigens of foreign pathogens without responding to the donor antigens on the organ transplant. Specific immune tolerance will reduce or eliminate the need for lifelong immunosuppressive therapy. The Company has exclusive rights to patent applications directed towards producing chimeric bone marrow.

     Prior to transplantation of the donor bone marrow, the recipient is given injections of an anti-T cell antibody in order to block the recipient's immune response to the new foreign antigens from the donor. Concurrent with the administration of the anti-T cell antibody, the recipient receives doses of radiation to make space in the recipient's bone marrow and allow the transplanted bone marrow to "seed" the newly created space. Bone marrow from the donor is then injected into the recipient, the organ is transplanted and a short course (expected to last approximately 28 days) of immunosuppressive therapy is administered.

     Preclinical Development. The Company is currently conducting preclinical studies in which kidneys of intentionally fully mismatched donor monkeys are being transplanted into recipient monkeys which have undergone the bone marrow chimerization procedure. The first recipient has achieved mixed bone marrow chimerism with normal kidney function for over 27 months, without chronic systemic immunosuppressive therapy. In addition, the recipient has demonstrated specific transplantation tolerance to a skin graft from the donor monkey, in the absence of immunosuppressive drugs. However, the recipient monkey has rejected skin grafts transplanted from another monkey (third party donor), indicating that the monkey is specifically tolerant to the antigens of the donor and thus has a normal ability to respond to foreign antigens. To date, the creation of mixed bone marrow chimerism and normal kidney function has been replicated in five out of five additional monkeys for periods from 6 to 26 months. The Company has analyzed the ability of T cells from the chimeric monkeys to respond to cells from the donor and other monkeys. The Company has demonstrated that the T cells from the chimeric monkeys do not become activated by donor cells in culture but will respond to cells from other monkeys (third party donors).

     The Company is continuing to evaluate modifications to the conditioning regimen in rodent and primate models. Recent evidence from the Company's rodent models has demonstrated the ability to eliminate or greatly reduce the level of irradiation needed to establish a state of mixed bone marrow chimerism, and the Company intends to evaluate this approach in primate models.

     In order to demonstrate the feasibility of the induction of long-term tolerance to allografts, the Company intends to optimize the AlloMune System through additional preclinical trials in primates prior to filing an IND with the FDA for clinical trials. The Company expects that its academic collaborators may initiate a physician initiated IND under the approval of a hospital institutional review board and begin a pilot proof of principle evaluation of the AlloMune System in humans in the next twelve months.

     The XenoMune System

     Xenotransplantation is designed to address the issue of limited human organ availability. With the XenoMune System, BioTransplant hopes to build upon the Company's proprietary knowledge and technology developed with the AlloMune System to achieve transplantation of organs from animals into humans, using organs derived from miniswine. Many of the components of the proposed AlloMune System are also part of the proposed XenoMune System. However, a unique feature of the XenoMune System will be procedures to eliminate the problem of hyperacute rejection.

     The proposed XenoMune System is expected to include miniswine kidneys, hearts, lungs and other organs for transplantation. Pursuant to a collaboration agreement with CRL, the Company has obtained exclusive rights to miniswine which are being specifically developed by CRL for use in xenotransplantation. These miniswine are an appropriate donor choice for xenotransplantation because of their size, physiology, inbreeding at swine histocompatibility genes, long-term medical history and breeding capacity. The Company uses these miniswine as a potential donor of xenogeneic organs because the animals suffer less from the negative characteristics associated with other species, such as non-human primates, where there is increased risk of the transmission of viruses to the recipient and the donor's status as an endangered species may raise biological and ethical concerns.

     Untreated swine-to-primate organ transplants normally result in hyperacute organ rejection within hours of the transplant. One of the significant challenges in xenotransplantation is overcoming hyperacute rejection, which is mediated by pre-existing antibodies in the recipient which react with the donor tissue ("natural antibodies"). To avoid the hyperacute rejection of a miniswine organ, BioTransplant is using a proprietary absorption technique, licensed from a third party, to absorb natural antibodies from the recipient's blood prior to the transplant of miniswine organs into monkeys.

     To prevent acute rejection of the transplanted miniswine organ, the Company is working to achieve mixed bone marrow chimerism between cross-species donors and recipients. As an alternative method of inducing specific tolerance, the Company is actively pursuing gene transduction.

     Research and Preclinical Development. To avoid hyperacute rejection of miniswine kidneys by baboons and cynomolgus monkeys the Company has used its absorption technique. Up to 15 day survival of the miniswine kidneys has been achieved without pathological signs of hyperacute rejection. Based on preliminary data, the Company believes that this technique will also remove natural antibodies from human blood.

     The Company has achieved mixed bone marrow chimerism and long-term xenograft tolerance between rat and mouse models. The Company has also demonstrated chimerism and long-term acceptance of miniswine skin grafts on immunocompetent rodents. In addition, the Company has established mixed bone marrow chimerism in the miniswine-to-primate model. The Company has developed a proprietary method to promote the engraftment of swine bone marrow in primates and has thereby achieved miniswine-to-primate bone marrow chimerism engraftment for 300 days. The use of this technique in a protocol similar to the AlloMune System has produced long-term chimerism in three out of three primates and has resulted in a diminished miniswine-specific T cell response from the chimeric monkeys. These results demonstrate the generation of specific immune tolerance to miniswine antigens.

     A gene transduction approach to xenotransplantation is also being developed. The Company has demonstrated that gene transfer of a single histocompatibility complex gene from one inbred line of miniswine to another by retroviral gene transfer into the recipient's own bone marrow cells can induce specific immune tolerance to a donor kidney without chronic immunosuppressive therapy. Based on this observation, the Company has performed miniswine to primate experiments using similar gene transduction techniques. In these experiments multilineage expression of the miniswine MHC gene was demonstrated in the initial primate recipient for eight months. The Company has entered into a strategic alliance with Sandoz for the development of xenotransplantation products utilizing gene transduction and with CRL for the supply of miniswine. See "Collaborations and Agreements -- Sandoz" and "-- Charles River Laboratories."

COLLABORATIONS AND AGREEMENTS

     As part of its strategy, the Company has established alliances with pharmaceutical and other biotechnology companies, academic institutions and scientists and government laboratories. Currently, its principal strategic alliances are the following:

     Dr. David H. Sachs/The Massachusetts General Hospital

     In January 1991, the Company entered into a ten-year agreement with MGH under which BioTransplant funds a portion of the research of Dr. Sachs and other MGH personnel, including Drs. A. Benedict Cosimi, Megan Sykes, Christian LeGuern and Jay Fishman in the area of transplantation of organs and tissues and, in particular, xenograft transplantation involving primates, mice and miniswine. In exchange for such research funding, MGH has granted the Company exclusive worldwide rights to technology and inventions developed in the course of the Company funded research, subject to a royalty to be paid to MGH and subject to the usual retention rights of the United States Government. BioTransplant also has a right of first refusal in connection with any additional research proposals in the field of tissue and organ transplantation to be submitted by Dr. Sachs and his colleagues (who are funded by BioTransplant) to other commercial sponsors. See "-- Scientific Advisory Board."

     Sandoz

     In April 1993, the Company entered into a five-year collaboration agreement with Sandoz, the world's leading supplier of transplantation therapeutics, which was amended and restated in September 1995 (the "Sandoz Agreement"), to develop and commercialize xenotransplantation products utilizing gene transduction. Pursuant to the Sandoz Agreement, the Company will receive research funding of $20.0 million, of which $10.0 million had been received as of December 31, 1995, and license fees of $10.0 million, of which $5.0 million had been received as of December 31, 1995, in connection with the research by the Company of certain xenotransplantation products. In addition, in 1992 Sandoz purchased $5.0 million of the Company's Series B Convertible Preferred Stock ("Series B Stock"), which will convert into 502,005 shares of Common Stock upon consummation of this Offering. Pursuant to the terms of the Sandoz Agreement, Sandoz is obliged to fund the development costs associated with certain xenotransplantation products developed by the Company subject to reimbursement of a portion thereof by the Company, if the Company elects to co-promote such products. The Company has the right to co-promote such products solely in North America and to receive an agreed upon share of profits, if any, derived from North American sales. The Company is entitled to receive royalties on the sale of such licensed products by Sandoz outside of North America and, to the extent that the Company elects not to co-promote in North America, on sales in North America as well. Royalties and profits from any licensed products developed will depend, in part, upon the efforts of Sandoz to perform clinical testing, obtain regulatory approvals and market and sell such products both within and outside of the United States. The amount and timing of the resources devoted to these activities by Sandoz will be controlled by Sandoz. Under certain circumstances, Sandoz may develop or market products competitive with the Company's xenotransplantation products utilizing the gene transduction approach. Pursuant to the Sandoz Agreement, Sandoz has an option under certain circumstances to obtain an exclusive license to inventions developed in the course of BioTransplant research funded by Sandoz for use outside the field of xenotransplantation.

     MedImmune

     In October 1995, the Company and MedImmune formed a collaborative agreement for the development and commercialization of products to treat and prevent organ transplant rejection. The collaboration is based upon the development of products derived from BTI-322, MEDI-500 and future generations of products derived from these two molecules. Pursuant to the collaboration, the Company granted MedImmune an exclusive worldwide license to develop and commercialize BTI-322 and any products based on BTI-322, other than the use of BTI-322 in kits or systems for xenotransplantation or allotransplantation. MedImmune paid BioTransplant a $2.0 million license fee at the time of formation of the collaboration, and agreed to fund and assume responsibility for clinical testing and commercialization of any resulting products. MedImmune has agreed to provide research support and make milestone payments which could total up to an additional $14.0 million, up to $12.0 million of which is repayable from royalties on BTI-322 or MEDI-500, as well as to pay royalties on any sales of BTI-322, MEDI-500 and future generations of products, if any. MedImmune is entitled to a credit against royalty payments for certain milestone payments that it makes. Royalties will depend, in part, upon the efforts of MedImmune to perform clinical testing, obtain regulatory approvals and market and sell BTI-322 and MEDI-500. The amount and timing of the resources devoted to these activities by MedImmune will be controlled by MedImmune.

     Charles River Laboratories

     In March 1991, BioTransplant entered into an exclusive research and supply agreement with CRL, a wholly-owned subsidiary of Bausch & Lomb, Inc., which assigned its rights in the agreement to an affiliate, Wilmington Partners L.P., in 1993. CRL is a leading company in providing genetically-defined and "pathogen-free" animals to the biomedical community. Pursuant to the agreement, CRL is the exclusive supplier of miniswine and/or miniswine organs to be delivered by the Company as part of the XenoMune System. CRL contributes miniswine from its proprietary colony at no cost to the Company during the research and development stage. During this stage, CRL has and will continue to assume all of the costs of maintaining, expanding and improving the miniswine herd, including extensive research and development costs associated with achieving "specific pathogen-free" status for the herd in support of the delivery of transplantable organs. Pursuant to the agreement, the Company will make payments to CRL based on commercial sales of miniswine organs. CRL is the exclusive owner of the miniswine herd, and has agreed to assign all of its proprietary rights to the Company in exchange for an exclusive organ supply relationship.

     Stem Cell Sciences

     The Company has entered into a strategic alliance with Stem Cell Sciences Pty Ltd. ("Stem Cell Sciences") for the purpose of genetically engineering miniswine. BioTransplant has been granted worldwide, exclusive rights, subject to the payment of a royalty, to technology, products and processes for the derivation and manipulation of porcine embryonic stem cells developed during the research term and useful in xenotransplantation in humans. In addition, Stem Cell Sciences will be creating relevant transgenic miniswine for the Company. BioTransplant has made equity investments in Stem Cell Sciences, which represent 30% of the outstanding shares of that company. At least half of the consideration received by Stem Cell Sciences from the Company's equity investment will be used to fund research in the development of germ line competent porcine embryonic stem cells and, in particular, the development of technology, products and processes useful for xenotransplantation in humans. BioTransplant has an option to make an additional investment in Stem Cell Sciences in 1996 to maintain its 30% ownership position and support additional research. If the Company does not make such further investment then its rights become nonexclusive.

     Other Arrangements

     Catholic University of Louvain (Belgium). BioTransplant is funding research at the Experimental Immunology Unit of the Catholic University of Louvain, Belgium (Drs. Herve Bazin and Dominique Latinne), for the development of monoclonal antibodies. The Company has exclusive worldwide commercialization rights to discoveries, including BTI-322, made in laboratories under the Company's sponsorship, subject to a royalty.

     Alberta Research Council (Canada). BioTransplant has entered into a worldwide license (subject to a royalty) with the Alberta Research Council for specified patents and patent applications covering technology potentially useful for removal of natural antibodies against xenografts. The license is exclusive, except for one patent application directed to the removal of natural antibodies against xenografts which is co-owned by one of the inventors. The Alberta Research Council has also granted to BioTransplant a non-exclusive, worldwide license to use any of its information, data, formulas or processing information which pertain to the manufacture, development or use of any products resulting from the licensed patents in the field of xenotransplantation.

MANUFACTURING AND SUPPLY

     The Company currently has no manufacturing facilities or staff for clinical or commercial production of any compounds or systems under consideration as product candidates. The Company plans to rely on third parties initially to manufacture certain of its product candidates for research, preclinical testing, clinical trials and commercialization, if any, with a long-term objective to develop internal manufacturing capability where appropriate. There is no assurance that the Company will be able to develop or contract for manufacturing capabilities of any of its products or systems on acceptable terms.

     Materials for preclinical studies and ongoing and planned clinical trials with the rodent BTI-322 were manufactured by a contractor in Europe. Supplies of humanized BTI-322 required for preclinical studies, clinical trials and commercial products will be manufactured by MedImmune using its own manufacturing facilities and the Company expects supplies to be available for clinical testing in 1997.

     The manufacture of the Company's AlloMune and XenoMune Systems may require the production of cytokines, monoclonal antibodies and gene transfer vectors. The Company has the capacity to produce these materials in sufficient quantity and of sufficient quality to support preclinical studies. Materials of the quality suitable for clinical trials will have to be produced by third party manufacturers. In addition, the Company expects that it will need to enter into an agreement with a third party to provide a system for handling, transferring and purifying donor bone marrow. CRL has agreed to supply miniswine and miniswine organs exclusively for BioTransplant in connection with xenotransplantation.

MARKETING

     MedImmune has exclusive worldwide marketing rights to BTI-322, as well as to its proprietary product, MEDI-500. MedImmune has disclosed that it is developing a sales and marketing organization and has recently recruited four regional business directors, each with 15 or more years of sales, marketing or managed care experience, to manage four regional business units established by MedImnune. MedImmune has disclosed that its sales and marketing organization will serve both the transplantation and infectious disease markets, and that MedImmune currently intends to have approximately 70 people in its sales and marketing organization by the end of 1996.

     BioTransplant currently holds all marketing rights to the AlloMune System, although the Company may seek a corporate partner to support the development and commercialization of the AlloMune System. In the United States, the Company currently intends to market the AlloMune System and related products and systems to organ transplant centers (estimated at approximately 275), which the Company believes will allow significant market coverage with relatively few sales personnel. To implement this marketing strategy, the Company intends to hire a limited number of sales and marketing personnel. In foreign markets, the Company expects to use local pharmaceutical companies to market its products and systems due to the complexities of foreign regulations and medical practices.

     Pursuant to the collaboration agreement between BioTransplant and Sandoz, Sandoz has been granted exclusive worldwide rights to market xenotransplantation products based on gene transduction, subject to the Company's right to co-promote in North America. The Company currently intends to exercise this co-promotion right at such time as Sandoz has submitted an application for regulatory approval of the XenoMune System to the FDA. To the extent the Company develops a xenotransplantation product that does not utilize gene transduction, the Company may seek to collaborate with a third party or may seek to market such product on its own.

     Due to the early stage of the Company's development efforts, the Company has no marketing or sales personnel. There can be no assurance that the Company will be able to successfully develop an effective marketing and sales organization or enter into acceptable collaborative agreements with third parties for the marketing of those products for which the Company has retained marketing rights.

PATENTS AND PROPRIETARY RIGHTS

     As of March 1, 1996, there were 16 patent applications pending in the United States Patent and Trademark Office relating to the products under development by BioTransplant, including 11 patents licensed exclusively to the Company by MGH. The Company has also filed corresponding patent applications in selected foreign countries for certain of these U.S. patent applications. In addition, the Company has licensed from third parties certain rights under various patents and patent applications. BioTransplant believes that its proprietary rights in its technology are important to its ability to develop and commercialize products and to profit from its research.

     The Company's strategy is to pursue aggressively a strong patent portfolio. There can be no assurance that patent applications owned by or licensed to the Company will issue or that, if issued, they will provide the Company with significant protection against competitors. There can be no assurance that BioTransplant will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to BioTransplant, and the cost and availability of such licenses are currently unknown. Moreover, there can be no assurance that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed upon or designed around by others or that others will not hold patent rights that prevent the Company from commercializing the patented invention. See "Risk Factors -- Uncertainties Regarding Patents and Proprietary Rights; Potential Third Party Claims."

     The Company is aware of granted patents which claim monoclonal antibodies which bind to T cells and the therapeutic use thereof. These patents are owned by Johnson & Johnson, which manufactures and sells OKT3, a T cell binding monoclonal antibody with which the Company expects BTI-322 to compete. Although BTI-322 is also a monoclonal antibody which binds to T cells, the Company believes that BTI-322 is distinguishable from the monoclonal antibodies claimed in such patents, and does not infringe such patents either literally or under the doctrine of equivalents. Notwithstanding such belief, there is a risk that the patent owner could initiate patent infringement litigation to prevent the manufacture, sale and use of BTI-322. If the patentee should prevail in such litigation, the Company could be required to pay damages and reimburse the patentee for the cost of such litigation. In addition, if the patentee was not prepared to grant a license to the Company, an injunction could issue which would prevent the manufacture, sale and use of BTI-322. In addition, MEDI-500 is a monoclonal antibody which binds to T cells, and may be subject to similar risks as BTI-322. If the manufacture, sale or use of MEDI-500 infringes these patents, the royalties, if any, relating to MEDI-500 may be reduced or eliminated.

     The Company has reviewed issued patents which include claims relating to the process for producing humanized rodent monoclonal antibodies. These patents are held by biotechnology companies and an academic institution. While BTI-322 is a rodent antibody, the Company and MedImmune intend to commercialize a humanized version of BTI-322. The Company intends to seek licenses from these entities under these patents. However, there can be no assurance that the Company will be able to obtain such licenses on acceptable terms, if at all. Failure to obtain such licenses could require the Company to suspend or modify its humanized version of BTI-322 and would limit the use of BTI-322 to indications not requiring multiple administrations.

     The Company is also aware of a granted United States patent directed to the production of transgenic animals by the use of a microinjection technique, which the Company believes is licensed to a competitor. Such patent could have an adverse impact on the Company's ability to produce transgenic animals by microinjection. In addition, the Company is aware of a pending United States patent application which is directed to embryonic stem cells. If such patent application should mature into a patent, such patent may have an adverse impact on the Company's program for producing transgenic swine by the use of embryonic stem cells.

     Pursuant to a collaboration with CRL, the Company has obtained exclusive rights to a herd of miniswine being developed by CRL for xenotransplantation purposes. Although there are no United States or foreign patents or patent applications relating to CRL's miniswine, the Company considers these animals to be a valuable part of its XenoMune System and plans to work with CRL to apply for patent protection for specific swine strains developed by genetic manipulation. See "Collaborations and Agreements -- Charles River Laboratories."

     Some of the Company's know-how and technology is not patentable. To protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements with BioTransplant. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology.

COMPETITION

     The products being developed by the Company compete with existing and new products being created by pharmaceutical, biopharmaceutical, biotechnology companies and universities. Many of these entities have significantly greater research and development capabilities, as well as substantial marketing, manufacturing, financial and managerial resources and represent significant competition for the Company. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with technological developments. Many of the competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach than products being developed by the Company and may be more effective and less costly. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of products and obtaining FDA and other regulatory approvals of such products. Accordingly, the Company's competitors may succeed in commercializing products more rapidly than the Company. In addition, colleges, universities, government agencies and other public and private research organizations conduct research and may market commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with the Company in recruiting and retaining highly qualified scientific personnel.

     In particular, there are several commercially available anti-rejection drugs that will compete with BTI-322 and MEDI-500 products, including OKT3, ATGAM and Thymoglobuline. To the extent that these therapeutics address the problems associated with transplantation on which the Company has focused, they may represent significant competition.

     In addition, the Company is aware of other biotechnology companies attempting xenotransplants, including Imutran Ltd., Nextran Inc., a wholly-owned subsidiary of Baxter HealthCare, Alexion Pharmaceuticals, Inc. and SangStat. Some of the Company's competitors are using organs derived from genetically modified transgenic donors which are designed to eliminate hyperacute rejection in humans. Despite the Company's progress in creating specific immune tolerance for transplantation, there can be no assurance that others will not be successful in inducing specific immune tolerance. In addition, the development of superior immunosuppressant therapeutics, mechanical organ systems and other improvements in therapies for end stage organ disease could adversely effect the size of the Company's available markets. See "Risk Factors -- Intense Competition."

GOVERNMENT REGULATION

     The development and commercialization of the Company's products will be subject to regulation in the United States by the FDA and by comparable regulatory authorities in foreign countries.

     Based upon initial discussions with the FDA, the Company believes that BTI-322 will be classified as a "biologic" and regulated under the Public Health Service Act and the Federal Food, Drug and Cosmetic Act. The Company expects the AlloMune and XenoMune Systems to be classified as a Combination Product, with the Center for Biologics Evaluation and Research ("CBER") assuming principal responsibilities for the review, assisted by the Center for Devices. Development of a therapeutic product for human use under either act is a multi-step process. First, in vitro or animal testing must establish the potential safety and efficacy of the experimental product in a given disease. Once the product has been found to be reasonably safe and potentially efficacious in animals, suggesting that human testing would be appropriate, an IND must be submitted to the FDA as a precondition to human clinical trials.

     Clinical trials typically involve three phases, although those phases can overlap. Phase I is conducted to evaluate the safety of the experimental product in humans, and if possible, to gain early indications of efficacy. Phase I studies also evaluate various routes, dosages and schedules of product administration. If acceptable product safety is demonstrated, Phase II studies are initiated. Phase II trials are designed to evaluate the effectiveness of the product in the treatment of a given disease and typically involve a relatively small number of patients. The optimal routes, dosages and schedules of administration are confirmed in these studies. If Phase II trials indicate safety and efficacy, Phase III studies will be commenced. Phase III studies further test for product safety and efficacy in an expanded patient population in order to evaluate the overall risk/benefit relationship of the product and to provide an adequate basis for physician labeling. These studies also may compare the safety and efficacy of the product with currently available products. It is not possible to estimate the time in which Phase I, II and III studies will be completed with respect to a given product, although the time period may last as long as several years.

     Following completion of these clinical investigations, the preclinical and clinical evidence that has been accumulated, together with manufacturing data, is submitted to the FDA as part of a product license application ("PLA") for a biologic or as part of a new drug application ("NDA") for a non-biologic drug in the United States. Approval of the PLA or NDA is necessary before a company may market the product. The approval process can be very lengthy and depends upon the time it takes to review the submitted data, the FDA's comments on the application and the time required for the Company to provide satisfactory answers or additional clinical data when requested. The FDA has ongoing adverse experience reporting requirements once the PLA is approved.

     The results of all preclinical, development/manufacturing and Phase I, II and III clinical study data generated in Europe or the United States may also be submitted to the European Medicines Evaluation Agency ("EMEA"), the counterpart of the FDA, for approval as a Marketing Approval Application ("MAA"), which is the equivalent of a PLA. The application procedure is known as the "Centralized" procedure. The MAA is assigned to a "rapporteur", who coordinates the assessment of the application by a team of "experts" in the preclinical, product manufacturing and clinical areas. An overview of the results of the assessment are then presented to the Committee on Proprietary Medicinal Products ("CPMP"). The CPMP, which is comprised of two members from each Member State of the European Union, evaluates both the MAA and the rapporteur's recommendations and forms an opinion on the approval or rejection of the MAA. This opinion is then referred to the European Commission, and the European Council if appropriate, for a final decision. Approval of the MAA permits product marketing within all countries of the European Union. This MAA procedure takes a minimum of 300 days, excluding the time taken by the applicant to respond to questions raised by the CPMP.

     The manufacture of xenograft products for human transplantation can be expected to present novel questions concerning both the safety of the products produced thereby and compliance with current good manufacturing practices in the production of biologics. In addition to the PLA in the United States, a company may also be required to file an establishment license application ("ELA") prior to marketing a biological product. The ELA will not be approved unless manufacturing procedures and facilities comply with strict FDA requirements concerning good manufacturing practices as well as any special requirements imposed as a part of the PLA approval. A portion of the Phase III clinical trials of a biological product must use material produced by such procedures and in such facilities. Continued compliance with current good manufacturing practice is required to be eligible to continue to market the products once they are approved.

     The Orphan Drug Act of 1983 generally provides incentives to manufacturers to undertake development and marketing of products to treat relatively rare diseases, those where fewer than 200,000 persons in the United States at the time of application for orphan drug designation would be likely to receive the treatment. BioTransplant intends to pursue this designation with respect to any of its products intended for patient populations in the United States of less than 200,000.

     A product that receives orphan drug designation by the FDA and is the first product to receive FDA marketing approval for its indication is entitled to a seven-year exclusive marketing period in the United States for that indication. A product that is considered by the FDA to be different from a particular orphan drug or is approved for different indications is not barred from sale in the United States during the seven-year exclusive marketing period. In the European Union, although there are some minor orphan drug provisions in some countries, there is, as yet, no equivalent overall process to that followed in the United States.

REIMBURSEMENT

     Major health insurance programs in the United States, including Blue Cross and Blue Shield and other managed care plans which cover more than 125 million Americans, pay for most non-kidney transplantation costs for their members. Kidney transplants (and dialysis) are funded by Medicare, a federally supported program which pays for over 65% of the costs associated with end-stage renal disease. The Company expects that private health insurance and the Medicare program will continue to reimburse transplant expenses at current levels in the majority of cases. The Company plans to design its clinical trials to demonstrate lower overall treatment costs for end-stage organ disease compared to alternative therapies. Since the Company's organ transplantation systems are designed to allow rescue from life-threatening disease for which there are no alternative treatments, the Company believes that its products will receive reimbursement commensurate with current practices. However, pending or future health care reform proposals could result in significant changes in the United States reimbursement climate.

FACILITIES

     Since October 1994, the Company has occupied a 27,000 square foot facility containing office and laboratory space located in the Charlestown Navy Yard in Boston, Massachusetts, pursuant to a 10-year lease which expires in 2004. The Company has the option to extend the lease for an additional five-year term. The Company believes that these leased facilities are adequate to meet the Company's purposes for at least the next three years.

EMPLOYEES

     As of March 1, 1996, the Company had 47 full-time employees. No Company employees are represented by a labor union or covered by a collective bargaining agreement. The Company believes that its employee relations are generally good.

SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board is a multi-disciplinary and multi-national assemblage of scientists and physicians in the fields of molecular biology, immunology, transplantation biology and surgery. The Scientific Advisory Board meets regularly to assess the scientific and medical direction of the Company, to review development progress and to assess new technologies relevant to the Company's development efforts.

     The members of the Company's Scientific Advisory Board are as follows:

     David H. Sachs, M.D. is Chairman of the Company's Scientific Advisory Board. Dr. Sachs is the Director of the Transplantation Biology Research Center ("TBRC") at MGH and the Paul S. Russell/Warner-Lambert Professor of Surgery and Immunology at the Harvard Medical School. Prior to joining the TBRC, Dr. Sachs was Chief, Immunology Branch and Chief, Transplantation Biology Section at the National Cancer Institute in Bethesda, Maryland. Dr. Sachs has authored or co-authored over 335 scientific publications in the field of transplantation biology and immunology. He serves as editor of Xenotransplantation and is on the editorial boards of several other journals including Transplantation, Bone Marrow Transplantation, Clinical Transplantation, Immunological Reviews and The Journal of Experimental Medicine. Dr. Sachs has received several awards and honors including a Fulbright Fellowship, a Public Health Service Commendation Medal and a Public Health Service Meritorious Service Award. He has been honored as a Councillor of the Transplantation Society from 1988 through 1994. Dr. Sachs received his A.B. from Harvard College, a D.E.S. (M.S. equivalent) in organic chemistry from University of Paris (France) and his M.D. from Harvard Medical School.

     Hugh Auchincloss, Jr., M.D. is Chief, Pancreas Transplantation Unit, MGH and Associate Professor of Surgery, Harvard Medical School. His main research interests are in the control of xenogeneic rejection, the mechanisms of tolerance to allografts and the in vivo use of monoclonal antibodies for treatment of allograft rejection. Dr. Auchincloss received his B.A. and M.A. (Economics) from Yale University and his M.D. from Harvard Medical School.

     Melvin Balk, D.V.M., M.S. is Senior Vice President and Scientific Director, CRL, Wilmington, Massachusetts. His main research interests are rodent disease management, biosecurity, gnotobiology and barrier room operations. Dr. Balk received his B.A. in Biology from Carthage College, his M.S. in Laboratory Animal Medicine from Pennsylvania State University and his D.V.M. from the University of Illinois.

     J. Richard Batchelor, M.D. was, until 1995, Professor of Immunology, Department Head and Director of Service for Immunology, Department of Immunology, Royal Postgraduate Medical School, Hammersmith Hospital, London, England. Dr. Batchelor is now Emeritus Professor in the Department of Immunology. His main research interests are in the fields of transplantation immunology, immunogenetics of the Human Leukocyte Antigen ("HLA") region genes, and autoimmune diseases associated with particular HLA polymorphisms. He received his B.A. from Emmanuel College, Cambridge, England and his M.D. from University of Cambridge (England).

     Barbara E. Bierer, M.D. is Director of Pediatric Bone Marrow Transplantation at the Dana-Farber Cancer Institute and Chief of Bone Marrow Transplantation at the Children's Hospital, and an Associate Professor of Medicine, Harvard Medical School. Her scientific laboratory interests involve T lymphocyte signal transduction pathways, mechanisms of immunosuppression, and transplantation biology. Dr. Bierer received her M.D. from Harvard Medical School.

     Robert B. Colvin, M.D. is Chief, Department of Pathology, MGH and Benjamin Castleman Professor of Pathology, Harvard Medical School. Dr. Colvin's major research interests are in the study of immunopathologic mechanisms in transplantation and renal disease and fibronectin and clotting factors in inflammation and wound healing. He received his B.S. from the Massachusetts Institute of Technology and his M.D. from Harvard Medical School.

     A. Benedict Cosimi, M.D. is Chief of the Transplantation Unit, MGH and Claude E. Welch Professor of Surgery, Harvard Medical School. Dr. Cosimi's main research interests include the evaluation of new approaches to immunosuppression and the monitoring of immune responses in immunosuppressed allograft recipients. He received his B.S. from Regis College and his M.D. from the University of Colorado School of Medicine.

     Laurie Glimcher, M.D. is Irene Heinz Given Professor of Immunology, Department of Cancer Biology, Harvard School of Public Health and a Professor of Medicine at Harvard Medical School. Dr. Glimcher's main research interests are the study of the cellular and molecular biology of the immune system. She received her B.A. in biology from Radcliffe College and her M.D. from Harvard Medical School.

     Christian Le Guern, Ph.D. is an Associate Professor of Surgery (Immunology), Harvard Medical School and Associate in Immunology, TBRC, MGH. His major research interests include the study of the molecular approaches to transplantation tolerance and the molecular analysis of genes and products of the major histocompatibility complex. He received his B.A. and M.S. degrees in Immunology, Virology and Biochemistry and Ph.D. in Immunology from the University of Paris (France).

     Paul S. Russell, M.D. is John Homans Professor of Surgery, Visiting Surgeon, MGH. Dr. Russell founded the Transplantation Unit at MGH and has a long-term interest in the use of antibodies to modify immune responses both in experimental animals and patients. He received his B.S. and M.D. from University of Chicago and received an honorary M.S. from Harvard University.

     Jonathan Sprent, M.D., Ph.D. is a member of the Department of Immunology, The Scripps Research Institute, La Jolla, California and an Adjunct Professor, Department of Biology, University of California San Diego. His research interests include the formation, function and lifespan of T cells, the role of T cells in transplantation immunity and the mechanics involved in immunological tolerance. Dr. Sprent received his M.D. from the University of Queensland Medical School (Australia) and his Ph.D. in immunology at the Walter and Eliza Hall Institute, Royal Melbourne Hospital (Australia).

     Calvin R. Stiller, M.D., F.R.C.P. is a Professor of Medicine, University of Western Ontario; Chief, Multi-Organ Transplant Service, and Director, Transplantation Immunology Laboratory, University Hospital, London, Ontario; Director, Immunology Group, Robarts Research Institute at University Hospital, University of Western Ontario, London, Ontario; and Chairman, Center for Transplant Studies, London, Ontario. Dr. Stiller received his M.D. from the University of Saskatchewan.

     Megan Sykes, M.D. is an Associate Professor of Surgery and Medicine (Immunology), Harvard Medical School and an Immunologist (Surgery and Medicine), TBRC, MGH. Her major research interests include studying new approaches to preventing GvHD, the graft-vs-leukemic effect in allogeneic bone marrow transplantation and xenogeneic and allogeneic bone marrow transplantation as a means of inducing tolerance. Dr. Sykes received her M.D. from the University of Toronto (Canada).

     In addition to members of the Scientific Advisory Board and strategic collaborations described previously, the Company has contractual relationships with a variety of individual consultants in particular fields of science and medicine to assist the Company with specific technologies related to its research and development activities.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The following table sets forth certain information with respect to executive officers, directors and other key employees of the Company:

NAME                                      AGE   POSITION
- ----------------------------------------  ---   ---------------------------------------------------------------
Elliot Lebowitz, Ph.D. .................  55    President and Chief Executive Officer; Director
James Hope, Ph.D. ......................  45    Senior Vice President of Development
Julia L. Greenstein, Ph.D. .............  39    Senior Vice President of Research and Chief Scientific Officer
Mary White-Scharf, Ph.D. ...............  45    Vice President of Research
Richard V. Capasso, C.P.A. .............  34    Director of Finance
William W. Crouse(1)....................  53    Director
James C. Foster, J.D.(2)................  45    Director
Daniel O. Hauser, Ph.D. ................  58    Director
Daniel P. Kearney, J.D..................  56    Director
Francis H. Spiegel, Jr.(1)(2)...........  61    Director
Robert A. Vukovich, Ph.D.(1)............  52    Director

- ---------------
(1) Member of Compensation Committee
(2) Member of Audit Committee



     Dr. Lebowitz has served as President and Chief Executive Officer and as a member of the Board of Directors of the Company since April 1991. From 1985 to 1991, he served as Vice President for Research and Development at C.R. Bard, Inc., directing internal and collaborative research and development programs for Bard's Vascular Systems, Cardiosurgery and Cardiopulmonary Divisions. From 1981 until 1985, Dr. Lebowitz served as Director of Long Range Research and Development at DuPont Corporation, developing immunopharmaceuticals. From 1977 until 1981, he served as Division Manager of the Medical Products Division of New England Nuclear Corporation which developed, manufactured and sold radiopharmaceuticals for in vivo diagnosis. Earlier in his career, Dr. Lebowitz served at Brookhaven National Laboratories, where he developed Thallium-201, a radiopharmaceutical for the diagnosis of coronary artery disease. Dr. Lebowitz was a founder of Diagnostic Isotopes, Inc., a radiopharmaceutical company which was subsequently acquired by Hoffmann-La Roche Inc., a pharmaceutical company. He was also a founder of Procept, Inc., a biopharmaceutical company which focuses on rational drug design. He holds a B.A. from Columbia College and a Ph.D. from Columbia University.

     Dr. Hope has served as Senior Vice President of Development of the Company since December 1995. From August 1992 until December 1995, he served as Vice President of Development of the Company. From 1990 until 1992, he served as Executive Director of Operations Technical Support of Serono Laboratories, Inc. where he directed the transfer, scale-up and validation of biopharmaceutical manufacturing processes. From 1986 until 1990, he served as the Director of Bioprocess Development and Production at Invitron Corp., a contract manufacturer for the development and scale-up of mammalian, cell-based biopharmaceutical manufacturing processes. Dr. Hope received a B.S. in microbiology and chemistry from the University of Reading (U.K.) and a Ph.D. in biochemistry from the University of London (U.K.).

     Dr. Greenstein has served as Senior Vice President of Research and Chief Scientific Officer of the Company since December 1995. From February 1994 until December 1995, she served as Vice President of Research of the Company. From 1992 until 1994, she served as Vice President, Discovery Research, and from 1991 until 1992, as Director of Immunology, at ImmuLogic Pharmaceutical Corporation, a biotechnology company which she joined in 1987 and worked on a T cell mediated approach to allergy desensitization. From 1986 until 1987, Dr. Greenstein was an Assistant Professor of Pathology at Harvard Medical School and the Dana Farber Cancer Institute. She received her B.A. from Russell Sage College and her Ph.D. in microbiology from the University of Rochester Medical School.

     Dr. White-Scharf has served as Vice President of Research of the Company since December 1995. From September 1991 until December 1995 she served as Director of Monoclonal Antibody Development of the Company where she directed the BTI-322 program and the Company's hybridoma discovery, scale-up, antibody purification and antibody engineering. From 1989 to 1991, she served as a Research Scientist at Repligen Corporation, a biotechnology company, where she directed its efforts to generate a broadly neutralizing monoclonal antibody to HIV-1. Dr. White-Scharf received her B.S. in biology from Southern Methodist University, her M.A. in physiology from the University of Texas Medical Branch and her Ph.D. in medical microbiology from Stanford University School of Medicine.

     Mr. Capasso has served as Director of Finance of the Company since December 1994. From December 1991 until December 1994 he served as Controller of the Company. From 1988 to 1991, he served as Manager of Financial Reporting and Controller at Softbridge, Inc., a computer software development company. From 1984 to 1988, he served as a member of the professional staff of the Enterprise Group of Arthur Andersen LLP, an international public accounting firm. Mr. Capasso received his B.S. from Northeastern University with a major in accounting and received his C.P.A. in 1987.


     Mr. Crouse has served as a director of the Company since June 1995. Since 1994, Mr. Crouse has served as Vice Chairman of HealthCare Investment Corporation and as a general partner of HealthCare Partners I, L.P. ("HP I"), HealthCare Partners II, L.P. ("HP II"), HealthCare Partners III, L.P. ("HP III") and HealthCare Partners IV, L.P. ("HP IV"), the general partners of HealthCare Ventures I, L.P. ("HCV I"), HealthCare Ventures II, L.P. ("HCV II"), HealthCare Ventures III, L.P. ("HCV III"), and HealthCare Ventures IV, L.P. ("HCV IV"), respectively. Mr. Crouse served as Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International from 1987 to 1994. Mr. Crouse has more than 30 years experience in the pharmaceutical industry. He also serves as a director of Activated Cell Therapy, Inc., Human Genome Sciences, Inc., Trophix Pharmaceuticals, Inc., PharmaGenics, Inc., Raritan Bancorp, The New York Blood Center and Liberty Science Center. Mr. Crouse received his B.S. in finance and economics from Lehigh University and his M.B.A. from Pace University.


     Mr. Foster has served as a director of the Company since February 1992. Since 1992, he has served as President and Chief Executive Officer of the CRL Division of Bausch & Lomb, Inc., a supplier of research animals and animal-related products and services. Previously, he has served in various capacities with Charles River Laboratories since 1976. Mr. Foster received his B.S. in psychology from Lake Forest College, his J.D. from the Boston University School of Law and his M.A. in Science and Management from the Massachusetts Institute of Technology.

     Dr. Hauser has served as a director of the Company since January 1994. Since 1992, he has served as President of Sandoz Research Institute in East Hanover, New Jersey and as Senior Vice President of Research and Development for Sandoz Pharmaceuticals Corporation. From 1965 to 1992, he served in various positions at the Pharma Division of Sandoz Ltd. (Switzerland) and from 1985 to 1992, served as Senior Vice President. Dr. Hauser received his M.S. and Ph.D. in chemistry from the Swiss Federal Institute of Technology (Switzerland) and was a Post-doctoral Research Fellow in the Department of Chemistry at the Israel Institute of Technology (Haifa). From 1992 to 1994, Dr. Hauser served on the Board of Directors of Systemix, Inc.

     Mr. Kearney has served as a director of the Company since March 1996. Since 1991, Mr. Kearney has served as President of Aetna Life Insurance and Annuity Company, a wholly owned subsidiary of Aetna Life & Casualty Company, an insurance company. In addition, he serves as Executive Vice President and Chief Investment Officer of Aetna Life & Casualty Company. Prior to joining Aetna in 1991, Mr. Kearney served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Immediately prior to joining the Oversight Board, Mr. Kearney was a principal at Aldrich, Eastman and Waltch, Inc., a pension fund advisor. Mr. Kearney graduated from Michigan State University and received a Masters in Economics from Michigan State University. He received his J.D. from the University of Chicago Law School. He also serves on the Board of Directors of MBIA, Inc.

     Mr. Spiegel has served as a Director of the Company since June 1995. Mr. Spiegel was employed by Merck & Co., Inc. ("Merck") from 1966 to 1995, and since 1993 had been Executive Vice President responsible for the operations of the Merck Consumer Healthcare Group, the DuPont Merck Pharmaceutical Company and the Kelco Specialty Chemical Company for Worldwide Human Resources, Internal Auditing, Strategic Planning and External Growth. Prior to that, since 1987, Mr. Spiegel was Senior Vice President responsible for Worldwide Finance, Human Resources, Strategic Planning and External Growth. Since 1967, he has held various financial and other management positions with Merck including Chief Financial Officer and was responsible for Finance from 1985 to 1992. Mr. Spiegel was also a non-executive member of the Merck Board of Directors, and Executive, Compensation & Benefits and Audit Committees since 1985. Mr. Spiegel holds a Bachelor's degree in accounting from Lehigh University and earned his C.P.A. certificate in 1963. Mr. Spiegel serves on the Board of Directors of various healthcare and biotechnology companies, including Alteon, Inc. and Diacrin, Inc., both biotechnology companies.

     Dr. Vukovich has served as a director of the Company since March 1994. Since 1983, he has served as Chairman of the Board and Chief Executive Officer of Roberts Pharmaceutical Corporation, a pharmaceutical company which he founded. From 1979 to 1983, he served as the Director of the Division of Developmental Therapeutics of the Revlon Health Care Group, a pharmaceutical company. He received his B.S. from Allegheny College and his Ph.D. in Pharmacology-Toxicology with a minor in Pathology from Jefferson Medical College. Dr. Vukovich also serves on the Board of Directors of Cypros Pharmaceutical Corp.

     Mr. Foster and Dr. Hauser have been elected to the Board of Directors pursuant to agreements among certain holders of the Company's Preferred Stock, which agreements will terminate upon the closing of this Offering.

     Under a consulting agreement with Dr. Sachs, the Company has agreed, at Dr. Sachs' request, to recommend to its stockholders that he be elected as a member to the Board of Directors. To date, Dr. Sachs has not requested that he be elected to the Board.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Each officer is appointed by and serves at the discretion of the Board of Directors. There are no family relationships among any of the executive officers, directors or key employees of the Company.

DIRECTOR COMPENSATION

     Prior to this Offering the Company has not paid any cash compensation to its directors for their services as directors. The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact the business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

     Upon the closing of this Offering, each outside, independent director will receive a fee of $1,000 for each Board meeting attended and will be reimbursed for expenses incurred in connection with their attendance. In addition, upon joining the Board each director who is not an employee of the Company will be granted automatically the Initial Options and Restricted Stock described below.

1994 DIRECTORS' EQUITY PLAN

     The Company's 1994 Directors' Equity Plan (the "Directors' Equity Plan") was adopted by the Board of Directors on June 27, 1994, and approved by the stockholders on August 12, 1994. The Directors' Equity Plan provides that Directors of the Company who are not officers or employees of the Company or of any subsidiary of the Company, nor affiliated with HealthCare Investment Corporation, Sandoz or CRL, each shall receive (i) nonstatutory options to purchase 3,125 shares of Common Stock at fair market value ("Initial Options") and (ii) 625 shares of restricted stock subject to a repurchase option, at a purchase price of $.04 per share (the "Restricted Stock"). The Restricted Stock will vest over a four year period. A total of 15,000 shares of Common Stock may be issued under the Directors' Equity Plan, subject to adjustments as provided therein.

     The Board of Directors may suspend or discontinue the Directors' Equity Plan or amend it in any respect; provided, however, that without the approval of the stockholders, no amendment may change the number of shares subject to the Directors' Equity Plan, change the designation of the class of Directors eligible to receive options, or materially increase the benefits accruing to participants under the Directors' Equity Plan. The Directors' Equity Plan may not be amended more than once in any six-month period.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation paid by the Company during the fiscal year ended December 31, 1995 to the Chief Executive Officer and three other most highly compensated executive officers (the "Named Executive Officers") whose 1995 compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                       Annual                                       Long-Term
                                                    Compensation                                 Compensation(1)
                                       --------------------------------------   -------------------------------------------------
                                                                   Other        Restricted         Shares               All
                                                                  Annual          Stock          Subject to            Other
     Name and Principal Position       Salary($)   Bonus($)   Compensation($)   Awards($)    Options Granted(#)   Compensation($)
- -------------------------------------  ---------   --------   ---------------   ----------   ------------------   ---------------
Elliot Lebowitz......................    215,000        --             --             --           16,218                  --
  President and Chief Executive
  Officer
James Hope...........................    147,784        --             --             --           10,312                  --
  Senior Vice President of
  Development
Julia L. Greenstein..................    168,586        --             --             --            8,000                  --
  Senior Vice President of Research
  and Chief Scientific Officer
Mary White-Scharf....................    108,171        --             --             --           10,936                  --
  Vice President of Research

- ---------------
(1) The Company does not have a long-term compensation program that includes long-term incentive payouts. No restricted stock awards or SARs were granted to any of the Named Executive Officers during fiscal 1995.



     The following table sets forth certain information with respect to grants of stock options made during 1995 under the amended 1991 Stock Option Plan to the Named Executive Officers.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995

                                                                                                          Potential
                                                                                                          Realizable
                                                                                                       Value At Assumed
                                                         Percentage                                    Annual Rates of
                                     Number of            of Total                                          Stock
                                     Securities           Options                                     Price Appreciation
                                     Underlying          Granted to       Exercise                    For Option Term(3)
                                      Options            Employees         Price       Expiration     ------------------
              Name                Granted(#)(1)(2)     in Fiscal 1995      ($/Sh)         Date        5%($)      10%($)
- --------------------------------  ----------------     --------------     --------     ----------     ------     -------
Elliot Lebowitz.................       16,218               22.9%           4.00         05/22/05     40,798     103,389
James Hope......................        6,875                9.7            4.00         05/22/05     17,295      43,828
                                        3,437                4.8            4.00         12/08/05      8,646      21,911
Julia L. Greenstein.............        5,000                7.1            4.00         05/22/05     12,578      31,875
                                        3,000                4.2            4.00         12/08/05      7,547      19,125
Mary White-Scharf...............        2,030                2.9            4.00         05/22/05      5,107      12,941
                                        8,906               12.6            4.00         12/08/05     22,404      56,775

- ---------------
(1)  No stock appreciation rights were granted during 1995.

(2) Options granted in 1995 become exercisable in four equal annual installments, commencing 12 months after the vesting commencement date, which is typically the date of grant.

(3) Amounts represent hypothetical gains that could be achieved if options were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. The Company has used $4.00 per share as the fair market value of the Common Stock on the date of grant, as determined by the Company's Board of Directors. This table does not take into account any appreciation in the price of Common Stock to date.


     The following table sets forth certain information regarding the value of unexercised stock options held by the Named Executive Officers as of December
31, 1995. No options were exercised by the Named Executive Officers in 1995.

          OUTSTANDING GRANTS AND OPTION VALUES AS OF DECEMBER 31, 1995

                                                                Number of                    Value of Unexercised
                                                           Unexercised Options               In-the-Money Options
                        Name                           Exercisable/Unexercisable(#)     Exercisable/Unexercisable($)(1)
- -----------------------------------------------------  ----------------------------     -------------------------------
Elliot Lebowitz......................................          43,317/53,992                     47,918/36,384
James Hope...........................................          20,000/17,812                     24,000/11,062
Julia L. Greenstein..................................          12,500/20,500                      2,500/ 4,100
Mary White-Scharf....................................           7,186/11,875                     22,999/ 2,688

- ---------------
(1) Based on the value of the Common Stock on December 31, 1995 ($4.20 per share), as determined by the Company's Board of Directors, less the exercise price, multiplied by the number of shares covered by the option.


SEVERANCE AGREEMENTS WITH EXECUTIVE OFFICERS

     Under the terms of an agreement with Dr. Lebowitz, the Company's President and Chief Executive Officer, in the event of involuntary termination of Dr. Lebowitz' employment, he is eligible to receive six months of base salary from the Company. Under the terms of agreements with Dr. Hope, Senior Vice President of Development, Dr. Greenstein, Senior Vice President of Research and Chief Scientific Officer and Dr. White-Scharf, Vice President of Research, in the event of a termination of employment without cause, the terminated officer is eligible to receive six months of base salary, which will be discontinued if the officer secures other employment. Furthermore, if at the end of such six-month period Dr. Hope is unable to secure other employment, then Dr. Hope and the Company have agreed to negotiate an additional severance payment of up to six months of base salary.

STOCK OPTION PLAN

     The Company has adopted its Amended 1991 Stock Option Plan (the "Option Plan") under which it may grant incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended ("incentive stock options"), stock options not intended to qualify as incentive stock options ("non-qualified stock options") and stock appreciation rights. Stock options may be granted under the Option Plan to employees, directors, consultants and advisors of the Company. Options granted to non-employee directors and consultants must be non-qualified stock options only. A total of 750,000 shares of Common Stock may be issued under the Option Plan, subject to adjustments as provided therein. The maximum number of shares with respect to which options may be granted to any employee under the Option Plan shall not exceed 100,000 shares of Common Stock during any calendar year.

     The Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Option Plan, the Compensation Committee (or the Board of Directors) has the authority to determine (i) to whom options will be granted, (ii) the time when options may be granted, (iii) the number of shares to be covered by each option, (iv) when the option becomes exercisable, (v) the exercise price of the option (which price, in the case of incentive stock options, shall not be less than the fair market value of the Common Stock on the date of grant, or in the case of incentive stock options granted to employees who own, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock on the date of grant) and (vi) any restrictions on sale and repurchase rights which shall be placed on shares purchased upon exercise of an option.

     Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash and Common Stock or by any other method approved by the Board of Directors consistent with the purposes of the Option Plan and applicable rules and regulations, including, without limitation, Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Options are not assignable or transferable except by will or the laws of descent and distribution.

     As of March 1, 1996, the Company has approximately 47 employees who would have been eligible to participate in the Option Plan. The number of persons receiving stock options and awards varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

     As of March 1, 1996, options to purchase 368,884 shares of Common Stock were outstanding under the Option Plan and 358,343 additional shares of Common Stock were reserved for future option grants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1995, the members of the Compensation Committee of the Board of Directors were Mr. Foster and Dr. Vukovich, neither of whom is an employee of the Company.

                              CERTAIN TRANSACTIONS

     In March 1991, the Company entered into a supply agreement with CRL. Under the terms of the agreement, CRL will provide the Company with miniswine and miniswine organs for research and development purposes in exchange for payments based on future commercial sales of miniswine products by the Company. The agreement is for a period of ten years, provided that at the end of three years, CRL may terminate the Agreement on 60 days' prior written notice. In connection with such agreement, CRL purchased 2,856 shares of Common Stock, at a purchase price of $.04 per share. James C. Foster, President and Chief Executive Officer of CRL, is a director of the Company. See "Business -- Collaborations and Agreements -- Charles River Laboratories."

     In October 1991, the Company issued 74,074 shares of Common Stock at a purchase price of $.04 per share, to Dr. Elliot Lebowitz, the President and Chief Executive Officer and a founder of the Company. These shares were issued pursuant to a Restricted Stock Purchase Agreement containing provisions which permitted the Company to repurchase the shares in accordance with a vesting schedule over four years. All repurchase rights terminated in 1995.

     In May 1992, the Company sold 401,606 shares of its Series B Stock to Sandoz at a price of $12.45 per share (100,401 shares at a price of $49.80 on a common equivalent basis). In the event that the price per share at which the Common Stock is offered to the public in a public offering is less than $49.80, each common equivalent share of Series B Stock shall automatically convert into a number of shares of Common Stock equal to $49.80 divided by the initial public offering share price, rounded up to the nearest one-tenth of a share (five shares, assuming a public offering price of $10.00 per share). Accordingly, upon the closing of this Offering, the shares of Series B Stock issued to Sandoz will convert into 502,005 shares of Common Stock. In 1993, the Company and Sandoz entered into a collaboration agreement for the development and commercialization of xenotransplantation products utilizing gene transduction, which was subsequently amended and restated in September 1995. Under the agreement, Sandoz has committed research funding of $20.0 million of which $10.0 million had been received as of December 31, 1995, and agreed to pay license fees of $10.0 million of which $5.0 million has been received as of December 31, 1995. Sandoz has also agreed to fund all of the development and pre-marketing costs of the licensed products, a portion of which may be repayable from the Company's operating profits from sales of the XenoMune System if the Company elects to co-promote, and a portion of which must be repaid within 90 days following PLA submission for such products. Daniel O. Hauser, Ph.D., the President of Sandoz Research Institute, and a Senior Vice President of Research and Development for Sandoz Pharmaceuticals Corporation, is a director of the Company. See
"Business -- Collaborations and Agreements -- Sandoz."

     In June 1995, the Company entered into a Consulting Agreement with Mr. Spiegel, a director of the Company. The Consulting Agreement is for a term of three years and is terminable by the Company upon 30 days' prior written notice. In consideration for the performance of services by Mr. Spiegel under the Consulting Agreement, pursuant to the Option Plan the Company granted to Mr. Spiegel a non-statutory stock option to purchase 22,500 shares of Common Stock, at an exercise price of $4.00 per share, the fair market value of the Company's Common Stock on the date of grant.

     In August 1995, the Company consummated a financing in which it issued promissory notes in aggregate principal amount of $1.0 million and warrants to purchase 25,000 shares of Common Stock, at an exercise price of $.04 per share, to a group of stockholders including HCV III, HCV IV, H&Q HealthCare Investors ("H&Q Health"), H&Q Life Sciences Investors ("H&Q Life"), Everest Trust ("Everest") and Hudson Trust ("Hudson"). Mr. Crouse, a director of the Company, is a general partner of HP III, the general partner of HCV III and is a general partner of HP IV, the general partner of HCV IV.

     In October 1995, the Company and MedImmune entered into a collaborative agreement for the development and commercialization of products to treat and prevent organ rejection. MedImmune paid to the Company a $2.0 million license fee at the time of execution of the agreement, and agreed to fund and assume responsibility for clinical testing and commercialization of BTI-322 and other related products. MedImmune has agreed to provide research support and make milestone payments which could total up to an additional $14.0 million, up to $12.0 million of which is repayable from royalties on BTI-322 or MEDI-500. HCV I and

HCV II own approximately 30% of the outstanding common stock of MedImmune. Mr. Crouse, a director of the Company, is a general partner of HP I and HP II, the general partners of HCV I and HCV II, respectively.

     In October 1995, the Company sold an aggregate of 2,424,947 shares of its Series D Stock (convertible into 606,233 shares of Common Stock) to a group of existing investors, including HCV III, HCV IV, H&Q Life, H&Q Health and Everest, at a purchase price of $2.00 per share ($8.00 on a common equivalent basis). The Series D Stock purchase price was paid solely by the cancellation and conversion of the outstanding principal and interest due under promissory notes previously issued to such investors.

     In January 1996, the Company entered into a Consulting Agreement with Dr. Vukovich, a director of the Company. The Consulting Agreement is for a period of three years and is terminable by the Company upon 30 days prior written notice. In consideration for the performance of services by Mr. Vukovich under the Consulting Agreement, pursuant to the Option Plan the Company granted to Dr. Vukovich a non-statutory stock option to purchase 12,500 shares of Common Stock, at an exercise price of $4.20 per share, the fair market value of the Company's Common Stock on the date of grant.

     In January 1996 and February 1996, the Company issued and sold an aggregate of 3,495,409 shares of its Series D Stock (convertible into 873,850 shares of Common Stock), at a purchase price of $2.00 per share ($8.00 on a common equivalent basis), to a group of existing and new investors, including Everest, Hudson, H&Q Life, H&Q Health, HCV II, Mr. Foster, Henry L. Foster, Mr. Spiegel, and Dr. Vukovich. Mr. Foster is a director of the Company. Henry L. Foster is the father of Mr. Foster. Mr. Spiegel and Dr. Vukovich are directors of the Company. Mr. Crouse, a director of the Company, is a general partner of HP II, the general partner of HCV II. The purchase price of the Series D Stock was paid in part by the conversion and cancellation of promissory notes (plus accrued interest) previously issued by the Company to certain investors.

     For a description of certain transactions between the Company and certain directors see "Management -- Director Compensation."

     The Company has adopted a policy that transactions between the Company and its officers, directors or other affiliates (i) must be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors, (ii) must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (iii) that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1996, giving effect to the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,172,034 shares of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the shares of Common
Stock, (ii) each director of the Company, (iii) each of the Named Executive
Officers and (iv) all current directors and executive officers as a group.

                                                                                         Percent Owned
                                                               Shares            -----------------------------
                                                            Beneficially         Before the         After the
Name and Address of Beneficial Owner                          Owned(1)            Offering           Offering
- ------------------------------------                        ------------         ----------         ----------
HealthCare Ventures II, L.P. .............................    1,570,886(2)          29.2%              19.9%
  Twin Tower at Metro Park
  379 Thornall Street
  Edison, New Jersey 08837

HealthCare Ventures III, L.P. ............................      874,539(3)          16.2               11.1
  Twin Tower at Metro Park
  379 Thornall Street
  Edison, New Jersey 08837

HealthCare Ventures IV, L.P. .............................      258,075(4)           4.8                3.3
  Twin Tower at Metro Park
  379 Thornall Street
  Edison, New Jersey 08837

Funds Managed by
Hambrect & Quist Capital Management Inc...................      460,450(5)           8.6                5.9
  50 Rowes Wharf
  Boston, Massachusetts 02110

Everest Trust.............................................      750,284(6)          14.1                9.6
  c/o Rho Management Company, Inc.
  767 Fifth Avenue
  New York, New York 10153

Hudson Trust..............................................      313,061(7)           5.9                4.0
  c/o Pyrenees Management
  Company, Inc.
  666 Plainsboro Road
  Plainsboro, New Jersey 08854

Sandoz Pharma Ltd. .......................................      502,005(8)           9.3                6.4
  Lichstrasse 35
  CH-40002 Basel
  Switzerland

Elliot Lebowitz...........................................      117,391(9)           2.2                1.5
James Hope................................................       20,000(10)            *                  *
Julia L. Greenstein.......................................       12,500(11)            *                  *
Mary White-Scharf.........................................        7,186(12)            *                  *
William W. Crouse.........................................    2,703,500(13)         49.1               33.8
James C. Foster...........................................       15,356(14)            *                  *
Daniel O. Hauser..........................................      502,005(15)          9.3                6.4
Daniel P. Kearney.........................................            0                *                  *
Francis H. Spiegel........................................       25,000                *                  *
Robert A. Vukovich........................................        4,531(16)            *                  *
All current directors and executive officers as a group
  (10 persons)............................................    3,407,468(17)         60.3               41.8

- ---------------
 *  Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 1, 1996, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person.

 (2) Includes 78,877 shares of Common Stock which HCV II has the right to acquire within 60 days of March 1, 1996 upon the exercise of warrants.

 (3) Includes 99,705 shares of Common Stock which HCV III has the right to acquire within 60 days of March 1, 1996 upon the exercise of warrants.

 (4) Includes 29,571 shares of Common Stock which HCV IV has the right to acquire within 60 days of March 1, 1996 upon the exercise of warrants.

 (5) Includes 249,108 shares held by H&Q Health (including 10,210 shares which H&Q Health has the right to acquire within 60 days of March 1, 1996 upon the exercise of warrants) and 211,342 shares held by H&Q Life (including 17,722 shares which H&Q Life has the right to acquire within 60 days of March 1, 1996 upon the exercise of warrants). Hambrecht & Quist Capital Management Inc. serves as the investment advisor to H&Q Health and H&Q Life. The respective General Partners of H&Q Health and H&Q Life exercise sole voting and investment power with respect to the shares held by each fund.


 (6) Includes an aggregate of 38,464 shares of Common Stock which Everest Trust has the right to acquire within 60 days of March 1, 1996 upon the exercise of warrants. Jan Philipp F. Reemtsma, Joshua Ruch and Fero Ventures Limited may be deemed to beneficially own the shares held by Everest Trust ("Everest"), retain voting and dispositive rights for such shares and the right to revoke such shares from Everest.


 (7) Includes an aggregate of 16,100 shares of Common Stock which Hudson Trust has the right to acquire within 60 days of March 1, 1996 upon the exercise of warrants. Bernd Diethelm Honer may be deemed to beneficially own the shares held by Hudson Trust ("Hudson"), retains voting and dispositive rights for such shares and the right to revoke such shares from Hudson.

 (8) Includes 100,401 shares of Common Stock issuable upon the conversion of the Series B Stock and 401,604 additional shares of Common Stock to be issued to Sandoz pursuant to the anti-dilution rights of the Series B Stock assuming an initial public offering price of $10.00 per share.

 (9) Includes 43,317 shares of Common Stock which Dr. Lebowitz has the right to acquire within 60 days of March 1, 1996 upon exercise of stock options.

(10) Consists solely of shares of Common Stock which Dr. Hope has the right to acquire within 60 days of March 1, 1996 upon the exercise of stock options.

(11) Consists solely of shares of Common Stock which Dr. Greenstein has the right to acquire within 60 days of March 1, 1996 upon exercise of stock options.

(12) Consists solely of shares of Common Stock which Dr. White-Scharf has the right to acquire within 60 days of March 1, 1996 upon the exercise of stock options.

(13) Consists solely of shares held of record HCV II, HCV III and HCV IV. Mr. Crouse is a general partner of HP II, HP III and HP IV the general partners, respectively, of HCV II, HCV III and HCV IV. Mr. Crouse, together with the other general partners of HCV II, HCV III and HCV IV, respectively, share voting and investment control with respect to the shares owned by HCV II, HCV III and HCV IV. The same individuals serve as general partners of HP II, HP III and HP IV, respectively. Mr. Crouse does not own any shares in his individual capacity.

(14) Includes 2,856 shares of Common Stock owned by CRL. Mr. Foster, a director of the Company, is the President and Chief Executive Officer of CRL and may be deemed to beneficially own the shares held by CRL although he disclaims beneficial ownership.

(15) Consists solely of shares of Common Stock owned by Sandoz. Dr. Hauser, a director of the Company, is the President of the Sandoz Research Institute and is a Senior Vice President of Research and Development of Sandoz Pharmaceuticals Corporation, an affiliate of Sandoz. Dr. Hauser may be deemed to beneficially own the shares held by Sandoz although he disclaims beneficial ownership.

(16) Includes 781 shares of Common Stock which Dr. Vukovich has the right to acquire within 60 days of March 1, 1996 upon exercise of stock options.

(17) Includes 291,937 shares of Common Stock which all directors and officers as a group may acquire upon exercise of outstanding stock options and warrants exercisable within 60 days of March 1, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this Offering, the Company will be authorized to issue 25,000,000 shares of Common Stock, $0.01 par value per share, of which 7,798,628 shares will be issued and outstanding, and 2,000,000 shares of undesignated Preferred Stock, $.01 par value per share, of which no shares will be issued and outstanding.

COMMON STOCK

     Upon the closing of this Offering, the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") will authorize the issuance of up to 25,000,000 shares of Common Stock, $.01 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any preferential dividend rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable.

     As of March 1, 1996, there were 5,298,628 shares of Common Stock outstanding held by 40 stockholders (after giving effect to conversion of all outstanding shares of Preferred Stock into an aggregate of 5,172,034 shares of Common Stock effective upon the closing of this Offering).

PREFERRED STOCK

     Upon the closing of the Offering, the Restated Certificate will have an authorized class of undesignated preferred stock consisting of 2,000,000 shares, $.01 par value per share. The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 2,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of Common Stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. See "Dividend Policy." Holders of preferred stock would typically be entitled to receive a preference payment in the event of a liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. Additionally, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

WARRANTS

     As of March 1, 1996, there were outstanding warrants to purchase 377,135 shares of Common Stock at exercise prices ranging from $.04 per share to $49.80 per share. All of such warrants expire 10 years from the date of grant and do not confer upon the holder thereof any voting or other rights as a stockholder of the Company.

REGISTRATION RIGHTS

     Upon completion of this Offering, certain persons and entities (the "Rightsholders") will be entitled to certain rights with respect to the registration under the Securities Act, for resale to the public, of a total of 5,534,200 shares of Common Stock (including holders of warrants to purchase 362,166 shares of Common Stock) (collectively, the "Registrable Shares"). In the event the Company proposes to register any of its securities under the Securities Act for its own account or otherwise, the Rightsholders are entitled to include Registrable Shares in such registration, subject to certain conditions and limitations, which include the right of the managing underwriter of any such offering to exclude some of the Registrable Shares from such registration if it determines that the inclusion of all Registrable Shares proposed to be issued would interfere with successful marketing of the securities.

     Rightsholders are also entitled to a minimum of two demand registrations in connection with Registrable Shares held by them. Rightsholders holding at least 50% of the Registrable Shares may require the Company, on one occasion, whether or not the Company proposes to register its Common Stock for sale, to register all or part of their Registrable Shares for sale to the public under the Securities Act, subject to certain conditions and limitations. Thereafter, Rightsholders holding at least 15% of the Registrable Shares may require the Company, whether or not the Company proposes to register its Common Stock for sale, to register all or part of their Registrable Shares for sale to the public under the Securities Act, subject to the same limitations and conditions. In addition to these demand registrations, the Rightsholders may require the Company to register all or part of their Registrable Shares on a Form S-2 or Form S-3 Registration Statement if the Company qualifies for the use of such form, subject to certain conditions and limitations including the requirement that the requested registration of Registrable Shares have a proposed aggregate offering price of at least $500,000. The Company is required to bear the expenses of all such registrations (except underwriting discounts and commissions).

     Any future exercise of such registration rights may hinder efforts by the Company to arrange financings which may adversely effect the market price of the Company's shares.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Restated Certificate of Incorporation provides that after the closing of this Offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors or holders of 20% of the then outstanding shares of capital stock of the Company. Under the Company's Amended and Restated By-Laws (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder holding less than 5% of the then outstanding shares of capital stock of the Company must comply with certain requirements regarding advance notice to the Company.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage.

     The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding 7,798,628 shares of Common Stock. Of these shares, the 2,500,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 5,298,628 shares outstanding upon completion of this Offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. The executive officers, directors, employees and certain other stockholders of the Company who beneficially own an aggregate of 5,277,185 shares of Common Stock outstanding prior to this Offering have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the effective date of this Offering (the "Lock-Up Period"). See "Underwriting."

     Upon expiration of the Lockup Period, approximately 28,496 Restricted Shares held by non-affiliates will be eligible for sale in the public market without restriction pursuant to Rule 144(k) and approximately 3,472,327 Restricted Shares held by affiliates and approximately 216,250 Restricted Shares held by non-affiliates will be so eligible subject to compliance with the volume limitations of Rule 144 described below. The remaining 1,557,531 Restricted Shares may be sold pursuant to Rule 144 only after they have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate (which dates do not occur until after the expiration of the Lockup Period).

     Beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon exercise of options granted by the Company prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. If all the requirements of Rule 701 are met, upon expiration of the Lockup Period an aggregate of 24,024 shares of Common Stock currently outstanding, and an additional 375,134 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale pursuant to such rule.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who beneficially owned Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding the sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     The Company is unable to estimate accurately the number of Restricted Shares that will be sold under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors.

     Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

     The Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Option Plan and the Directors' Equity Plan. Those registration statements are expected to be filed approximately 180 days after the date of this Prospectus and are expected to become effective immediately upon filing. Shares covered by those registration statements will be eligible for resale in the public market after the effective date of such registration statements, subject to Rule 144 limitations applicable to affiliates and to the Lockup Period, if applicable.

     In addition, upon completion of this Offering, the holders of 5,534,200 shares of Common Stock (including holders of warrants to purchase 362,166 shares of Common Stock) will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Pacific Growth Equities, Inc. are acting as representatives (the
"Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                                    NUMBER
            UNDERWRITERS                                                           OF SHARES
            ------------                                                           ---------
            UBS Securities LLC...................................................
            Pacific Growth Equities, Inc.........................................

                                                                                   ---------
                      Total......................................................  2,500,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover of this Prospectus, and to certain dealers at such price
less a concession not in excess of        per share. The Underwriters may allow
and such dealers may reallow a concession not in excess of        per share to
certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The executive officers, directors, employees and certain other stockholders of the Company who beneficially own an aggregate of 5,277,185 shares of Common Stock outstanding prior to this Offering have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the effective date of this Offering. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under its stock option plans, or issue shares upon the exercise of outstanding stock options.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In January 1996, an affiliate of one of the Underwriters purchased 25,000 shares of Series D Stock (convertible into 6,250 shares of Common Stock) for $2.00 per share ($8.00 on a common equivalent basis).

     Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market and economic conditions, are certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present stage of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial offering price.

     The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "BTRN".

                                 LEGAL MATTERS


     Hale and Dorr, Boston, Massachusetts will pass on the validity of the shares offered hereby for the Company. Steven D. Singer, a partner of Hale and Dorr, is Secretary of the Company. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts will pass upon certain legal matters for the Underwriters.


                                    EXPERTS

     The audited consolidated financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The statements in this Prospectus under the captions "Risk
Factors -- Uncertainties Regarding Patents and Proprietary Rights; Potential Third Party Claims" and "Business -- Patents and Proprietary Rights" have been reviewed and approved by Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, Roseland, New Jersey, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval. A member of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein holds limited partnership interests in HCV I, HCV II and HCV III.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are qualified in all respects by such reference. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: the New York

Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material also may be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                PAGE
                                                                                                ----
Report of Independent Public Accountants......................................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995..................................  F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the period from inception (March 20, 1990) to December 31, 1995.........................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the period from inception
  (March 20, 1990) to December 31, 1995.......................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the period from inception (March 20, 1990) to December 31, 1995.........................  F-6
Notes to Consolidated Financial Statements....................................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To BioTransplant Incorporated:

     We have audited the accompanying consolidated balance sheets of BioTransplant Incorporated (a Delaware corporation in the development stage) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (March 20, 1990) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioTransplant Incorporated and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (March 20, 1990) to December 31, 1995, in conformity with generally accepted accounting principles.

Boston, Massachusetts
February 5, 1996 (except with respect
  to the matters discussed in Notes 6(a)
  and 14, as to which the dates are

  May 6, 1996 and February 13, 1996,

  respectively)


                                        ARTHUR ANDERSEN LLP

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                             ---------------------------    PRO FORMA
                                                                 1994           1995           1995
                                                             ------------   ------------   -----------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................  $  2,343,126   $  2,848,549   $  8,753,549
  Accounts receivable......................................            --        250,000        250,000
  Deposits and other prepaid expenses......................       397,054        343,303        343,303
                                                             ------------   ------------   ------------
          Total current assets.............................     2,740,180      3,441,852      9,346,852
                                                             ------------   ------------   ------------
Property and equipment, at cost:
  Equipment under capital leases...........................     2,210,170      2,210,170      2,210,170
  Laboratory equipment.....................................       581,968        647,044        647,044
  Leasehold improvements...................................            --        619,584        619,584
  Office equipment.........................................       133,749        164,963        164,963
                                                             ------------   ------------   ------------
                                                                2,925,887      3,641,761      3,641,761
  Less -- accumulated depreciation.........................       998,121      1,811,542      1,811,542
                                                             ------------   ------------   ------------
                                                                1,927,766      1,830,219      1,830,219
                                                             ------------   ------------   ------------
Other assets...............................................       132,750         99,563         99,563
                                                             ------------   ------------   ------------
                                                             $  4,800,696   $  5,371,634   $ 11,276,634
                                                             ============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current obligation under capital leases..................  $    545,963   $    450,768   $    450,768
  Accounts payable.........................................       352,850        187,225        187,225
  Accrued expenses.........................................     1,318,722        967,430        911,614
  Deferred revenue.........................................       375,000      1,750,000      1,750,000
                                                             ------------   ------------   ------------
          Total current liabilities........................     2,592,535      3,355,423      3,299,607
                                                             ------------   ------------   ------------
Long-term obligation under capital leases..................     1,065,707        614,939        614,939
                                                             ------------   ------------   ------------
Convertible notes payable to stockholders..................     4,400,000      1,000,000             --
                                                             ------------   ------------   ------------
Commitments (Notes 10 and 12)
Redeemable convertible preferred stock, $.01 par value --
  Authorized -- 15,615,112 shares
  Issued and outstanding -- 12,851,606 shares in 1994,
     15,586,345 shares in 1995 and no shares pro forma
     (will automatically convert into shares of common
     stock upon the closing of the proposed public offering
     (see Note 2(a)).......................................    23,771,996     29,241,474             --
                                                             ------------   ------------   ------------
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value --
     Authorized -- 2,000,000 shares Issued and
     outstanding -- no shares..............................            --             --             --
  Common stock, $.01 par value --
     Authorized -- 25,000,000 shares
     Issued and outstanding -- 121,291 shares in 1994,
     126,594 shares in 1995 and 5,298,628 shares pro
     forma.................................................         1,213          1,266         52,986
Additional paid-in capital.................................       953,817      1,230,343     37,380,913
Deficit accumulated during the development stage...........   (27,984,572)   (30,071,811)   (30,071,811)
                                                             ------------   ------------   ------------
          Total stockholders' equity (deficit).............   (27,029,542)   (28,840,202)     7,362,088
                                                             ------------   ------------   ------------
                                                             $  4,800,696   $  5,371,634   $ 11,276,634
                                                             ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    FOR THE YEARS ENDED DECEMBER 31,            CUMULATIVE
                                              --------------------------------------------        SINCE
                                                 1993             1994            1995          INCEPTION
                                              -----------     ------------     -----------     ------------
Revenues:
  License fees..............................  $ 1,500,000     $  1,500,000     $ 4,000,000     $  7,000,000
  Research and development..................    1,125,000        1,500,000       5,875,000        8,500,000
  Interest income...........................       66,165          163,315         168,475          525,477
                                              -----------     ------------     -----------     ------------
          Total revenues....................    2,691,165        3,163,315      10,043,475       16,025,477
                                              -----------     ------------     -----------     ------------
Expenses:
  Research and development..................    8,217,912       11,767,005       9,460,522       36,275,207
  General and administrative................    1,679,442        2,518,030       1,938,901        8,265,599
  Interest..................................      542,438          146,322         731,291        1,556,482
                                              -----------     ------------     -----------     ------------
          Total expenses....................   10,439,792       14,431,357      12,130,714       46,097,288
                                              -----------     ------------     -----------     ------------
          Net loss..........................  $(7,748,627)    $(11,268,042)    $(2,087,239)    $(30,071,811)
                                              ===========     ============     ===========     ============
Pro forma net loss per Common Share.........                                   $      (.44)
                                                                               ===========
Shares used in computing pro forma net loss
  per Common Share..........................                                     4,706,740
                                                                               ===========





The accompanying notes are an integral part of these consolidated financial statements.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                    DEFICIT
                                                COMMON STOCK                      ACCUMULATED         TOTAL
                                            ---------------------   ADDITIONAL     DURING THE     STOCKHOLDERS'
                                             NUMBER       $.01        PAID-IN     DEVELOPMENT        EQUITY
                                            OF SHARES   PAR VALUE     CAPITAL        STAGE          (DEFICIT)
                                            ---------   ---------   -----------   ------------    -------------
Inception, March 20, 1990.................         --    $    --    $        --   $         --     $         --
  Net loss................................         --         --             --       (142,353)        (142,353)
                                            ---------    -------    -----------   ------------     ------------
Balance, December 31, 1990................         --         --             --       (142,353)        (142,353)
  Sale of Common Stock....................    102,572      1,026          3,077             --            4,103
  Issuance of warrants....................         --         --         22,000             --           22,000
  Net loss................................         --         --             --     (2,637,206)      (2,637,206)
                                            ---------    -------    -----------   ------------     ------------
Balance, December 31, 1991................    102,572      1,026         25,077     (2,779,559)      (2,753,456)
  Net loss................................         --         --             --     (6,188,344)      (6,188,344)
                                            ---------    -------    -----------   ------------     ------------
Balance, December 31, 1992................    102,572      1,026         25,077     (8,967,903)      (8,941,800)
  Issuance of warrants....................         --         --        476,800             --          476,800
  Exercise of stock options...............         63          1             46             --               47
  Deferred compensation on stock
     options..............................         --         --        105,546             --          105,546
  Net loss................................         --         --             --     (7,748,627)      (7,748,627)
                                            ---------    -------    -----------   ------------     ------------
Balance, December 31, 1993................    102,635      1,027        607,469    (16,716,530)     (16,108,034)
  Exercise of stock options...............     17,406        174          1,448             --            1,622
  Restricted stock sold to Directors......      1,250         12          8,738             --            8,750
  Issuance of warrants....................         --         --        165,937             --          165,937
  Deferred compensation on stock
     options..............................         --         --        170,225             --          170,225
  Net loss................................         --         --             --    (11,268,042)     (11,268,042)
                                            ---------    -------    -----------   ------------     ------------
Balance, December 31, 1994................    121,291      1,213        953,817    (27,984,572)     (27,029,542)
  Issuance of warrants....................         --         --         99,000             --           99,000
  Exercise of stock options...............      5,303         53          7,301             --            7,354
  Deferred compensation on stock
     options..............................         --         --        170,225             --          170,225
  Net loss................................         --         --             --     (2,087,239)      (2,087,239)
                                            ---------    -------    -----------   ------------     ------------
Balance, December 31, 1995................    126,594      1,266      1,230,343    (30,071,811)     (28,840,202)
Pro forma adjustments (unaudited)
  Sale of Series D preferred stock, on a
     common equivalent basis..............    741,875      7,419      5,897,581             --        5,905,000
  Conversion of notes payable and accrued
     interest into Series D preferred
     stock, on a common equivalent
     basis................................    131,975      1,320      1,054,496             --        1,055,816
  Conversion of preferred stock
     outstanding as of December 31, 1995
     into common stock....................  3,896,580     38,965     29,202,509             --       29,241,474
  Issuance of common stock pursuant to
     antidilution rights..................    401,604      4,016         (4,016)            --               --
                                            ---------    -------    -----------   ------------     ------------
Pro forma balance, December 31, 1995
  (unaudited).............................  5,298,628    $52,986    $37,380,913   $(30,071,811)    $  7,362,088
                                            =========    =======    ===========   ============     ============


    The accompanying notes are an integral part of these consolidated financial statements.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   FOR THE YEARS ENDED DECEMBER 31,               CUMULATIVE
                                                            ----------------------------------------------           SINCE
                                                               1993              1994             1995             INCEPTION
                                                            -----------      ------------      -----------      ---------------
Cash flows from operating activities:
  Net loss...............................................   $(7,748,627)     $(11,268,042)     $(2,087,239)      $ (30,071,811)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Depreciation and amortization........................       324,760           526,419          846,608           1,876,767
    Noncash interest expense on convertible notes payable
       to stockholders...................................            --                --          449,894             449,894
    Noncash expenses related to options and warrants.....       582,346           212,112          269,225           1,085,683
    Changes in current assets and liabilities:
       Accounts receivable...............................            --                --         (250,000)           (250,000)
       Deposits and prepaid expenses.....................      (431,513)          193,907           53,751            (343,303)
       Accounts payable..................................        31,972           228,618         (165,625)            187,225
       Accrued expenses..................................      (293,013)          826,344         (351,292)            967,430
       Deferred revenue..................................       375,000                --        1,375,000           1,750,000
                                                            -----------      ------------      -----------        ------------
         Net cash provided by (used in) operating
           activities....................................    (7,159,075)       (9,280,642)         140,322         (24,348,115)
                                                            -----------      ------------      -----------        ------------
Cash flows from investing activities:
  Purchases of property and equipment....................      (324,522)       (1,452,811)         (96,290)         (3,082,253)
  Disposal of property and equipment, net................            --            28,040               --              28,040
                                                            -----------      ------------      -----------        ------------
         Net cash used in investing activities...........      (324,522)       (1,424,771)         (96,290)         (3,054,213)
                                                            -----------      ------------      -----------        ------------
Cash flows from financing activities:
  Proceeds from convertible notes payable to
    stockholders.........................................     3,000,000         4,400,000        1,000,000           9,400,000
  Payments of obligations under capital leases...........      (211,276)         (269,477)        (545,963)         (1,128,502)
  Proceeds from sale/leaseback of equipment..............            --           564,541               --             771,968
  Proceeds from equipment leases.........................       165,188           728,889               --           1,422,240
  Net proceeds from sale of redeemable convertible
    preferred stock......................................     9,111,155           742,926               --          19,771,996
  Proceeds from sale of Common Stock.....................            47             1,671            7,354              13,175
                                                            -----------      ------------      -----------        ------------
         Net cash provided by financing activities.......    12,065,114         6,168,550          461,391          30,250,877
                                                            -----------      ------------      -----------        ------------
Net increase (decrease) in cash and cash equivalents.....     4,581,517        (4,536,863)         505,423           2,848,549
Cash and cash equivalents, beginning of period...........     2,298,472         6,879,989        2,343,126                  --
                                                            -----------      ------------      -----------        ------------
Cash and cash equivalents, end of period.................   $ 6,879,989      $  2,343,126      $ 2,848,549        $  2,848,549
                                                            ===========      ============      ===========        ============
Supplemental disclosure of noncash transactions:
  Increase in equipment under capital leases.............   $  (165,187)     $ (1,309,392)     $        --        $ (2,210,170)
                                                            ===========      ============      ===========        ============
  Conversion of convertible notes payable to stockholders
    and accrued interest into redeemable convertible
    preferred
    stock................................................   $ 3,000,000      $         --      $ 4,849,894        $  8,849,894
                                                            ===========      ============      ===========        ============
  Issuance of warrants...................................   $   476,800      $    165,937      $    99,000        $    741,737
                                                            ===========      ============      ===========        ============
  Leasehold improvements acquired through issuance of
    redeemable convertible preferred stock...............   $        --      $         --      $   619,584        $    619,584
                                                            ===========      ============      ===========        ============
Supplemental disclosure of cash flow information:
  Interest paid during the period........................   $   202,069      $    146,322      $   261,397        $  1,214,929
                                                            ===========      ============      ===========        ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS

     BioTransplant Incorporated (the "Company") was incorporated on March 20, 1990. The Company is developing proprietary anti-rejection pharmaceuticals and organ transplantation systems which represent a comprehensive approach to inducing the long-term specific transplantation tolerance in humans.

     The Company is in the development stage and is devoting substantially all of its efforts toward product research and development and raising capital. The Company is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, competition from substitute products and larger companies, the development of commercially usable products, obtaining regulatory approval for products under development, the development and marketing of commercial products, and the need to obtain adequate additional financing necessary to fund the development of its products.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain accounting policies described below and elsewhere in the notes to consolidated financial statements.

  (a) Pro Forma Presentation

     The unaudited pro forma consolidated balance sheet as of December 31, 1995 reflects (i) the sale subsequent to December 31, 1995 of 2,967,500 shares of Series D redeemable convertible preferred stock and the receipt of $5,905,000 in net proceeds therefrom, (ii) the issuance of 527,909 shares of Series D redeemable convertible preferred stock upon the conversion of outstanding notes payable and $55,816 of accrued interest thereon, and (iii) the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 5,172,034 shares of Common Stock upon the closing of the Company's proposed initial public offering (including 401,604 additional shares of Common Stock to be issued to Sandoz pursuant to antidilution rights, assuming an initial public offering price of $10.00 per share).

  (b) Pro Forma Net Loss per Common Share

     Pro forma net loss per Common Share is based on the pro forma weighted average number of Common Shares outstanding during the period, assuming the automatic conversion of all outstanding shares of Series A, B, D and E redeemable convertible preferred stock into 3,896,580 shares of Common Stock. Pursuant to the requirements of the Securities and Exchange Commission, Common Stock and preferred stock issued during the 12 months immediately preceding the initial public offering, plus shares of Common Stock that became issuable during the same period pursuant to the grant of common stock options and warrants, have been included in the calculation of pro forma weighted average number of Common Shares outstanding for the entire period using the treasury stock method. Historical net loss per share has not been presented as such information is not considered to be relevant or meaningful.

  (c) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary; all material intercompany accounts and transactions have been eliminated in consolidation.

  (d) Cash and Cash Equivalents

     Cash and cash equivalents are stated at cost, which approximates market value, and have maturities of less than three months from the date of purchase.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (e) Depreciation and Amortization

     The Company provides for depreciation using the straight-line method by charges to operations in amounts estimated to allocate the cost of these assets over a five-year life. Amortization of equipment under capital lease and leasehold improvements is computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

  (f) Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (g) Revenue Recognition

     Substantially all of the Company's license and research and development revenues are derived from two collaborative research arrangements (see Note 9). Annual research and development payments are recognized on a straight-line basis over the period of the contract, which approximates when work is performed and costs are incurred. License fee revenue represents technology transfer fees received for rights to certain technology of the Company. License fees are recognized as revenue as earned. Deferred revenue represents amounts received in advance for research and development. Research and development expenses in the accompanying consolidated statements of operations include funded and unfunded expenses.

(3) CAPITAL LEASES

     The Company has capital lease commitments related to certain property and equipment. In conjunction with these leases, the Company has issued warrants to purchase Common and Preferred Stock (see Note 9).

     Future minimum payments under these capital lease agreements as of December 31, 1995 are as follows:

                                                                                    AMOUNT
                                                                                  ----------
        Year Ending December 31,
             1996...............................................................  $  569,647
             1997...............................................................     485,818
             1998...............................................................     186,694
             1999...............................................................      10,755
                                                                                  ----------
                  Total minimum payments........................................   1,252,914
        Less -- Amount representing interest....................................     187,207
                                                                                  ----------
                  Present value of minimum lease payments                          1,065,707
        Less Current obligation under capital leases............................     450,768
                                                                                  ----------
                                                                                  $  614,939
                                                                                  ==========

     Equipment under capital leases collateralize these lease obligations.

(4) CONVERTIBLE NOTES PAYABLE TO STOCKHOLDERS

     In September 1993, the Company borrowed $3,000,000 from certain preferred stockholders, under two convertible promissory notes bearing interest at 9% per annum. The notes were converted into Series D redeemable convertible preferred stock at $2.00 per share in November 1993. In connection with the

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

promissory notes, the Company issued warrants to purchase 74,999 shares of Common Stock at an exercise price of $.04 per share as discussed in Note 8(c). The Company recorded $447,000 of interest expense in 1993, which represents the estimated fair value of the warrants.

     In October 1994, the Company borrowed $4,400,000 from certain preferred stockholders under convertible promissory notes bearing interest at 10% per annum. The notes and accrued interest thereon were converted into Series D redeemable convertible preferred stock at $2.00 per share in October 1995. In connection with the issuance of these notes, the Company issued warrants to purchase 109,999 shares of Common Stock at an exercise price of $4.00 per share.

     In August 1995, the Company borrowed $1,000,000 from certain preferred stockholders under convertible promissory notes bearing interest at the prime rate, as defined, plus 1% per annum. In connection with the issuance of these notes, the Company issued warrants to purchase 24,999 shares of Common Stock at an exercise price of $.04 per share. The Company recorded $99,000 of interest expense in 1995, which represents the estimated fair value of the warrants. The notes and accrued interest thereon were converted into 527,909 shares of Series D redeemable convertible preferred stock at $2.00 per share in February 1996.

(5) ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31, 1994 and 1995:

                                                                         1994          1995
                                                                      ----------     --------
        Consulting and contract research............................  $  509,442     $402,812
        Clinical trials and related costs...........................     426,750       83,850
        Other.......................................................     382,530      480,768
                                                                      ----------     --------
                                                                      $1,318,722     $967,430
                                                                      ==========     ========

(6) STOCKHOLDERS' EQUITY (DEFICIT)


  (a) Reverse Stock Split



     On May 6, 1996, the Company consummated a one-for-four reverse stock split of its Common Stock. All share and per share amounts of Common Stock for all periods presented have been retroactively adjusted to reflect the reverse stock split. The Company is authorized to issue 25,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of undesignated preferred stock, $.01 par value.


  (b) Common Stock

     As of December 31, 1995, the Company has reserved the following shares of Common Stock for issuance:

        Conversion of redeemable convertible preferred stock.....................  3,896,587
        1991 Stock Option Plan...................................................    402,224
        1994 Directors' Equity Plan..............................................     13,750
        Outstanding warrants.....................................................    377,135
                                                                                   ---------
                                                                                   4,689,696
                                                                                   =========

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) REDEEMABLE CONVERTIBLE PREFERRED STOCK

     As of December 31, 1995, the Company's Board of Directors authorized 15,615,112 shares of $.01 par value redeemable convertible preferred stock.

     In 1995, the Company issued 309,792 shares of $.01 par value Series D redeemable convertible preferred stock to its landlord in exchange for certain leasehold improvements. The leasehold improvements were recorded at $619,584, which approximated the fair market value of the stock at the date of issuance and the cost of the leasehold improvements.

     Redeemable convertible preferred stock activity since inception is as follows:

                                       SERIES A                 SERIES B                  SERIES D                 SERIES E
                                ----------------------   ----------------------   ------------------------   --------------------
                                 NUMBER      CARRYING     NUMBER      CARRYING      NUMBER      CARRYING      NUMBER     CARRYING
                                OF SHARES     VALUE      OF SHARES     VALUE      OF SHARES       VALUE      OF SHARES    VALUE
                                ---------   ----------   ---------   ----------   ----------   -----------   ---------   --------
Sale of Series A, net of
 issuance costs of $51,973....  3,300,000   $3,248,027         --    $       --           --   $        --         --    $     --
                               ----------   ----------   --------    ----------   -----------  -----------   --------    --------
Balance, December 31, 1991....  3,300,000    3,248,027         --            --           --            --         --          --
 Sale of Series A.............    700,000      700,000         --            --           --            --         --          --
 Conversion of notes payable
   into Series A..............  1,000,000    1,000,000         --            --           --            --         --          --
 Sale of Series A, net of
   issuance costs of $18,612..  1,000,000      981,388         --            --           --            --         --          --
 Sale of Series B, net of
   issuance costs of $11,500..        --            --    401,606     4,988,500           --            --         --          --
                               ----------   ----------   --------    ----------   -----------  -----------   --------    --------
Balance, December 31, 1992....  6,000,000    5,929,415    401,606     4,988,500           --            --         --          --
 Sale of Series D, net of
   issuance costs of
   $188,846...................        --            --         --            --    6,150,000    12,111,155         --          --
                               ----------   ----------   --------    ----------   -----------  -----------   --------    --------
Balance, December 31, 1993....  6,000,000    5,929,415    401,606     4,988,500    6,150,000    12,111,155         --          --
 Sale of Series E, net of
   issuance costs of $67,074..        --            --         --            --           --            --    300,000     742,926
                               ----------   ----------   --------    ----------   -----------  -----------   --------    --------
Balance, December 31, 1994....  6,000,000    5,929,415    401,606     4,988,500    6,150,000    12,111,155    300,000     742,926
 Conversion of notes payable
   and accrued interest into
   Series D...................        --            --         --            --    2,424,947     4,849,894         --          --
 Issuance of Series D for
   leasehold improvements.....        --            --         --            --      309,792       619,584         --          --
                               ----------   ----------   --------    ----------   -----------  -----------   --------    --------
Balance, December 31, 1995....  6,000,000    5,929,415    401,606     4,988,500    8,884,739    17,580,633    300,000     742,926
Pro forma adjustments
 (unaudited)
 Sale of Series D, net of
   issuance costs of $30,000..        --            --         --            --    2,967,500     5,905,000         --          --
 Conversion of notes payable
   and accrued interest into
   Series D...................        --            --         --            --      527,909     1,055,816         --          --
 Conversion of redeemable
   convertible preferred stock
   into common stock.......... (6,000,000)  (5,929,415)  (401,606)   (4,988,500)  (12,380,148) (24,541,449)  (300,000)   (742,926)
 Pro forma balance, December
   31, 1995 (unaudited).......        --    $       --         --    $       --           --   $        --         --    $     --
                               ==========   ==========   ========    ==========   ===========  ===========   ========    ========


     The rights, preferences and privileges of the preferred stock are listed below:

  Conversion

     Shares of Preferred Stock are convertible into Common Stock at the rate of 1/4 share for each share of Preferred Stock, adjustable for certain dilutive events. Conversion is at the option of the preferred stockholder. The Company will be required to issue an additional 401,604 shares of Common Stock to Sandoz upon its initial public offering as a result of antidilution rights (assuming an initial public offering price of $10.00 per share). The conversion into Common Stock is automatic upon the consummation of an initial public offering

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

resulting in gross proceeds to the Company of at least $15,000,000 and at a price per share that a Pricing Committee of the Board of Directors has determined to be in the best interests of the Company and its stockholders.

  Redemption

     In the event of a merger or sale of the Company, or other disposition of all or substantially all of its assets, the Company is required to redeem all outstanding shares of Preferred Stock at its redemption price, as defined herein. In addition, at the request of holders of 66 2/3% of the Preferred Stock at any date subsequent to December 31, 1996, the Company must redeem up to an aggregate of 25% of preferred shares then outstanding and an additional 25% on each of the three anniversaries thereafter. The per share redemption price is $1.00 for Series A, $12.45 for Series B, $2.00 for Series D and $2.70 for Series E, plus any declared but unpaid dividends.

  Liquidation Preference

     The holders of the Preferred Stock have preference in the event of a liquidation or dissolution of the Company equal to the redemption process discussed above plus declared but unpaid dividends. If the assets of the Company are insufficient to pay the full preferential amounts to the preferred stockholders, the assets shall be distributed ratably among such holders in proportion to their aggregate liquidation preference amounts.

  Voting Rights and Dividends

     The holders of the Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share is convertible. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, any dividend declared or paid on any shares of Preferred Stock.

  Right of First Refusal

     The Company's Series A, B and D and preferred stockholders have the right of first refusal to purchase any new securities offered by the Company. The right of first refusal terminates upon the closing of an initial public offering resulting in gross proceeds to the Company of at least $15,000,000.

(8) OPTIONS AND WARRANTS

  (a) 1991 Stock Option Plan

     The Company has adopted the 1991 Stock Option Plan (the "Plan") under which it may grant incentive stock options, nonqualified stock options and stock appreciation rights. The Company has reserved 425,000 shares of Common Stock for issuance under the Plan. On March 1, 1996, the Company's Board of Directors voted to increase the shares reserved under the Plan to 750,000, subject to shareholder approval. These options vest ratably over a four- to five-year period.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the option activity under the Plan:

                                                                         NUMBER
                                                                       OF OPTIONS     PRICE PER SHARE
                                                                       ----------     ---------------
    Outstanding, December 31, 1993...................................    249,901       $ .04 - $ 3.00
      Granted........................................................     99,378        4.40 -  15.20
      Exercised......................................................    (17,406)        .04 -   3.00
      Canceled.......................................................    (52,859)        .04 -   3.00
                                                                        --------       --------------
    Outstanding, December 31, 1994...................................    279,014         .04 -  15.20
      Granted........................................................    193,987                 4.00
      Exercised......................................................     (5,303)        .60 -   3.00
      Canceled.......................................................   (150,373)        .92 -  15.20
                                                                        --------       --------------
    Outstanding, December 31, 1995...................................    317,325       $ .04 - $ 4.00
                                                                        ========       ==============
    Exercisable, December 31, 1995...................................    126,934       $ .04 - $ 4.00
                                                                        ========       ==============

     Subsequent to December 31, 1995, the Company granted options to purchase 56,782 shares of Common Stock with exercise prices ranging from $4.20 to $6.00 per share.

     During 1993 and 1994, the Company granted stock options with exercise prices below the estimated fair value of the Common Stock as determined for financial reporting purposes. Compensation expense is being recognized over the vesting period of the options. The Company recognized compensation expense of $105,546, $170,225 and $170,225 during 1993, 1994 and 1995, respectively, relating to these option grants.

     The Company has the right of first refusal or right of first offer on the sale or transfer of any shares of Common Stock issued upon exercise of an option granted under the Plan. This right, however, terminates upon the closing of an initial public offering of Common Stock.

  (b) 1994 Directors' Equity Plan

     In August 1994, the stockholders approved the 1994 Directors' Equity Plan (the "Directors' Plan"), which automatically grants an option to each eligible outside director of the Company for the purchase of 3,125 shares of Common Stock at the then fair market value. In addition, each eligible outside director will receive an award to purchase 625 shares of restricted Common Stock at $.04 per share. In 1994, the Company recorded compensation expense of $8,700 relating to restricted common stock issued to Directors. At December 31, 1995, 938 restricted common shares were unvested. The Company has reserved 15,000 shares of Common Stock for issuance under the Plan. These options vest ratably over a four-year period.

     The following table summarizes the option activity under the Directors'
Plan:

                                                                               NUMBER       PRICE PER
                                                                             OF OPTIONS       SHARE
                                                                             ----------     ---------
    Outstanding, December 31, 1993.........................................        --        $    --
      Granted..............................................................     6,250          15.20
      Exercised............................................................        --             --
      Canceled.............................................................        --             --
                                                                               ------         ------
    Outstanding, December 31, 1994.........................................     6,250          15.20
      Granted..............................................................     6,250           4.00
      Exercised............................................................        --             --
      Canceled.............................................................    (6,250)         15.20
                                                                               ------         ------
    Outstanding, December 31, 1995.........................................     6,250        $  4.00
                                                                               ======         ======
    Exercisable, December 31, 1995.........................................       787        $  4.00
                                                                               ======         ======

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (c) Warrants

     The Company has the following warrants outstanding for the purchase of Common Stock:

                                                                        NUMBER        EXERCISE PRICE
                                                                      OF WARRANTS       PER SHARE
                                                                      -----------     --------------
    Outstanding, December 31, 1992..................................     24,999        $   .04
      Granted.......................................................     80,449          .04 - 49.80
                                                                        -------         ------------
    Outstanding, December 31, 1993..................................    105,448          .04 - 49.80
      Granted.......................................................    239,497         3.00 - 10.80
                                                                        -------        -------------
    Outstanding, December 31, 1994..................................    344,945          .04 - 49.80
      Granted.......................................................     24,999            .04
                                                                        -------        -------------
    Outstanding, December 31, 1995..................................    369,944        $.04 - $49.80
                                                                        =======        =============
    Exercisable, December 31, 1995..................................    345,064        $.04 - $49.80
                                                                        =======        =============

     The warrants expire during the years 1999 to 2005.

     In June 1993, the Company issued warrants for the purchase of 452 shares of Common Stock at $49.80 per share in connection with an equipment lease agreement. The warrants are currently exercisable and expire on May 12, 2000.

     In June 1993, the Company issued warrants for the purchase of 4,998 shares of Common Stock at $.04 per share in connection with a financing agreement with stockholders. The warrants are all currently exercisable and expire on June 16, 2003. The Company recorded interest expense of $29,800 during 1993, which represents the estimated fair value of the warrants.

     In September 1993, the Company issued warrants for the purchase of 74,999 shares of Common Stock at $.04 per share in connection with the issuance of convertible notes payable to stockholders. The warrants are currently exercisable and expire on September 24, 2003. The Company recorded interest expense of $447,000 during 1993, which represents the estimated fair value of the warrants.

     In January 1994, the Company issued warrants for the purchase of 13,500 shares of Common Stock at $10.80 per share in connection with the sale of Series E redeemable convertible preferred stock. The warrants are currently exercisable and expire on January 15, 1999.

     In March 1994, the Company issued warrants to purchase 41,483 shares of Common Stock at $3.00 per share in connection with the facility lease discussed in Note 12. The warrants vest over a five-year period, commencing in March 1994. The Company recorded $165,937 of deferred rent, which represents the estimated fair value of the warrants. This amount will be amortized as rent expense over the life of the lease.

     In September 1994, the Company granted warrants to purchase 59,998 shares of Common Stock at an exercise price of $4.00 per share in connection with a financing commitment letter. These warrants are currently exercisable and expire on August 14, 2004.

     In October 1994, the Company granted warrants to purchase 109,999 shares of Common Stock at an exercise price of $4.00 per share. These warrants were issued in connection with convertible notes payable to stockholders. These warrants are currently exercisable and expire on October 31, 2004.

     In November 1994, the Company issued warrants to purchase 14,517 shares of Common Stock at $10.80 per share. These warrants were issued in connection with an equipment lease agreement. The warrants are currently exercisable and expire on November 18, 2001.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In August 1995, the Company issued warrants to purchase 24,999 shares of common stock at $.04 per share. The warrants were issued in connection with the issuance of convertible notes payable to stockholders. The Company recorded interest expense of $99,000 during 1995, which represents the estimated fair value of the warrants. These warrants are currently exercisable and expire on August 18, 2005.

(9) COLLABORATIVE RESEARCH AGREEMENTS

  (a) Sandoz Pharma Ltd.

     In April 1993, as amended and restated in September 1995, the Company entered into a five-year collaboration agreement with Sandoz Pharma Ltd. ("Sandoz") to develop and commercialize certain xenotransplantation technology (the "Sandoz Agreement"). Pursuant to the Sandoz Agreement, the Company will receive research funding of $20.0 million, of which $10.0 million had been received as of December 31, 1995, and license fees of $10.0 million, of which $5.0 million had been received as of December 31, 1995, in connection with the research by the Company of xenotransplantation products. In addition, in 1992, Sandoz purchased $5.0 million of the Company's Series B Convertible Preferred Stock, which will convert into 502,005 shares of Common Stock upon consummation of the Company's initial public offering. Pursuant to the terms of the Sandoz Agreement, Sandoz is obliged to fund the development costs associated with certain xenotransplantation products developed by the Company subject to reimbursement of a portion thereof by the Company, if the Company elects to co-promote such products. The Company has the right to co-promote solely in North America and to receive an agreed upon share of profits, if any, derived from North American sales. The Company is entitled to receive royalties on the sale of xenotransplantation products by Sandoz outside of North America and, to the extent that the Company elects not to co-promote in North America, on sales in North America as well.

     As of December 31, 1995, the Company had deferred revenue of $1,750,000 pursuant to the agreement which represents annual research and development payments received prior to revenue recognition.

  (b) MedImmune, Inc.

     In October 1995, the Company and MedImmune formed a collaborative agreement for the development and commercialization of products to treat and prevent organ transplant rejection. The collaboration is based upon the development of products derived from BTI-322, MEDI-500 and future generations of products derived from these two molecules. Pursuant to the collaboration, the Company granted MedImmune an exclusive worldwide license to develop and commercialize BTI-322 and any products based on BTI-322, other than the use of BTI-322 in kits or systems for xenotransplantation or allotransplantation. MedImmune paid BioTransplant a $2.0 million license fee at the time of formation of the collaboration, and agreed to fund and assume responsibility for clinical testing and commercialization of any resulting products. MedImmune has agreed to provide research support and make milestone payments which could total up to an additional $14.0 million, up to $12.0 million of which is repayable from royalties on BTI-322 or MEDI-500, as well as to pay royalties on any sales of BTI-322, MEDI-500 and future generations of products, if any. MedImmune is entitled to a credit against royalty payments for certain milestone payments that it makes.

(10) RESEARCH AND LICENSE AGREEMENTS

     The Company has entered into several research and license agreements with a hospital whereby the Company obtained the rights to the hospital's research pertaining to the transplantation of organs and tissues and other related technologies. The Company also obtained an exclusive license to commercially develop, manufacture, use and distribute worldwide any products developed pursuant to the agreements in exchange for research funding and royalties on any future sales. These agreements have initial terms of one to ten years; however, either party may terminate the agreements at various times, as defined, with written notice. The Company has agreed to reimburse the hospital for the cost of leasing up to $1,050,000 of research equipment over a five-year lease period. At the end of the lease, the hospital has the option to purchase the equipment for

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

a nominal amount. As of December 31, 1995, the hospital has leased equipment with an approximate cost of $859,000. The Company is currently expensing approximately $17,000 per month for this leased equipment; however, this amount may increase until the hospital has leased the maximum amount allowed.

     The Company has entered into research and license agreements with four universities whereby the Company funded research and development. The Company also obtained exclusive, worldwide licenses for certain patents, patent rights and research information and rights to develop, manufacture, use and sell any product developed pursuant to the licensed technology in exchange for royalties on any future sales, as defined.

     During 1991, the Company entered into a research and supply agreement with a breeding laboratory and was granted exclusive, worldwide licenses for the acquisition and sale of specified organs or animals utilized in the licensed technology. Pursuant to this agreement, the Company has agreed to pay specified royalties on future net product sales, as defined in the agreement.

     During 1992, the Company entered into a license agreement and was granted worldwide rights and licenses for several patents relating to certain technology. The Company paid approximately $160,000 under the agreement in 1993. An additional $155,000 will be paid upon the receipt of certain research materials. The Company will also pay royalties on any product sales derived from the technology.

     Commitments as of December 31, 1995, pursuant to these research and license agreements, subject to cancellation clauses, are as follows:

                                                   HOSPITAL      CONSULTANTS   OTHER         TOTAL
                                                  ----------     --------     --------     ----------
    Year Ending December 31,
      1996......................................  $1,926,202     $298,239     $165,000     $2,389,441
      1997......................................     775,584           --           --        775,584
      1998......................................     625,000           --           --        625,000
      1999......................................     625,000           --           --        625,000
      2000......................................     625,000           --           --        625,000
                                                  ----------     ---------    ---------    ----------
                                                  $4,576,786     $298,239     $165,000     $5,040,025
                                                  ==========     =========    =========    ==========

(11) INCOME TAXES

     The Company accounts for income taxes in accordance with Statements of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. At December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $27,005,000. The Company also has available tax credit carryforwards of $992,000 at December 31, 1995 to reduce future federal income taxes, if any. The net operating loss carryforwards and tax credit carryforwards expire commencing in the year 2006, and are subject to review and possible adjustment by the Internal Revenue Service. Net operating loss carryforwards may be limited in the event of certain changes in the ownership interests of significant stockholders.

                   BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the deferred tax asset as of December 31, 1994 and 1995 are approximately as follows:

                                                                            1994          1995
                                                                         -----------   -----------
    Operating loss carryforwards.......................................  $10,278,000   $10,802,000
    Tax credit carryforwards...........................................      716,000       992,000
    Start-up costs.....................................................      654,000       525,000
    Other temporary differences........................................      246,000       449,000
                                                                         -----------   -----------
                                                                          11,894,000    12,768,000
    Less -- Valuation allowance........................................   11,894,000    12,768,000
                                                                         -----------   -----------
                                                                         $        --   $        --
                                                                         ===========   ===========

     Due to the history of operating losses, a valuation allowance has been provided for the entire deferred tax asset as it is uncertain if the Company will realize the benefit of the deferred tax asset.

(12) OPERATING LEASE COMMITMENTS

     The Company leases its facility under an operating lease that expires in 2004. In addition, the Company is responsible for the real estate taxes and operating expenses related to this facility. Minimum annual rental payments under this lease agreement are as follows:

                1996..................................................    $1,013,464
                1997..................................................     1,013,464
                1998..................................................     1,013,464
                1999..................................................     1,014,714
                2000..................................................     1,018,464
                Thereafter............................................     3,819,240
                                                                           ---------
                                                                          $8,892,810
                                                                           =========

     Rental expense for the years ended December 31, 1993, 1994 and 1995 was approximately $355,000, $596,000 and $1,183,000, respectively.

(13) INVESTMENT IN PRIVATELY HELD CORPORATION

     In April 1994, the Company entered into a shareholders' agreement and a research and license agreement (the "Agreements") with a privately held corporation. Under the Agreements, the Company paid $1,000,000 for 30% of the outstanding shares, an exclusive license to certain technology and other intellectual property and support of certain research in the field of animal genetic engineering. The Company has an option to purchase additional shares of stock and to fund additional research. The option is exercisable at any time prior to July 1996. The Company has recorded the $1,000,000 as research and development expense during the 12 months ended December 31, 1994. In 1996, the Company agreed to fund an additional $500,000 for research support and to maintain its pro rata ownership of the Company.

(14) SUBSEQUENT EVENTS

  (a) Sale of Series D preferred stock

     During 1996, the Company sold 2,967,500 shares of $.01 par value Series D redeemable convertible preferred stock for net proceeds of approximately $5,905,000.

  (b) Conversion of Notes Payable to Stockholders

     During February 1996, the Company converted the $1,000,000 note payable to stockholders (see Note 4) and $55,816 of accrued interest into 527,909 shares of Series D redeemable convertible preferred stock.

BIOTRANSPLANT'S ALLOMUNE SYSTEM IS DESIGNED TO CREATE DONOR SPECIFIC TOLERANCE








        [Photograph of a monkey's abdomen showing three skin grafts on day 13, labeled "donor (frozen skin)", "3rd party (fresh skin)" and "3rd party (frozen skin)", respectively.]








The photograph depicts a monkey's abdomen where specific transplant tolerance is demonstrated.









This monkey, treated with the AlloMune System, has maintained its life supporting transplanted kidney graft from a fully mismatched donor monkey, in the absence of chronic immunosuppressive drugs for over 800 days post-transplant. At approximately one year post-transplant, the donor's frozen skin as well as frozen and fresh skin from a third party monkey, was grafted onto the abdomen of the recipient monkey. The photograph showns acceptance of the original donor skin (left graft) and the rejection of the third party skin (right grafts) on day 13 post skin grafting. The original donor skin survived and was healthy until the end of the experimental evaluation, approximately one year later, without the chronic use of immunosuppressive drugs.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     No dealer, sales person or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.
                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
The Company................................    3
Risk Factors...............................    6
Use of Proceeds............................   14
Dividend Policy............................   14
Capitalization.............................   15
Dilution...................................   16
Selected Consolidated Financial Data.......   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   18
Business...................................   21
Management.................................   40
Certain Transactions.......................   46
Principal Stockholders.....................   48
Description of Capital Stock...............   50
Shares Eligible for Future Sale............   53
Underwriting...............................   55
Legal Matters..............................   56
Experts....................................   56
Additional Information.....................   56
Index to Consolidated Financial
  Statements...............................  F-1


     Until             , 1996 (25 days after the date of the Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


- --------------------------------------------------------------------------------
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                                  COMMON STOCK



                            ------------------------
                                   PROSPECTUS

                                          , 1996
                            ------------------------



                               UBS SECURITIES LLC

                         PACIFIC GROWTH EQUITIES, INC.



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Costs and expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

                     ITEM                                                        AMOUNT
                     ----                                                        ------
    SEC Registration Fee....................................................    $ 10,906
    NASD Filing Fee.........................................................       3,663
    Nasdaq National Market Listing Fee......................................      38,000*
    Blue Sky Fees and Expenses..............................................      20,000*
    Accounting Fees and Expenses............................................      75,000*
    Legal Fees and Expenses.................................................     150,000*
    Printing, Engraving and Mailing Expenses................................     100,000*
    Transfer Agent Fees and Expenses........................................       5,000*
    Miscellaneous...........................................................      47,431*
                                                                                --------
              Total.........................................................    $450,000
                                                                                ========

- ---------------
* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe such conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article X of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against such director or officer by virtue of a position as a director or officer of the Registrant if such director or officer acted in good faith and in a manner reasonably believed by such director to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, such director had no reasonable cause to believe such conduct was unlawful and (b) shall be indemnified by the Registrant against expenses (including attorneys' fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of a position as a director or officer of the Registrant if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, such person shall be indemnified against all expenses (including attorneys' fees) reasonably incurred in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at such person's request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article X of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Article IX of the Registrant's Certificate of Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

     Under the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act").

     The Registrant has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below in chronological order is a description of the Registrant's sales of unregistered securities since March 1, 1993.

     1. In 1993, the Registrant issued warrants to purchase an aggregate of 86,225 shares of Common Stock, at an exercise price of $.04 per share, to certain existing investors.

     2. In June 1993, the Registrant issued warrants to purchase 226 shares of Common Stock, at an exercise price of $49.80 per share, to each of Aberlyn Capital Management Limited Partnership and Aberlyn Holding Company, Inc. in connection with the execution of an Equipment Lease Financing Agreement.

     3. In November 1993, the Registrant sold an aggregate of 6,150,000 shares of its Series D Stock (convertible into 1,537,500 shares of Common Stock) to a group of investors, at a purchase price of $2.00 per share ($8.00 on a common equivalent basis), for an aggregate of $12,300,000, of which $9,300,000 was paid in cash and $3,000,000 was paid by the cancellation and conversion of promissory notes (plus accrued interest) previously issued by the Registrant to certain investors.

     4. In January 1994, the Registrant sold an aggregate of 300,000 shares of its Series E Convertible Preferred Stock ("Series E Stock") (convertible into 75,000 shares of Common Stock) to Cayman BioVentures Ltd., at a purchase price of $2.70 per share ($10.80 on a common equivalent basis), for an aggregate purchase price of $810,000.

     5. In January 1994, the Registrant issued warrants to MeesPierson Inc. and Cayman to purchase 6,000 and 7,500 shares of Common Stock, respectively, at an exercise price of $10.80 per share.

     6. In March 1994, the Registrant issued to BioLease Inc. ("BioLease") warrants to purchase 41,483 shares of Common Stock, at an exercise price of $3.00 per share, in connection with the execution of a lease with BioLease.

     7. In August 1994, and October 1994, the Registrant issued warrants to purchase an aggregate of 169,997 shares of Common Stock, at an exercise price of $4.00 per share, to a group of investors.

     8. In August 1994, the Registrant sold to two outside directors a total of 1,250 shares of restricted Common Stock, at a purchase price of $.04 per share.

     9. In November 1994, the Registrant issued warrants to purchase an aggregate of 14,517 shares of Common Stock, at an exercise price of $10.80 per share, to Aberlyn Capital Management Limited Partners in connection with the execution of an Equipment Lease Financing Agreement.

     10. In August 1995, the Registrant issued warrants to purchase an aggregate of 24,999 shares of Common Stock, at an exercise price of $.04 per share, to a group of investors.

     11. In October 1995, the Registrant sold 2,424,947 shares of Series D Stock (convertible into 606,233 shares of Common Stock), at a purchase price of $2.00 per share ($8.00 on a common equivalent basis), to a group of investors for an aggregate purchase price of $4,849,894. The purchase price was paid in full by the cancellation and conversion of promissory notes (plus accrued interest) previously issued by the Registrant to the investors.

     12. In January 1996 and February 1996, the Registrant sold 3,495,409 shares of Series D Stock (convertible into 873,850 shares of Common Stock), at a purchase price of $2.00 per share ($8.00 on a common equivalent basis), to a group of investors for an aggregate purchase price of $6,990,818, of which $6,606,073 was paid in cash and $384,745 was paid via the cancellation and conversion of promissory notes (plus accrued interest) previously issued by the Registrant to certain of the investors.

     13. In February 1996, the Registrant sold 309,792 shares of Series D Stock (convertible into 77,448 shares of Common Stock) to BioLease, at a purchase price of $2.00 per share ($8.00 on a common equivalent basis), for an aggregate purchase price of $619,584. The purchase price was paid by the cancellation and settlement of an outstanding debt of $619,584 owed by the Registrant to BioLease.

     14. As of March 1, 1996, options to purchase 22,773 shares of Common Stock had been exercised for an aggregate consideration of $9,023 and options to purchase 368,885 shares of Common Stock were granted but unexercised under the Registrant's 1991 Stock Option Plan.

     15. As of March 1, 1996, no options to purchase Common Stock had been exercised and options to purchase 6,250 shares of Common Stock were granted but unexercised under the Registrant's 1994 Directors' Equity Plan.

     All of the shares issued in the transactions described above were issued in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


  EXHIBIT NO.                                         DESCRIPTION
  -----------                                         -----------
      *1.1       --  Proposed Form of Underwriting Agreement.

      *3.1       --  Restated Certificate of Incorporation, as amended to date.

      *3.2       --  By-laws, as amended to date.

      *3.3       --  Form of Amendment to Sixth Amended and Restated Certificate of Incorporation
                     (to be filed with the State of Delaware immediately prior to the effectiveness of the Registration Statement).

      *3.4       --  Form of Restated Certificate of Incorporation (to be filed with the State of
                     Delaware upon the closing of the Offering).

      *4.1       --  Specimen certificate for shares of Common Stock.

      *4.2       --  Description of capital stock (contained in the Amended and Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.2).

  EXHIBIT NO.                                         DESCRIPTION
  -----------       -------------------------------------------------------------------------------
      *5.1       -- Opinion of Hale and Dorr.
    *+10.1       -- Research and License Agreement between the Registrant and The General Hospital
                    Corporation, dated January 1, 1991 as amended by Agreements dated November 10,
                    1993, June 28, 1995, November 1, 1995, December 19, 1995, December 22, 1995 and
                    January 31, 1996.
    *+10.2       -- Research and License Agreement between the Registrant and The General Hospital
                    Corporation dated December 8, 1992.
    *+10.3       -- Research and License Agreement between the Registrant and the General Hospital
                    Corporation dated August 1, 1994.
    *+10.4       -- Alliance Agreement between the Registrant and MedImmune, Inc., dated October 2,
                    1995.
    *+10.5       -- Agreement between the Registrant and Catholic University of Louvain
                    Experimental Immunology Unit dated January 1, 1993.
    *+10.6       -- Agreement between the Registrant and Alberta Research Council, dated December
                    23, 1992.
    *+10.7       -- Supply Agreement between the Registrant and Alberta Research Council dated
                    December 24, 1992.
    *+10.8       -- Research and Supply Agreement between the Registrant and Charles River
                    Laboratories, Inc. dated March 1, 1991, as supplemented by letter dated April
                    10, 1992.
    *+10.9       -- Amended and Restated Collaboration Agreement between the Registrant and Sandoz
                    Pharma, Ltd. dated September 7, 1995.
    *+10.10      -- Shareholders' Agreement by and among the Registrant, Castella Research, Secure
                    Sciences and Stem Cell Sciences Pty Ltd. dated April 5, 1994 as amended.
    *+10.11      -- Research and License Agreement between the Registrant and Stem Cell Sciences
                    Pty Ltd. dated April 5, 1994 as amended.
     *10.12      -- Series A Convertible Preferred Stock Purchase Agreement by and among the
                    Registrant and the parties listed on Schedule I thereto dated October 8, 1991, as supplemented by a Supplemental Agreement dated May 15, 1992.
     *10.13      -- Series B Convertible Preferred Stock Purchase Agreement between the Registrant and Sandoz Pharma, Ltd. dated May 15, 1992.
     *10.14      -- Series D Convertible Preferred Stock Purchase Agreement by and among the
                    Registrant and the parties listed on Schedule I thereto dated November 1, 1993.
     *10.15      -- Series D Convertible Preferred Stock Purchase Agreement dated January 23, 1996 by and among the Registrant and the parties listed on Schedule I thereto.
     *10.16      -- Stock Purchase and Registration Rights Agreement by and between the Registrant and BioLease, Inc. dated February 2, 1996.
     *10.17      -- Series E Convertible Preferred Stock Purchase Agreement between the Registrant and Cayman BioVentures Ltd. effective January 15, 1994.
     *10.18      -- Form of Common Stock Warrant issued to certain investors in 1993 and January
                    1994 and Schedule of Warrantholders.
     *10.19      -- Form of Common Stock Warrant issued to affiliates of BioLease, Inc. in June
                    1994 and Schedule of Warrantholders.
     *10.20      -- Common Stock Warrant issued to Aberlyn Holding Company dated June 16, 1993.
     *10.21      -- Common Stock Warrant issued to Aberlyn Capital Management dated June 16, 1993.
     *10.22      -- Common Stock Warrant issued to Aberlyn Capital Management Limited Partnership dated November 18, 1994.
     *10.23      -- Common Stock Warrant issued to Aberlyn Capital Management Limited Partnership dated November 18, 1994.
     *10.24      -- Form of Common Stock Warrant issued to certain investors in August 1994 and
                    Schedule of Warrantholders.

  EXHIBIT NO.                                         DESCRIPTION
  -----------       -------------------------------------------------------------------------------
     *10.25      -- Form of Common Stock Warrant issued to certain investors in October 1994 and
                    Schedule of Warrantholders.
     *10.26      -- Form of Common Stock Warrant issued to certain investors in August 1995 and
                    Schedule of Warrantholders.
     *10.27      -- Convertible Promissory Note and Warrant Purchase Agreement by and among the
                    Company, HealthCare Ventures II, L.P. and Everest Trust dated December 20,
                    1991.
     *10.28      -- Preferred Stock Warrant Agreement between the Registrant and Comdisco, Inc., dated December 12, 1991, as clarified by a Letter Agreement dated May 15, 1992.
     *10.29      -- Credit Agreement by and among the Registrant and the parties signatory thereto dated August 18, 1995.
     *10.30      -- Convertible Promissory Note and Warrant Purchase Agreement by and among the
                    Registrant and the parties signatory thereto dated October 31, 1994.
     *10.31      -- Third Amended and Restated Stockholders Agreement by and among the Registrant and the parties signatory thereto; as amended by a Consent, Waiver and
                    Amendment dated January 23, 1996.
     *10.32      -- Form of Consent, Waiver and Amendment Agreement to Third Amended and Restated
                    Stockholders' Agreement by and among the Registrant and the parties signatory thereto.
     *10.33      -- Restricted Stock Purchase Agreement between the Registrant and Elliot Lebowitz dated October 1991.
     *10.34      -- Amended 1991 Stock Option Plan.
     *10.35      -- 1994 Directors' Equity Plan.
     *10.36      -- Consulting Agreement between the Registrant and Dr. David H. Sachs dated
                    January 1, 1991 as amended by an Agreement dated January 1, 1996.
     *10.37      -- Master Lease Agreement between the Registrant and Aberlyn Capital Management
                    Limited Partnership dated May 12, 1993.
     *10.38      -- Master Lease Agreement between the Registrant and Comdisco, Inc., dated
                    December 12, 1991.
     *10.39      -- Lease between the Registrant and BioLease, Inc. dated March 17, 1994.
     *11.1       -- Statement: Computation of Pro Forma Net Loss Per Common Share.
     *23.1       -- Consent of Hale and Dorr (contained in Exhibit 5.1).
      23.2       -- Consent of Arthur Andersen LLP, independent public accountants.
      23.3       -- Consent of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein.
     *24.1       -- Power of Attorney (contained on page II-7).


- ---------------

 * Previously filed.


 + Confidential Treatment requested as to certain portions.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions contained in the Certificate of Incorporation and By-laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 7th day of May, 1996.


                                          BIOTRANSPLANT, INC.


                                          By: /s/ RICHARD V. CAPASSO
                                              -----------------------


                                                  Director of Finance



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                  TITLE                        DATE
- -------------------------------------  -----------------------------------------  ------------
     ELLIOT LEBOWITZ*                  President, Chief Executive Officer and      May 7, 1996
- -------------------------------------  Director (Principal Executive Officer)
     Elliot Lebowitz

/s/  RICHARD V. CAPASSO                Director of Finance (Principal Financial    May 7, 1996
- -------------------------------------  and Accounting Officer)
     Richard V. Capasso

     WILLIAM W. CROUSE*                Director                                    May 7, 1996
- -------------------------------------
     William W. Crouse

     JAMES C. FOSTER*                  Director                                    May 7, 1996
- -------------------------------------
     James C. Foster

     DANIEL O. HAUSER*                 Director                                    May 7, 1996
- -------------------------------------
     Daniel O. Hauser

     FRANCIS H. SPIEGEL, JR.*          Director                                    May 7, 1996
- -------------------------------------
     Francis H. Spiegel, Jr.

     ROBERT A. VUKOVICH*               Director                                    May 7, 1996
- -------------------------------------
     Robert A. Vukovich



*By:   /s/  RICHARD V. CAPASSO
- -------------------------------------


        Director of Finance,

          Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT NO.                                     DESCRIPTION                                PAGE NO.
  -----------                                     -----------                                --------
      *1.1       -- Proposed Form of Underwriting Agreement................................
      *3.1       -- Restated Certificate of Incorporation, as amended to date..............
      *3.2       -- By-laws, as amended to date............................................
      *3.3       -- Form of Amendment to Sixth Amended and Restated Certificate of
                    Incorporation (to be filed with the State of Delaware immediately prior to the effectiveness of the Registration Statement)....................
      *3.4       -- Form of Restated Certificate of Incorporation (to be filed with the
                    State of Delaware upon the closing of the Offering)....................
      *4.1       -- Specimen certificate for shares of Common Stock........................
      *4.2       -- Description of capital stock (contained in the Amended and Restated
                    Certificate of Incorporation of the Registrant, filed as Exhibit
                    3.2)...................................................................
      *5.1       -- Opinion of Hale and Dorr...............................................
    *+10.1       -- Research and License Agreement between the Registrant and The General
                    Hospital Corporation, dated January 1, 1991 as amended by Agreements dated November 10, 1993, June 28, 1995, November 1, 1995, December 19,
                    1995, December 22, 1995 and January 31, 1996...........................
    *+10.2       -- Research and License Agreement between the Registrant and The General
                    Hospital Corporation dated December 8, 1992............................
    *+10.3       -- Research and License Agreement between the Registrant and the General
                    Hospital Corporation dated August 1, 1994..............................
    *+10.4       -- Alliance Agreement between the Registrant and MedImmune, Inc., dated
                    October 2, 1995........................................................
    *+10.5       -- Agreement between the Registrant and Catholic University of Louvain
                    Experimental Immunology Unit dated January 1, 1993.....................
    *+10.6       -- Agreement between the Registrant and Alberta Research Council, dated
                    December 23, 1992......................................................
    *+10.7       -- Supply Agreement between the Registrant and Alberta Research Council dated December 24, 1992................................................
    *+10.8       -- Research and Supply Agreement between the Registrant and Charles River
                    Laboratories, Inc. dated March 1, 1991, as supplemented by letter dated
                    April 10, 1992.........................................................
    *+10.9       -- Amended and Restated Collaboration Agreement between the Registrant and
                    Sandoz Pharma, Ltd. dated September 7, 1995............................
    *+10.10      -- Shareholders' Agreement by and among the Registrant, Castella Research,
                    Secure Sciences and Stem Cell Sciences Pty Ltd. dated April 5, 1994 as amended................................................................
    *+10.11      -- Research and License Agreement between the Registrant and Stem Cell
                    Sciences Pty Ltd. dated April 5, 1994 as amended.......................
     *10.12      -- Series A Convertible Preferred Stock Purchase Agreement by and among the Registrant and the parties listed on Schedule I thereto dated
                    October 8, 1991, as supplemented by a Supplemental Agreement dated May
                    15, 1992...............................................................
     *10.13      -- Series B Convertible Preferred Stock Purchase Agreement between the
                    Registrant and Sandoz Pharma, Ltd. dated May 15, 1992..................
     *10.14      -- Series D Convertible Preferred Stock Purchase Agreement by and among the Registrant and the parties listed on Schedule I thereto dated
                    November 1, 1993.......................................................

  EXHIBIT NO.                                     DESCRIPTION                                PAGE NO.
  -----------                                     -----------                                --------
     *10.15      -- Series D Convertible Preferred Stock Purchase Agreement dated January
                    23, 1996 by and among the Registrant and the parties listed on Schedule
                    I thereto..............................................................
     *10.16      -- Stock Purchase and Registration Rights Agreement by and between the
                    Registrant and BioLease, Inc. dated February 2, 1996...................
     *10.17      -- Series E Convertible Preferred Stock Purchase Agreement between the
                    Registrant and Cayman BioVentures Ltd. effective January 15, 1994......
     *10.18      -- Form of Common Stock Warrant issued to certain investors in 1993 and
                    January 1994 and Schedule of Warrantholders............................
     *10.19      -- Form of Common Stock Warrant issued to affiliates of BioLease, Inc. in
                    June 1994 and Schedule of Warrantholders...............................
     *10.20      -- Common Stock Warrant issued to Aberlyn Holding Company dated June 16,
                    1993...................................................................
     *10.21      -- Common Stock Warrant issued to Aberlyn Capital Management dated June
                    16, 1993...............................................................
     *10.22      -- Common Stock Warrant issued to Aberlyn Capital Management Limited
                    Partnership dated November 18, 1994....................................
     *10.23      -- Common Stock Warrant issued to Aberlyn Capital Management Limited
                    Partnership dated November 18, 1994....................................
     *10.24      -- Form of Common Stock Warrant issued to certain investors in August 1994 and Schedule of Warrantholders.........................................
     *10.25      -- Form of Common Stock Warrant issued to certain investors in October
                    1994 and Schedule of Warrantholders....................................
     *10.26      -- Form of Common Stock Warrant issued to certain investors in August 1995 and Schedule of Warrantholders.........................................
     *10.27      -- Convertible Promissory Note and Warrant Purchase Agreement by and among the Company, HealthCare Ventures II, L.P. and Everest Trust dated
                    December 20, 1991......................................................
     *10.28      -- Preferred Stock Warrant Agreement between the Registrant and Comdisco,
                    Inc., dated December 12, 1991, as clarified by a Letter Agreement dated
                    May 15, 1992...........................................................
     *10.29      -- Credit Agreement by and among the Registrant and the parties signatory thereto dated August 18, 1995..........................................
     *10.30      -- Convertible Promissory Note and Warrant Purchase Agreement by and among the Registrant and the parties signatory thereto dated October 31,
                    1994...................................................................
     *10.31      -- Third Amended and Restated Stockholders Agreement by and among the
                    Registrant and the parties signatory thereto; as amended by a Consent,
                    Waiver and Amendment dated January 23, 1996............................
     *10.32      -- Form of Consent, Waiver and Amendment Agreement to Third Amended and
                    Restated Stockholders' Agreement by and among the Registrant and the parties signatory thereto..............................................
     *10.33      -- Restricted Stock Purchase Agreement between the Registrant and Elliot
                    Lebowitz dated October 1991............................................
     *10.34      -- Amended 1991 Stock Option Plan.........................................
     *10.35      -- 1994 Directors' Equity Plan............................................
     *10.36      -- Consulting Agreement between the Registrant and Dr. David H. Sachs dated January 1, 1991 as amended by an Agreement dated January 1,
                    1996...................................................................

  EXHIBIT NO.                                     DESCRIPTION                                PAGE NO.
  -----------       -----------------------------------------------------------------------  --------
     *10.37      -- Master Lease Agreement between the Registrant and Aberlyn Capital
                    Management Limited Partnership dated May 12, 1993......................
     *10.38      -- Master Lease Agreement between the Registrant and Comdisco, Inc., dated
                    December 12, 1991......................................................
     *10.39      -- Lease between the Registrant and BioLease, Inc. dated March 17, 1994...
     *11.1       -- Statement: Computation of Pro Forma Net Loss Per Common Share..........
     *23.1       -- Consent of Hale and Dorr (contained in Exhibit 5.1)....................
      23.2       -- Consent of Arthur Andersen LLP, independent public accountants.........
      23.3       -- Consent of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart &
                    Olstein................................................................
     *24.1       -- Power of Attorney......................................................


- ---------------
 * Previously filed.


 + Confidential Treatment requested as to certain portions.